     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 10, 2000


                                                      REGISTRATION NO. 333-92873
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                           --------------------------


                                AMENDMENT NO. 4
                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                           --------------------------

                                IMPROVENET, INC.

             (Exact name of Registrant as specified in its charter)

               DELAWARE                                  1521                                 77-0452868
   (State or other jurisdiction of           (Primary Standard Industrial         (IRS Employer Identification No.)
    incorporation or organization)           Classification Code Number)

                            720 BAY ROAD, SUITE 200
                          REDWOOD CITY, CA 94063-2469
                                 (650) 701-8000
  (Address, including zip code, and telephone number, including area code, of
                   Registrant's principal executive offices)
                         ------------------------------

                                RONALD B. COOPER
                                   PRESIDENT
                          AND CHIEF EXECUTIVE OFFICER
                                IMPROVENET, INC.
                            720 BAY ROAD, SUITE 200
                          REDWOOD CITY, CA 94063-2469
                                 (650) 701-8000

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:

                Mark P. Tanoury, Esq.                                Laird H. Simons III, Esq.
               Michael L. Weiner, Esq.                               Katherine T. Schuda, Esq.
                Ryan E. Naftulin, Esq.                                R. Gregory Roussel, Esq.
                  Cooley Godward LLP                                     Fenwick & West LLP
                 3000 Sand Hill Road                                    Two Palo Alto Square
                Building 3, Suite 230                                 Palo Alto, CA 94306-2155
              Menlo Park, CA 94025-7116                                    (650) 494-0600
                    (650) 843-5100

                            ------------------------

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
As soon as practicable after the effective date of this registration statement.
                           --------------------------

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), check the following box. / /
    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) of the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                           --------------------------

REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting offers to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED MARCH 10, 2000


                                2,300,000 Shares

                               [IMPROVENET LOGO]

                                  Common Stock

                                   ---------

    Prior to this offering, there has been no public market for our common stock. The initial public offering price is expected to be between $14.00 and $16.00 per share. Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "IMPV."

    The underwriters have an option to purchase a maximum of 345,000 additional shares to cover over-allotments of shares.

    Investing in our common stock involves risks. See Risk Factors on page 6.

                                                                             Underwriting
                                                           Price to          Discounts and        Proceeds to
                                                            Public            Commissions      ImproveNet, Inc.
                                                       -----------------   -----------------   -----------------
Per Share............................................                  $                   $                   $
Total................................................                  $                   $                   $

    Delivery of the shares of common stock will be made on or about
             , 2000.

    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

                       Robertson Stephens

                                               E*OFFERING

                  The date of this prospectus is       , 2000.

DESCRIPTION OF INSIDE-COVER ARTWORK

PANEL ONE

Picture of a service provider with his arm around an older woman with the caption, "Another beautiful relationship started on the Internet."

(INSIDE TWO-PAGE GATEFOLD SPREAD)

Reverse blueline drawing of a house depicting our information and services in type and clip art in each room of the house under the title
"ImproveNet--America's Home Improvement Resource." The foundation of the house includes the captions "ImproveNet.com" and "ImproveNetPro.com".

The roofline contains a counterclockwise ordering of our home improvement cycle stages, beginning at the upper left and moving across and over the attic with:
"Dream & Design" "Plan & Budget" "Hire and Build" and "Fix and Maintain" all connected in the triangle by directional arrows. Our logo appears in the delineated attic.

The following text appears as a caption in each room of the house that accompanies typed descriptions and clip art. From left to right and from top to bottom the rooms are as follows:

    "Personal Project Folder" with a subcaption "A place to compile project elements" which relates to an image of a folder in the shape of a house which bears our logo.

    "Project Estimator" with a subcaption "Balancing the dream against reality" which accompanies an image of a calculator whose display is our logo.

    "Personal Project Advisor" with a subcaption "ImproveNet professionals take the homeowner and service provider through a successful project" which corresponds to a trio of people indicated as "homeowner", "advisor" and "contractor."

    "Contractor Screening, Matching & Leads" with a subcaption "Ensuring quality service providers & fit to project" which is beneath a 5-point checklist itemizing the following: "Credit", "License", "Legal", "Insurance" and "Recommendations."

    "Pro Site" with a subcaption "Professional services for contractors & architects--job postings and more" which relates to an image of a drafting table with a ruler, draftsman's triangle and folder with our logo.

    "The Design Gallery" with a subcaption "Room designs organized by style" which accompanies an image of a room with two workers, one measuring a wall and the other installing a window, all under our logo.

    "The Product Showcase" with a subcaption "Items organized by use and by maker" which goes with an image of a showroom with an individual standing in front of a display of different windows positioned under and beside our logo. Three brochures with our logo are also shown to the left of the image.

    "SmartLeads-TM-" with a subcaption "Targeted marketing opportunities based on homeowner project" which ties with an image of the planet with a satellite dish and two brochures beneath it which bear our logo.

    "Powered By ImproveNet" with a subcaption "Providing our matching services and content on third party Web sites" which goes with the image of a cloud with our "Powered by ImproveNet" logo inside and a lightening bolt coming out of the cloud.

    "The Home Center" with a subcaption "Home & Garden, Remodeling, Real Estate, Relocation and Financing Resources" corresponds to the image of a tool box filled with a saw, screwdriver, ruler, hammer, rake and real estate sign with the words "For Sale."

INSIDE BACK COVER ARTWORK:

Image depicting ImproveNet logo.

                                 --------------

                               TABLE OF CONTENTS


                                          PAGE
                                        --------
PROSPECTUS SUMMARY....................      3
RISK FACTORS..........................      6
SPECIAL NOTE REGARDING FORWARD-
  LOOKING STATEMENTS..................     17
USE OF PROCEEDS.......................     18
DIVIDEND POLICY.......................     18
CAPITALIZATION........................     19
DILUTION..............................     20
SELECTED CONSOLIDATED FINANCIAL
  DATA................................     21
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS.......................     22



BUSINESS..............................     33
                                          PAGE
                                        --------
MANAGEMENT............................     49
RELATED PARTY TRANSACTIONS............     59
PRINCIPAL STOCKHOLDERS................     65
DESCRIPTION OF CAPITAL STOCK..........     68
SHARES ELIGIBLE FOR FUTURE SALE.......     71
UNDERWRITING..........................     73
NOTICE TO CANADIAN RESIDENTS..........     76
LEGAL MATTERS.........................     77
EXPERTS...............................     77
WHERE YOU CAN FIND MORE INFORMATION...     77
INDEX TO FINANCIAL STATEMENTS.........    F-1


                                 --------------

    YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

    EXCEPT AS OTHERWISE INDICATED, INFORMATION IN THIS PROSPECTUS IS BASED ON THE FOLLOWING ASSUMPTIONS:

    - THE CONVERSION OF ALL OUR OUTSTANDING SHARES OF PREFERRED STOCK INTO SHARES OF COMMON STOCK IMMEDIATELY UPON THE CLOSING OF THIS OFFERING;

    - NO EXERCISE OF THE UNDERWRITERS' OVER-ALLOTMENT OPTION; AND

    - THE FILING, UPON APPROVAL OF OUR STOCKHOLDERS, OF OUR RESTATED CERTIFICATE OF INCORPORATION, BEFORE THE CLOSING OF THIS OFFERING.

    "ImproveNet," is a registered trademark of ImproveNet, Inc. "Powered by ImproveNet," "ImproveNetPro" and "SmartLeads" are trademarks of ImproveNet, Inc. This prospectus also includes trademarks owned by other parties.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

    UNTIL             , 2000 (25 DAYS AFTER COMMENCEMENT OF THE OFFERING), ALL
DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALERS' OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

    THIS SUMMARY HIGHLIGHTS INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. THIS SUMMARY IS NOT COMPLETE AND DOES NOT CONTAIN ALL OF THE INFORMATION YOU SHOULD CONSIDER BEFORE BUYING SHARES IN THIS OFFERING. YOU SHOULD READ THE ENTIRE PROSPECTUS CAREFULLY.

                                IMPROVENET, INC.

    We provide home improvement information and services on the Internet. Through our ImproveNet.com and ImproveNetPro.com Web sites, matching services and targeted advertising, we are creating a national marketplace for home improvement products and services in which homeowners, service providers and suppliers of home improvement products and related services benefit from an organized and efficient online flow of information and communication.


    We generate quality job leads for architects, designers and contractors, or service providers, from highly interested homeowners within their geographic area using our proprietary matching service. In 1999, we received approximately 106,500 job submissions, of which we matched approximately 37,500 or 35.2% with service providers who were interested in bidding on the job. Our service providers won approximately 3,350 jobs or 8.9% of all matched jobs and 3.1% of all jobs submitted. We have designed our services to deliver a satisfying home improvement experience to homeowners and to assist them through the four phases of the home improvement process:


    - DREAM AND DESIGN--We provide homeowners free online information and design tools such as our design gallery and product showcase as well as a personal project folder that allows homeowners to store all ideas and information about their projects on our Web site.

    - PLAN AND BUDGET--Our Web site provides interactive tools, such as our kitchen visualization tool, that allow homeowners to plan their projects or our kitchen estimator, that allow homeowners to calculate the expected cost of their projects based on parameters such as physical dimensions, styles and estimated costs for service providers within a given zip code.

    - HIRE AND BUILD--Our proprietary matching process allows us to match service providers who have passed our screening process with pre-qualified job leads submitted by homeowners. We provide participating homeowners free access, both online and offline, to one of our project advisors, who assists them through the entire process.

    - FIX AND MAINTAIN--Our online and offline information, services and support personnel empower homeowners to continuously maintain and improve their homes, from idea creation to project completion.

    The home improvement industry is fragmented. Based upon a compilation of industry sources, we believe there are up to 900,000 service providers in the United States. Further, according to the United States Census Bureau, as of September 30, 1999 there were 70.5 million owner-occupied homes out of a total of 120 million housing units.

    Our strategy is to become America's home improvement resource on the Internet. The key elements of our strategy are:

    - deliver a satisfying home improvement experience to homeowners, service providers and suppliers;

    - increase the number of jobs submitted to us and the percentage of those jobs won by service providers in our network;

    - expand our commercial contracts with suppliers of home improvement products and services and related home services; and

    - continue to build the ImproveNet brand.

    We generate revenues from our three constituents:

    - service providers pay us lead fees and win fees for our matching service that are included in service revenues;

    - suppliers of home improvement products and services as well as other advertisers pay us advertising fees for the purchase of advertising space on our Web sites that are included in advertising revenues; and

    - homeowners pay us fees for our premium home improvement services that are included in service revenues and that to date have not been significant.

    In 1999, service revenues represented approximately 55% of total revenues and advertising revenues represented the remainder.

    We have entered into multi-year commercial contracts with the following providers of home improvement products and services and related home services:
Cendant, DuPont, General Electric Appliances, Microsoft and Owens Corning.

    From inception through December 31, 1999, we had aggregate net losses of approximately $42.0 million, and we anticipate incurring losses in the foreseeable future.

    Following this offering, our existing stockholders will own approximately 85.6% of our stock and therefore will have control over the election of directors and all other matters submitted to stockholders for approval.

    We were incorporated in California in January 1996 as Netelligence, Inc., changed our name to ImproveNet, Inc. in May 1996 and reincorporated in Delaware in September 1998. Our principal executive offices are located at 720 Bay Road, Suite 200, Redwood City, California 94063-2469. Our telephone number is
(650) 701-8000. Our consumer Internet address is WWW.IMPROVENET.COM and our professional Internet address is WWW.IMPROVENETPRO.COM. The information found on our Web sites is not part of this prospectus.

                                  THE OFFERING

Common stock offered...........................  2,300,000 shares
Common stock to be outstanding after the
  offering.....................................  16,019,310 shares
Use of proceeds................................  For operating activities, including expansion of our sales and marketing programs and field
                                                 support organization, capital expenditures and
                                                 other general corporate purposes.
Proposed Nasdaq National Market symbol.........  IMPV

    The number of shares of common stock to be outstanding after this offering is based on the number of shares outstanding as of December 31, 1999, and excludes:

    - 1,858,067 shares subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $3.72 per share;

    - 1,787,172 shares subject to warrants outstanding as of December 31, 1999, at a weighted average exercise price of $6.67 per share;

    - 1,179,356 additional shares that are available for issuance under our stock option plans;

    - 300,000 shares that we could issue under our employee stock purchase plan; and

    - 48,592 shares to be issued in connection with the acquisition of The J.L. Price Corporation.

                   SUMMARY CONSOLIDATED FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                1996       1997       1998       1999
                                                              --------   --------   --------   --------
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Total revenues..............................................   $    2    $    60    $   258    $  2,065
Loss from operations........................................     (360)    (1,239)    (4,199)    (36,768)
Net loss attributable to common stockholders................     (359)    (1,328)    (4,832)    (36,490)
Basic and diluted net loss per common share.................   $(0.73)   $ (1.08)   $ (3.49)   $ (23.85)
Shares used in calculating basic and diluted net loss per
  common share..............................................      493      1,228      1,383       1,530
Pro forma basic and diluted net loss per common share
  (unaudited)...............................................                                   $  (4.40)
Shares used in calculating pro forma basic and diluted net
  loss per common share (unaudited).........................                                      8,234



                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------   -----------   -----------
                                                                         (UNAUDITED)   (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................  $45,291      $45,291       $75,976
Working capital.............................................   39,891       39,891        70,576
Total assets................................................   51,542       51,542        82,227
Total stockholders' equity..................................   43,862       43,862        74,547


    See Note 2 of the notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

    The pro forma information gives effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering.

    The pro forma as adjusted information is adjusted to give effect to the sale of 2,300,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

                                  RISK FACTORS

    THIS OFFERING AND AN INVESTMENT IN OUR COMMON STOCK INVOLVE A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW AND THE OTHER INFORMATION IN THIS PROSPECTUS BEFORE PURCHASING OUR SHARES. ADDITIONAL RISKS AND UNCERTAINTIES NOT PRESENTLY KNOWN TO US OR THAT WE CURRENTLY SEE AS IMMATERIAL MAY ALSO IMPAIR OUR BUSINESS OPERATIONS. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCUR, OUR BUSINESS COULD BE HARMED, THE TRADING PRICE OF OUR COMMON STOCK COULD DECLINE, AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

RISKS RELATED TO OUR BUSINESS

WE HAVE LARGE ACCUMULATED LOSSES, WE EXPECT FUTURE LOSSES, AND WE MAY NOT ACHIEVE OR MAINTAIN PROFITABILITY.

    We have incurred substantial losses and used substantial cash to support our operations as we have expanded our sales and marketing programs, funded the development of our services, promoted our Web sites and matching service and expanded our operations infrastructure. Our net losses were approximately
$1.2 million in 1997, $4.1 million in 1998 and $36.3 million in 1999 on revenues of $60,000, $258,000 and approximately $2.1 million, respectively. As of December 31, 1999, our accumulated loss was approximately $42.0 million. We expect our expenditures on sales and marketing activities, support field services and the development of new products, services and technologies to continue to increase. We will continue to lose money unless we significantly increase our revenues. We cannot predict when, if ever, we will operate profitably.


WE ARE AN EARLY STAGE COMPANY WITH A NEW SENIOR MANAGEMENT TEAM AND WE HAVE RECENTLY EXPANDED OUR BUSINESS TO OFFER NEW SERVICES. AS A RESULT, WE HAVE A LIMITED HISTORY WHICH MAKES IT DIFFICULT TO EVALUATE OUR BUSINESS.



    We were incorporated in January 1996; however, we did not begin offering home improvement services on the Internet until August 1997. In December 1998, we began selling Web site advertising. Until March 1999, we focused primarily on building our network of service providers and refining our matching services processes. In March 1999, we hired our new chief executive officer and commenced recruiting our senior management team, including our senior vice president, partnership services; our senior vice president, engineering and development, and chief technology officer; our senior vice president, professional services; our senior vice president and chief financial officer; our vice presidential, editorial; our vice president, strategic planning, acquisitions and international; and our vice president, human resources. In April 1999, we introduced Powered by ImproveNet, a service that allows third parties to offer the ImproveNet matching services and content on their Web sites, for national suppliers of home improvement and repair products. In November 1999, we launched our customized Web site for service providers. We completed the acquisition of two regional contractor referral companies, Contractor Referral Service, LLC and The J.L. Price Corporation, in the fall of 1999. As a result, we have a limited history upon which you can evaluate our business and the performance of our senior management team. Furthermore, even if our business is successful, we may change our business to enter into new business areas, including areas in which we do not have extensive experience. Before investing, you should evaluate the risks, expenses and problems frequently encountered by companies such as ours that are in the early stages of development and that are entering new and rapidly changing markets like the Internet.

OUR FINANCIAL RESULTS WILL BE AFFECTED BY FLUCTUATIONS IN THE HOME IMPROVEMENT INDUSTRY AND SEASONALITY.

    Our limited operating history and rapid growth make it difficult to assess the impact of seasonal factors on our business. However, our business is dependent upon the home improvement industry. As a result, we expect that our revenues may be lower during the first and fourth quarters since more homeowners commit to home improvement projects during the spring and summer months. According to the United States Department of Commerce, for quarterly periods in 1996 through 1998, average expenditures for the residential home improvement industry were approximately 18% in the first quarter, 28% in the second quarter, 29% in the third quarter, and 25% in the fourth quarter. We are currently unable to assess the effect of seasonality in the home improvement industry on our business.

OUR MARKET IS BECOMING MORE COMPETITIVE AND WE MAY SUFFER PRICE REDUCTIONS, BE UNABLE TO ATTRACT HOMEOWNERS TO OUR WEB SITE, BE UNABLE TO MAINTAIN OUR SERVICE PROVIDER NETWORK OR ENTER INTO NEW MULTI-YEAR COMMERCIAL CONTRACTS IF WE DO NOT COMPETE EFFECTIVELY.

    The market for our services is intensely competitive, evolving and subject to rapid technological change. To remain competitive, we must continue to enhance and improve the ease of use, responsiveness, functionality and features of our online and offline services in order to attract homeowners to our Web site and maintain our service provider network. We expect the intensity of competition to increase in the future. Increased competition may result in changes in our pricing model, fewer homeowners visiting our Web site, service providers leaving our network, less advertising revenue, reduced gross margins and loss of market share, any one of which could significantly reduce our future profitability. In addition, technological barriers to entry are relatively low. As a result, current competitors, such as local referral businesses and online referral companies such as ServiceMagic.com, iMandi, iCastle, repairnet, HomesSpud, OurHouse.com, Handyman Online, Bid Express and Contractor.com and potential competitors such as The Home Depot, Lowe's and Sears Roebuck & Company could launch Web sites similar to ours that gain broader market acceptance based on content, products and services. Remodel.com, recently launched by HomeStore.com, offers a matching service.

    Some of our competitors have more resources and broader and deeper customer access than we do. In addition, many of these competitors have or can readily obtain extensive knowledge of the home improvement industry. Our competitors may be able to respond more quickly than we can to new technologies or changes in Internet user preferences and devote greater resources than we can to the development, promotion and sale of their services. We may not be able to maintain our competitive position against current and future competitors, especially those with significantly greater resources, especially offline home improvement retail store chains such as The Home Depot, Lowe's and Sears Roebuck & Company.

OUR FAILURE TO DEVELOP BRAND RECOGNITION COULD LIMIT OR REDUCE THE DEMAND FOR OUR SERVICES AND RESULT IN A COMPLETE LOSS OF THE ANTICIPATED BENEFITS FROM SIGNIFICANT MARKETING EXPENDITURES.

    We believe that continuing to strengthen our brand will be critical to increasing demand for, and achieving widespread acceptance of, our matching services, generating additional homeowner traffic, and entering into new multi-year commercial contracts. Some of our competitors and potential competitors have better name recognition and powerful brands. Promoting and positioning our brand will depend largely on the success of our marketing efforts, our ability to deliver features on our Web site that are engaging to our users, and our ability to provide high quality matching services and support. To promote our brand, we will need to increase our marketing budget and otherwise increase our financial commitment to creating and maintaining brand loyalty among users. We expect to spend between $25 million and $35 million in 2000 on sales and marketing programs and we expect our marketing expenditures to increase in the future. Brand promotion activities may not yield increased homeowner traffic, additional multi-year commercial contracts or increased revenues and, even if they do, any increased revenues may not offset the expenses we incur in building and maintaining our brand. If we fail to develop sufficient brand recognition, our ability to generate advertising revenues and service revenues may be harmed.

IF WE FAIL TO MANAGE OUR GROWTH, OUR ABILITY TO MARKET, SELL AND DEVELOP OUR
  SERVICES COULD BE HARMED.

    Our growth has placed and will continue to place a significant strain on our management systems and resources, and we may be unable to effectively manage our growth in the future. We must plan and manage our growth effectively to offer our services and achieve revenue growth and profitability in a rapidly evolving market. We continue to increase the scope of our operations and have added a number of employees recently, including employees in key management and sales positions. We grew from 16 employees as of December 31, 1997 to 198 as of December 31, 1999. For us to effectively manage our growth, we must continue to:

    - improve our operational, financial and management systems and controls;

    - install new management and information systems and controls;

    - locate additional office space in a number of geographic locations; and

    - hire, train and motivate our workforce.

    Failure to manage our growth effectively would hinder our ability to develop, market and sell our services and therefore harm our business.

IF WE DO NOT ATTRACT AND RETAIN A NETWORK OF HIGH QUALITY SERVICE PROVIDERS, OUR BUSINESS COULD BE HARMED.

    We expect to derive the majority of our revenues from our network of service providers in the form of payments for each homeowner referral that we provide to them and for each home improvement project that they win. In 1999, we derived approximately 55% of our total revenues from our network of service providers in the form of lead fees and win fees. Our business is highly dependent on homeowners' use of our Web site to find service providers for their home improvement projects so that service providers will achieve a satisfactory return on their participation in the ImproveNet program.

    A key element of the growth of our business is the pace at which service providers adopt the ImproveNet matching process. This adoption includes responding to homeowner inquiries within 72 hours, providing a competitive, firm quote to homeowners quickly, and paying the service fees to ImproveNet. We devote significant effort and resources to screening and supporting participating service providers and to developing programs that monitor service providers' job wins and that collect service fees from service providers for these wins. Our inability to screen and support service providers effectively, or the failure of our service providers to respond professionally and in a timely manner to homeowner inquiries, could result in low homeowner satisfaction and harm our business. In addition, the failure of our service providers to win home improvement projects, report their wins to us, or pay us service fees could harm our business.

    We must actively recruit new service providers and retain and motivate our current service providers to ensure that we continually have adequate national coverage. We believe that service providers in the home improvement industry suffer from a relatively high failure or turnover rate which makes it difficult for us to retain service providers. Accordingly, we expect that not all of our service providers will remain active participants in our network. If we are unable to achieve low turnover among our network of service providers our business could be harmed.

IF HOMEOWNERS FAIL TO REPORT, AND SERVICE PROVIDERS FAIL TO REPORT AND TO PAY TO US WIN FEES, DIRECTLY OR INDIRECTLY, OUR BUSINESS WOULD BE HARMED.


    Our service providers are responsible for paying us a win fee for each job that they obtain from us. We ask service providers not to pass on the cost of the win fee to the homeowner. However, we do not currently provide any guarantee to the homeowner that our service providers have not raised their rates to cover the win fee nor do we audit or plan to audit our service providers to confirm that they have not raised their rates. Homeowners may believe that they are indirectly paying us our win fee through the higher rates of service providers and, therefore, choose to select service providers through word-of-mouth referrals, Yellow Pages, local contractor matching services or other means rather than using our matching service. If homeowners choose not to use our service, we will lose service revenues and visitors to our Web sites and our business will be harmed.


    We depend on our service providers to report that they have won a job and pay us our win fee. We rely on personal relationships with our service providers and the incentive to receive future leads from us to encourage service providers to report wins and pay win fees. Currently, we do not have a control or an oversight mechanism in place with either service providers or homeowners to ensure that they report wins and pay win fees. If service providers do not report wins or pay us win fees, we will lose service revenues and our business will be harmed.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS TO ATTRACT VISITORS TO OUR WEB SITES.


    We have recently entered into multi-year commercial contracts with suppliers of home improvement products and services to generate revenues and increase the number of visitors to our Web sites. Under these contracts, suppliers have placed links to our Web site from their Web sites to allow their customers to visit our Web site if the customers are interested in obtaining home improvement information or searching for a service provider. We believe that increasing the number of visitors to our Web sites will increase the number of job submissions. We cannot assure you that these contracts will lead to increased visits to our Web sites or that increased visits to our Web sites will result in increased job submissions. If we do not maintain our existing multi-year commercial contracts on terms as favorable as currently in effect or if we are not able to establish new contracts on commercially reasonable terms, our business could be harmed.


    In 1999, we did not derive any revenue that could be recognized on a gross basis, directly or indirectly, from our multi-year commercial contracts with suppliers of home improvement products and services nor did we receive any significant increased traffic from these contracts. Companies that we may pursue for a multi-year commercial contract may offer services competitive with suppliers with which we currently have multi-year contracts. As a result, these suppliers may be reluctant to enter into multi-year contracts with us.

    We purchase preferential advertising placement on high-traffic Web sites. We believe these Web sites can help us to increase the number of visitors to ImproveNet.com. For example, in 1999 approximately 19% of our Web site traffic originated from AltaVista, America Online, Excite@Home, Lycos, Microsoft HomeAdvisor, Quicken.com and Yahoo! In 1999, we spent approximately 14% of our sales and marketing expenses on direct advertising on these Web sites. There is intense competition for preferential placements on these Web sites. If we lose our relationships with any one of these Web sites, the traffic on ImproveNet.com may decrease and we may not be able to enter into commercially reasonable contracts with replacement high-traffic Web sites, if at all.

WE DEPEND ON THIRD-PARTY RELATIONSHIPS TO PROVIDE SOFTWARE TOOLS AND INFRASTRUCTURE.

    We integrate third-party software into our service offerings on our Web sites. We would be harmed if the providers from which we license software ceased to deliver and support reliable products, to enhance their current products, or to respond to emerging industry standards. In addition, third-party software may not continue to be available to us on commercially reasonable terms or at all. The loss of, or inability to maintain or obtain, this software could limit the features available on our Web sites, which could harm our business.

IF WE FAIL TO ATTRACT AND RETAIN QUALIFIED PERSONNEL, OUR ABILITY TO COMPETE
  COULD BE HARMED.

    We depend on the continued service of our key technical, sales and senior management personnel. In particular, the loss of the services of Ronald B. Cooper, our President and Chief Executive Officer, or other senior management personnel, individually or as a group, could cause us to incur increased operating expenses and divert other senior management time in searching for their replacements. We do not have employment agreements with any employee, except Mr. Cooper, and we do not maintain any key person life insurance policies for any of our key employees, except for Mr. Cooper and Robert L. Stevens, our Chairman of the Board. The loss of any of our key technical, sales or senior management personnel could harm our business.

    In addition, we must attract, retain and motivate highly skilled employees. We face significant competition for individuals with the skills required to develop, market and support our services. We may not be able to recruit and retain sufficient numbers of highly skilled employees, and as a result our business could suffer.

IF WE FAIL TO ADEQUATELY PROTECT OUR PROPRIETARY RIGHTS, WE COULD LOSE THESE RIGHTS AND OUR BUSINESS COULD BE HARMED.

    We depend upon our ability to develop and protect our intellectual property rights, including our databases of homeowners and service providers and our internally-developed matching criteria and algorithms, to distinguish our services from our competitors' services. We rely on a combination of copyright, trademark and trade secret laws, as well as confidentiality agreements and licensing arrangements, to establish and protect our proprietary rights. We have no issued patents. Our databases are protected by trade secret laws and our matching service is protected primarily by trade secret and copyright laws. Existing laws afford only limited protection of intellectual property rights. Attempts could be made to copy or reverse engineer aspects of our processes or services or to obtain and use information that we regard as proprietary. Accordingly, we may not be able to protect our intellectual property rights against unauthorized third-party copying or use. Furthermore, policing the unauthorized use of our intellectual property is difficult, and expensive litigation may be necessary in the future to enforce our intellectual property rights. The use by others of our proprietary rights could harm our business.

OUR SERVICES COULD INFRINGE THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS CAUSING COSTLY LITIGATION AND THE LOSS OF SIGNIFICANT RIGHTS.


    Third parties could claim that we have infringed their intellectual property rights by claiming that our matching service infringes their patents, trade secrets or copyrights. In the ordinary course of business, we have received, and may receive in the future, notices from third parties claiming infringement of their proprietary rights. In addition, providers of goods and services over the Internet are increasingly subject to claims that they infringe patents that cover basic elements of electronic commerce. The resolution of any claims could be time-consuming, result in costly litigation, delay or prevent us from offering our services or require us to enter into royalty or licensing agreements, any of which could harm our business. In the event an infringement claim against us is successful and we cannot obtain a license on acceptable terms, license a substitute technology or redesign our services, our business would be harmed. Furthermore, former employers of our current and future employees may assert that our employees have improperly disclosed to us or are using confidential or proprietary information in our business.

IF WE EXPERIENCE SYSTEM FAILURES, OUR REPUTATION WOULD BE HARMED AND USERS MIGHT SEEK ALTERNATIVE SERVICE PROVIDERS, CAUSING US TO LOSE REVENUES.

    We depend on the efficient and uninterrupted operation of our computer and communications hardware and software systems. Substantially all of our computer hardware for operating our Web sites is currently located at Exodus Communications in Santa Clara, California, with backups located at our facility in Redwood City, California. These systems and operations are vulnerable to damage or interruption from earthquakes, floods, fires, power loss, telecommunication failures and similar events. They are also subject to break-ins, sabotage, intentional acts of vandalism and similar misconduct. We do not have fully redundant systems, a formal disaster recovery plan or alternative providers of hosting services, and we do not carry business interruption insurance to compensate us for losses that could occur. Despite any precautions we may take, the occurrence of a natural disaster or other unanticipated problems either at Exodus or at our facility could result in interruptions in our services. Any damage to or failure of our systems could result in interruptions in our service. In addition to placing an increased burden on our engineering staff, any system failure could create user questions and complaints that must be responded to by our customer support personnel. The system failures of various third-party Internet service providers, online service providers and other Web site operators could result in interruptions in our service to those users who require the services of these third-party providers and operators to access our Web sites. These interruptions could reduce our revenues and profits, and our future revenues and profits will be harmed if our users believe that our system is unreliable. Since we have been keeping logs of our Web sites, our ImproveNet.com Web site has been unintentionally interrupted for periods ranging from two minutes to one hour. On one occasion, some users experienced interruptions in part of our service for a period of 48 hours.

WE MAY HAVE CAPACITY RESTRAINTS THAT COULD LIMIT THE GROWTH OF OR REDUCE OUR
  REVENUES.

    The satisfactory performance, reliability and availability of our Web sites, processing systems and network infrastructure are critical to our reputation and our ability to attract and retain large numbers of users. If the volume of traffic, including at peak times, on our Web sites increases, we will need to expand and upgrade our technology, transaction processing systems and network infrastructure. We may not be able to accurately project the rate or timing of these increases, if any, in the use of our services or to expand or upgrade our systems and infrastructure in a timely manner to accommodate these increases.

    We use internally developed systems for operating our services and processing our transactions, including billing and collections processing. We must continually improve these systems in order to accommodate the level of use of our Web sites. In addition, if we add new features and functionality to our services, we could be required to develop or license additional technologies. Our inability to add additional software and hardware or upgrade our technology, transaction processing systems or network infrastructure could cause unanticipated system disruptions, slower response times, degradation in levels of customer support, impaired quality of the users' experience, delays in accounts receivable collection or losses of recorded financial information. Our failure to provide new features or functionality also could result in these consequences. The required hardware may not be readily available or affordable and we may be unable to effectively upgrade and/or expand our systems in a timely manner or to integrate smoothly any newly developed or purchased technologies with our existing systems. These difficulties could harm or limit our ability to expand our business.

RISKS RELATED TO OUR INDUSTRY

HOMEOWNERS AND SERVICE PROVIDERS MAY BE RELUCTANT TO ACCEPT AN INTERNET-BASED SERVICE PROVIDER MATCHING SERVICE.

    Currently most homeowners use traditional means including word-of-mouth referrals, Yellow Pages and local contractor matching services to obtain service providers for their home improvement projects. In addition, many service providers do not use the Internet for business purposes and may be reluctant to become part of a network of service providers on an Internet-based service provider matching service. If homeowners do not use our matching service or service providers do not join our network, we will not be able to generate significant revenues from either services or advertising, or be able to enter into new multi-year commercial contracts.

IF THE HOME IMPROVEMENT INDUSTRY DECLINES, OUR REVENUES COULD DECLINE AND OUR BUSINESS COULD BE HARMED.

    Our business is dependent on the economic strength of the home improvement industry. The home improvement industry is cyclical, with the number of home improvement projects affected by national and global economic forces, primarily fluctuations in interest rates and employment levels. We believe that our future performance will be affected by the cyclical nature of the home improvement industry and, as a result, be adversely affected from time to time by industry downturns.

WE COULD BE HELD LIABLE FOR PRODUCTS AND SERVICES REFERRED BY MEANS OF OUR WEB
  SITE.

    We could be subject to claims relating to products and services that we refer through our Web site. Homeowners may bring claims against us for referring service providers who may have, among other things, provided them with poor workmanship or caused bodily injury or damage to property. Our existing insurance coverage may not cover all potential claims, may not adequately cover all costs incurred in defense of potential claims, may not indemnify us for all liability that may be imposed or may not be renewable in future periods or renewable on terms and conditions satisfactory to us. In addition, claims, with or without merit, would result in diversion of our financial resources and management resources.

WE DEPEND ON THE INCREASING USE OF THE INTERNET. IF THE USE OF THE INTERNET DOES NOT GROW, OUR REVENUES MAY NOT GROW AND COULD DECLINE AND OUR BUSINESS COULD BE HARMED.

    We depend on increased acceptance and use of the Internet. In particular, our matching service depends upon service providers being willing to use the Internet to find jobs through our service. We believe that service providers generally have not traditionally used computers or the Internet to operate their businesses. Demand and market acceptance for recently introduced products and services over the Internet are subject to a high level of uncertainty. As a result, acceptance and use of the Internet may not develop or a sufficiently broad base of users may not adopt or continue to use the Internet as a medium of commerce.

THE INTERNET IS CHARACTERIZED BY RAPIDLY CHANGING TECHNOLOGIES, FREQUENT NEW PRODUCT AND SERVICE INTRODUCTIONS AND EVOLVING INDUSTRY STANDARDS.

    To succeed, we will need to adapt effectively to rapidly changing technologies and continually improve the performance features and reliability of our services. We could incur substantial costs in modifying our products, services or infrastructure to adapt to these changes, and we may also lose customers and revenues if our services fail to adapt to the rapid changes characteristic of the Internet.

    Conversely, if the Internet experiences increased growth in number of users, frequency of use and bandwidth requirements, the Internet infrastructure may be unable to support the demands placed on it. The success of our business will rely on the Internet providing a convenient means of interaction and commerce. Our business depends on the ability of users to access information without significant delays or aggravation.

FUTURE GOVERNMENT REGULATIONS AND LEGAL UNCERTAINTIES PERTAINING TO THE INTERNET COULD DECREASE THE DEMAND FOR OUR SERVICES OR INCREASE THE COST OF DOING BUSINESS.

    There is, and will likely continue to be, an increasing number of laws and regulations pertaining to the Internet. These laws and regulations may relate to liability for information retrieved from or transmitted over the Internet, online content, user privacy, taxes or the quality of services. Any new law or regulation pertaining to the Internet, or the adverse application or interpretation of existing laws, could decrease the demand for our services or increase our cost of doing business.

    We are not certain how our business may be affected by the application of existing laws governing issues such as property ownership, copyrights, encryption and other intellectual property issues, taxation, libel, obscenity and export or import matters. The vast majority of these laws was adopted prior to the advent of the Internet. As a result, they do not contemplate or address the unique issues created by the Internet and related technologies. Changes in laws intended to address these issues could create uncertainty for or adversely affect companies doing business on the Internet. This could reduce demand for our services or increase the cost of doing business.

LEGISLATIVE AND REGULATORY INITIATIVES REGARDING THE COLLECTION AND USE OF OUR USERS' PERSONAL INFORMATION MAY RESULT IN LIABILITY AND EXPENSES.

    Current computing and Internet technology allows us to collect personal information about our users. In the past, the Federal Trade Commission has investigated companies that have sold personal information to third parties without permission or in violation of a stated privacy policy. Currently, we collect personal information only with the user's consent and under our privacy policy. If we begin collecting or selling personal information without permission or in violation of our privacy policy, we could face potential liability for compiling and providing information to third parties.

THE IMPOSITION OF ADDITIONAL STATE AND LOCAL TAXES ON INTERNET-BASED TRANSACTIONS WOULD INCREASE OUR COST OF DOING BUSINESS AND HARM OUR ABILITY TO BECOME PROFITABLE.

    We file state tax returns as required by law based on principles applicable to traditional businesses. However, one or more states could seek to impose additional income tax obligations or sales and use tax collection obligations on out-of-state companies such as ours that engage in or facilitate Internet-based commerce. A number of proposals have been made at state and local levels that could impose taxes on the sale of products and services through the Internet or the income derived from those sales. These proposals, if adopted, could substantially impair the growth of Internet-based commerce and harm our ability to become profitable.

    United States federal law limits the ability of the states to impose taxes on Internet-based transactions. Until October 21, 2001, state and local taxes on Internet-based commerce that are discriminatory against Internet access are prohibited, unless the taxes were generally imposed and actually enforced before October 1, 1998. It is possible that this tax moratorium will not be renewed by October 21, 2001 or at all. Failure to renew this legislation would allow various states to impose taxes on Internet-based commerce. The imposition of state and local taxes could harm our ability to become profitable.

RISKS RELATED TO OUR OFFERING

SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR STOCKHOLDERS COULD DEPRESS OUR
  STOCK PRICE.

    If our stockholders sell substantial amounts of our common stock in the public market following this offering, the market price of our common stock would likely fall. Based on shares outstanding as of December 31, 1999, upon completion of this offering, we will have outstanding 16,019,310 shares of common stock. Upon completion of this offering, 2,345,000 shares of common stock, including the 2,300,000 shares being sold in this offering, will be eligible for immediate sale in the public market, unless purchased by our affiliates. Substantially all of our stockholders will be subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days after the date of this prospectus without the prior written consent of Credit Suisse First Boston Corporation. However, Credit Suisse First Boston Corporation may, in its sole discretion, release all or any portion of the common stock from the restrictions of these agreements. After these agreements expire, an additional 8,197,728 shares will be eligible for sale in the public market.

FAILURE TO RAISE ADDITIONAL CAPITAL OR GENERATE THE SIGNIFICANT CAPITAL NECESSARY TO EXPAND OUR OPERATIONS AND INVEST IN NEW PRODUCTS AND SERVICES COULD REDUCE OUR ABILITY TO COMPETE AND RESULT IN LOWER REVENUES.

    We expect that the net proceeds from this offering, together with currently available funds, will be sufficient to meet our working capital and capital expenditure needs for at least the next 12 months. If we are unable to generate sufficient cash flows from operations to meet our anticipated needs for working capital and capital expenditures, we will need to raise additional funds after 12 months to fund brand promotions, develop new or enhanced services or respond to competitive pressures. We cannot be certain that we will be able to obtain additional financing on favorable terms, or at all. If we need additional capital and cannot raise it on acceptable terms, we may not be able, among other things, to:

    - develop or enhance our services;

    - develop or acquire new technologies, products or businesses;

    - expand operations in the United States or internationally;

    - hire, train and retain employees; or

    - respond to competitive pressures or unanticipated capital requirements.

    Our failure to do any of these things could result in lower revenues and could harm our business.

    In addition, we may seek to raise additional funds, finance acquisitions or develop commercial relationships by issuing equity or convertible debt securities, which would reduce the percentage ownership of existing stockholders. Furthermore, any new securities could have rights, preferences or privileges senior to those of our common stock.

NEW INVESTORS IN OUR COMMON STOCK WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION.

    The initial public offering price will be substantially higher than the book value per share of our common stock. Investors purchasing common stock in this offering will, therefore, incur immediate dilution of $10.39 per share of common stock in net tangible book value, based on an assumed initial public offering price of $15.00 per share. In addition, we have issued options and warrants to acquire common stock at prices significantly below the assumed initial public offering price. To the extent outstanding options or warrants are ultimately exercised, there will be further dilution to investors in this offering.

OUR STOCK PRICE MAY BE VOLATILE BECAUSE OF FACTORS BEYOND OUR CONTROL, AND YOU MAY LOSE ALL OR A PART OF YOUR INVESTMENT.

    The market prices of stock for Internet and other technology companies, particularly following an initial public offering, frequently reach levels that bear no relationship to the past or present operating performance of those companies. These market prices may not be sustainable and may be subject to wide variations. Following this offering, the market price of our common stock may experience a substantial decline. The market price of our common stock may fluctuate significantly in response to a number of factors, most of which are beyond our control, including:

    - variations in our quarterly operating results;

    - changes in securities analysts' estimates of our financial performance;

    - the discussion of our company or stock price in online investor communities such as chat rooms;

    - changes in market valuations of similar companies;

    - announcements by us or our competitors of significant contracts, new technologies, acquisitions, commercial relationships, joint ventures or capital commitments;

    - loss of a major customer or failure to complete significant commercial contracts;

    - additions to or subtraction from our service provider network;

    - additions or departures of key personnel; and

    - fluctuations in stock market prices and volumes, particularly among securities of Internet-based companies.

WE ARE AT RISK OF SECURITIES CLASS ACTION LITIGATION DUE TO OUR EXPECTED STOCK
  PRICE VOLATILITY.

    In the past, securities class action litigation has often been brought against a company following a decline in the market price of its securities. This risk is especially acute for us because technology companies have experienced greater than average stock price volatility in recent years and, as a result, have been subject to, on average, a greater number of securities class action claims than companies in other industries. We may in the future be the target of litigation of this type. Securities litigation could result in substantial costs and divert management's attention and resources, and could harm our business.

WE HAVE IMPLEMENTED ANTI-TAKEOVER PROVISIONS THAT COULD DISCOURAGE OR PREVENT A TAKEOVER, EVEN IF AN ACQUISITION WOULD BE BENEFICIAL IN THE OPINION OF OUR STOCKHOLDERS.

    Provisions of our amended and restated certificate of incorporation and bylaws could make it more difficult for a third party to acquire us, even if doing so would be beneficial in the opinion of our stockholders. These provisions include:

    - authorizing the issuance of "blank check" preferred stock that could be issued by our board of directors to increase the number of outstanding shares and thwart a takeover attempt;

    - prohibiting cumulative voting in the election of directors, which would allow less than a majority of stockholders to elect director candidates;

    - limiting the ability of stockholders to call special meetings of stockholders;

    - prohibiting stockholder action by written consent, thereby requiring all stockholder actions to be taken at a meeting of our stockholders; and

    - establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted upon by stockholders at stockholder meetings.

    In addition, section 203 of the Delaware General Corporation Law and the terms of our stock option plans may discourage, delay or prevent a change in control of ImproveNet.

EXISTING STOCKHOLDERS SIGNIFICANTLY INFLUENCE US AND COULD PREVENT NEW INVESTORS FROM INFLUENCING SIGNIFICANT CORPORATE DECISIONS.

    Upon completion of this offering, our executive officers, directors, principal stockholders and their affiliates will beneficially own, in the aggregate, approximately 65.6% of our outstanding common stock. In addition, following this offering, our existing stockholders will own approximately 85.6% of our stock. As a result, these stockholders will be able to control all matters requiring stockholder approval, including the election of directors and approval of significant corporate transactions, which could delay or prevent a change of control of ImproveNet and will make some transactions difficult or impossible without the support of these stockholders.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

    This prospectus contains forward-looking statements. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as "anticipates," "believes," "continue," "could," "estimates," "expects," "intends," "may," "plans," "potential," "predicts," "should" or "will" or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "Risk Factors," that may cause our, or our industry's, actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

    Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. Moreover, neither we nor any other person assumes responsibility for the accuracy and completeness of these statements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results, unless required by law.

                                USE OF PROCEEDS

    We estimate that the net proceeds to us from the sale of 2,300,000 shares of common stock in this offering will be approximately $30.7 million, approximately $35.5 million if the underwriters' over-allotment option is exercised in full, at an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

    We intend to use the net proceeds from this offering for operating activities, including approximately $18 million to expand our sales and marketing programs, approximately $5 million to expand our field support organization, approximately $3.5 million for capital expenditures and the balance for other general corporate purposes, including general and administrative operations and potential acquisitions. Our management will retain broad discretion in the allocation of the net proceeds of this offering. The amounts we actually spend will depend on a number of factors, including the amount of our future revenues and other factors described elsewhere in this prospectus. We may also use a portion of the net proceeds to invest in additional businesses, business development, products and technologies, or to establish joint ventures that we believe will complement our current or future business. However, we have no specific plans, agreements or commitments to do so and are not currently engaged in any negotiations for any acquisition or joint venture. Pending these uses, we will invest the net proceeds of this offering in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

    We have never paid or declared any cash dividends. We currently expect to retain earnings for use in the operation and expansion of our business, and therefore do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

    The table below presents the following information:

    - our actual capitalization as of December 31, 1999;

    - our pro forma capitalization giving effect to the conversion of all outstanding shares of preferred stock into common stock upon the closing of this offering; and

    - our pro forma as adjusted capitalization reflecting the sale of 2,300,000 shares of common stock in this offering at an assumed initial public offering price of $15.00 per share, after deducting the estimated underwriting discounts and commissions and estimated offering expenses.

    The number of shares outstanding excludes the following shares:

    - 1,858,067 shares of common stock subject to options outstanding as of December 31, 1999, at a weighted average exercise price of $3.72 per share;

    - 1,787,172 shares subject to warrants outstanding as of December 31, 1999, at a weighted average exercise price of $6.67 per share;

    - 1,179,356 additional shares of common stock that are available for issuance under our stock option plans;

    - 300,000 shares of common stock that we could issue under our employee stock purchase plan; and

    - 48,592 shares of common stock to be issued in connection with the acquisition of The J.L. Price Corporation.

                                                                    AS OF DECEMBER 31, 1999
                                                              ------------------------------------
                                                                                        PRO FORMA
                                                                          PRO FORMA    AS ADJUSTED
                                                               ACTUAL    (UNAUDITED)   (UNAUDITED)
                                                              --------   -----------   -----------
                                                              (IN THOUSANDS, EXCEPT SHARE AND PER
                                                                         SHARE AMOUNTS)
Long-term liabilities.......................................  $    116     $    116      $    116
Stockholders' equity:
  Convertible preferred stock, $0.001 par value; 12,482,935
    shares authorized and 11,382,694 shares issued and
    outstanding, actual; 12,482,935 shares authorized and no
    shares issued and outstanding, pro forma; 5,000,000
    shares authorized and no shares issued and outstanding,
    pro forma as adjusted...................................        12           --            --
  Common stock, $0.001 par value; 34,000,000 shares
    authorized and 2,336,616 shares issued and outstanding,
    actual; 34,000,000 shares authorized and 13,719,310
    shares issued and outstanding, pro forma; 100,000,000
    shares authorized and 16,019,310 shares issued and
    outstanding, pro forma as adjusted......................         2           14            16
  Additional paid-in capital................................   108,656      108,656       139,339
  Notes receivable from stockholders........................      (633)        (633)         (633)
  Unearned stock-based compensation.........................   (22,208)     (22,208)      (22,208)
  Accumulated deficit.......................................   (41,967)     (41,967)      (41,967)
                                                              --------     --------      --------
    Total stockholders' equity..............................    43,862       43,862        74,547
                                                              --------     --------      --------
      Total capitalization..................................  $ 43,978     $ 43,978      $ 74,663
                                                              ========     ========      ========

                                    DILUTION

    Our pro forma net tangible book value as of December 31, 1999 was approximately $43.1 million, or approximately $3.14 per share. Net tangible book value per share represents the amount of our total tangible assets less total liabilities divided by the number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of preferred stock into shares of common stock upon completion of this offering.

    Dilution in net tangible book value per share represents the difference between the amount per share paid by new investors purchasing shares of common stock in this offering and the net tangible book value per share immediately after completion of this offering. Our net tangible book value as of December 31, 1999 would have been approximately $73.8 million or $4.61 per share, after giving effect to the sale of 2,300,000 shares of our common stock in this offering at an assumed initial public offering price of $15.00 per share and after deducting estimated underwriting discounts and commissions and estimated offering expenses. This amount represents an immediate increase in net tangible book value of $1.47 per share to existing stockholders and an immediate dilution in net tangible book value of $10.39 per share to new investors purchasing shares of common stock in this offering, as illustrated in the following table:

Assumed initial public offering price per share.............              $15.00
  Pro forma net tangible book value per share as of December
    31, 1999................................................   $ 3.14
  Increase per share attributable to new investors..........     1.47
                                                               ------
Pro forma net tangible book value per share after this
  offering..................................................                4.61
                                                                          ------
Dilution per share to new investors.........................              $10.39
                                                                          ======

    The following table summarizes, on the pro forma basis described above, as of December 31, 1999, the differences between the number of shares of common stock purchased from us, the total consideration paid and the average price per share paid by existing stockholders and by new investors purchasing shares in this offering. We have assumed an initial public offering price of $15.00 per share, before deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                            SHARES PURCHASED        TOTAL CONSIDERATION
                                          ---------------------   -----------------------   AVERAGE PRICE
                                            NUMBER     PERCENT       AMOUNT      PERCENT      PER SHARE
                                          ----------   --------   ------------   --------   -------------
Existing stockholders...................  13,719,310      86%     $ 81,722,638      70%        $ 5.96
New investors...........................   2,300,000      14        34,500,000      30          15.00
                                          ----------     ---      ------------     ---
    Total...............................  16,019,310     100%     $116,222,638     100%
                                          ==========     ===      ============     ===

    As of December 31, 1999, there were outstanding options to purchase a total of 1,858,067 shares of common stock at a weighted average exercise price of $3.72 per share. After December 31, 1999, we issued options to purchase 90,000 shares of common stock at a weighted average exercise price of $12.00 per share. As of December 31, 1999, there were outstanding warrants to purchase a total of 1,787,172 shares at a weighted average exercise price of $6.67 per share. To the extent these outstanding options or warrants are exercised, there will be further dilution to new investors.

                      SELECTED CONSOLIDATED FINANCIAL DATA

    The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus. The consolidated statement of operations data for the three years in the period ended December 31, 1999 and the consolidated balance sheet data as of December 31, 1998 and 1999 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the year ended December 31, 1996 and the consolidated balance sheet data as of December 31, 1996 and 1997 are derived from audited consolidated financial statements not included in this prospectus. Historical results are not necessarily indicative of results to be expected for future periods.

                                                                       YEAR ENDED DECEMBER 31,
                                                              -----------------------------------------
                                                                1996       1997       1998       1999
                                                              --------   --------   --------   --------
                                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
CONSOLIDATED STATEMENT OF OPERATIONS DATA:
Revenues:
  Service revenues..........................................   $    2    $    60    $   238    $  1,139
  Advertising revenues......................................       --         --         20         926
                                                               ------    -------    -------    --------
    Total revenues..........................................        2         60        258       2,065
Cost of revenues:
  Cost of service revenues (excludes stock-based
    compensation of $0, $0, $55 and $610)...................        8         59        767       1,984
  Cost of advertising revenues (excludes stock-based
    compensation of $0, $0, $37 and $189)...................       --         --         49         567
                                                               ------    -------    -------    --------
    Total cost of revenues..................................        8         59        816       2,551
                                                               ------    -------    -------    --------
Gross profit (loss).........................................       (6)         1       (558)       (486)
Operating expenses:
  Sales and marketing (excludes stock-based compensation of
    $0, $0, $155 and $2,608)................................       38        414      1,669      25,784
  Product development (excludes stock-based compensation of
    $0, $0, $14 and $88)....................................       65        288        504         665
  General and administrative (excludes stock-based
    compensation of $0, $11, $65 and $2,124)................      251        527      1,142       4,214
  Stock-based compensation..................................       --         11        326       5,619
                                                               ------    -------    -------    --------
    Total operating expenses................................      354      1,240      3,641      36,282
                                                               ------    -------    -------    --------
Loss from operations........................................     (360)    (1,239)    (4,199)    (36,768)
Interest and other income (expense), net....................        1         (3)        84         517
                                                               ------    -------    -------    --------
Net loss....................................................     (359)    (1,242)    (4,115)    (36,251)
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................       --        (86)      (717)       (239)
                                                               ------    -------    -------    --------
  Net loss attributable to common stockholders..............   $ (359)   $(1,328)   $(4,832)   $(36,490)
                                                               ======    =======    =======    ========
Basic and diluted net loss per common share.................   $(0.73)   $ (1.08)   $ (3.49)   $ (23.85)
                                                               ======    =======    =======    ========
Shares used in calculating basic and diluted net loss per
  common share..............................................      493      1,228      1,383       1,530
                                                               ======    =======    =======    ========
Pro forma basic and diluted net loss per common share
  (unaudited)...............................................                                   $  (4.40)
                                                                                               ========
Shares used in calculating pro forma basic and diluted net
  loss per share (unaudited)................................                                      8,234
                                                                                               ========


                                                                         AS OF DECEMBER 31,
                                                              -----------------------------------------
                                                                1996       1997       1998       1999
                                                              --------   --------   --------   --------
                                                                           (IN THOUSANDS)
CONSOLIDATED BALANCE SHEET DATA:
Cash and cash equivalents...................................    $ 20     $   345    $ 1,676    $45,291
Working capital (deficit)...................................     (11)        (79)       697     39,891
Total assets................................................      71         472      2,144     51,542
Long-term liabilities and mandatorily redeemable convertible
  preferred stock...........................................      --       1,252      6,843        116
Total stockholders' equity (deficit)........................      40      (1,210)    (5,714)    43,862


    See Note 2 of the notes to our consolidated financial statements for an explanation of the determination of the number of shares used in computing per share data.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW


    Our business started in January 1996 as a regional contractor matching service, and we spent most of 1996 and 1997 building our service provider database, developing new services and technology, recruiting personnel and raising capital. We launched our Web site and homeowner/service provider matching service on a national scale in August 1997. In December 1998, we began selling Web site advertising, including SmartLeads services, a way for suppliers of home improvement products to send targeted messages about their products, including product promotions, to homeowners at the time of purchase and to our network of service providers. In March 1999, we hired our new chief executive officer and commenced recruiting our senior management team, including our senior vice president, partnership services; our senior vice president, engineering and development, and chief technology officer; our senior vice president, professional services; our senior vice president and chief financial officer; our vice president, editorial; our vice president, strategic planning, acquisitions and international; and our vice president, human resources. In April 1999, we introduced Powered by ImproveNet, a service that allows third parties to offer the ImproveNet matching services and content on their Web sites, for national suppliers of home improvement and repair products. We also expanded the focus of our business model, accelerated our time horizons for increasing traffic on our Web sites and establishing multi-year commercial contracts with suppliers of home improvement products and related services. In November 1999, we launched our customized Web site for service providers. We completed the acquisition of two regional contractor referral companies, Contractor Referral Service, LLC and The J.L. Price Corporation, in the fall of 1999. We expect these acquisitions will help us build our base of service providers and establish new products and services for United States residential real estate brokers. As a result, we have a limited operating history upon which you can evaluate our business and the performance of our senior management team.


REVENUES

    We generate substantially all of our revenues from service provider referral services and advertising placed on our Web site. From our inception in January 1996 through 1998, 94% of our total revenues were service revenues and 6% were advertising revenues. For 1999, 55% of our total revenues were service revenues and 45% were advertising revenues.

    SERVICE REVENUES

    We generate service revenues primarily in the form of lead fees and win fees from our service providers and, to a much lesser extent, in the form of enrollment fees from service providers and premium service fees from homeowners. For 1999, lead fees, win fees, enrollment fees and premium service fees represented 32%, 63%, 4% and 1% of total service revenues. From inception through October 1999, we charged to our service providers lead fees ranging from $6 to $10 per lead. In November 1999, we standardized our lead fees at $10 per lead for all jobs. The win fees that we charge to our service providers depend on project size and range from 2% to 10% of the estimated cost of the job, up to a maximum of $995 per job. We charge each new service provider who passes our quality screens an enrollment fee of $90 to join our national network; however, in the past we have often discounted or waived this fee. Our revenue from premium service fees, consisting of fees charged to homeowners for bid and contract assessment services and legal/credit reports on contractors outside the ImproveNet database, has also been negligible.

    Lead fee revenues are recognized at the time the service providers and the homeowner are first matched, while win fee revenues are recognized at the time the service provider or the homeowner notifies us that a job has been sold. For both lead fees and win fees, the recognition of revenues coincides with the service providers' obligation to pay us.

    The revenues we generate from lead and win fees are largely a function of:

    - the number of job submissions;

    - the effectiveness in finding a service provider or match for each job submission;

    - the success of the service provider to win a job; and

    - the amount we charge the service provider for a lead or a win.


    In 1999, we received approximately 106,500 job submissions, of which we matched approximately 37,500 or 35.2% with service providers who were interested in bidding on the job. Our match rates increased sequentially in 1999, except in the second quarter, and our win rates have increased sequentially from quarter to quarter. We believe that this trend will continue for the forseeable future as we expand our sales and marketing programs, attract more service providers into our network and improve the efficiency of the matching and bidding process. In 1999, our service providers won approximately 3,350 jobs or 8.9% of all matched jobs and 3.1% of all jobs submitted.


    Revenues from new service provider enrollment fees are recognized as revenue ratably over the expected period they participate in our contractor matching service, which is initially estimated to be between one and two years. Revenues from premium service fees to homeowners are recognized at the time the service is provided. We generally will refund the lead fee charged if a job is cancelled or the homeowner cannot be reasonably contacted. We will refund a portion of the initial enrollment fee collected in the event that the service provider does not pass the ImproveNet screening process. We do not refund win or premium service fees.

    We establish refund reserves and allowances for bad debts at the time the revenues are recognized. To date, the amounts of these reserves and allowances have not been significant.

    We anticipate that the mix and source of our revenues will change over time. In the future, we anticipate that service revenues will increase at a greater rate than advertising revenues as the anticipated number of job submissions increases, as we attract additional homeowners through our multi-year commercial contracts and as we expand our network of service providers. We do not expect enrollment fees to be a significant source of service revenues in the future.

    ADVERTISING REVENUES

    We generate advertising revenues from the sale of banner, button and other advertising on our Web sites, and from the sale to suppliers of SmartLeads generated from the traffic of homeowners visiting our Web sites. Our advertising revenues generally come from service providers and suppliers of home improvement products. We first recognized revenues from banner and other advertising in December 1998, from button advertising in April 1999 and from the sale of SmartLeads services in December 1998.

    Advertisers pay us to display their banner, button and other advertisements on the Web pages we serve when a user is visiting our Web sites. Our advertising revenues historically have been derived from short-term advertising contracts based on either a guaranteed minimum number of impressions or a fixed fee per thousand impressions. Revenues from banner, button and other advertising are largely a function of:

    - the number of Web pages that we serve;

    - the percentage of those pages on which we are able to sell advertisements; and

    - the amount we charge per advertisement.

    Currently advertising revenues are comprised of:

    - Advertising paid for in cash; and

    - Advertising paid for by way of barter.

    CASH ADVERTISING. Cash advertising revenues generally are derived from short-term advertising contracts in which we typically guarantee that a minimum number of impressions will be delivered to our Web site visitors over a specified period of time for a fixed fee. Cash advertising revenues from banner, button and other Web site advertisements are recognized at the lesser of the amount recorded ratably over the period in which the advertising is delivered or the percentage of guaranteed impressions delivered. SmartLeads are also paid for in cash and revenues are recognized when the SmartLeads have been delivered to the customer. Cash advertising is recognized when we have delivered the advertising, evidence of an agreement is in place and fees are fixed, determinable and collectible. In 1999, cash advertising totaled $746,000 and accounted for approximately 36% of our total revenues.

    BARTER ADVERTISING. Barter advertising comes from two distinct contractual sources: short-term barter advertising similar in nature to our cash advertising contracts and multi-year commercial contracts. Barter advertising is recognized in accordance with EITF No. 99-17, "Accounting for Advertising Barter Transactions", which we adopted in 1999. Under EITF No. 99-17, we record advertising transactions at fair value only when we have an established historical practice of selling similar advertising for cash. The characteristics of the advertising that must be similar include the duration of the display of the advertising, the prominence and positioning of the advertising, the intended audience, the timing of the advertising and its circulation.

        SHORT-TERM BARTER ADVERTISING. Short-term barter advertising results from the exchange of advertising space on our Web site for reciprocal advertising space on Web sites of third parties. Advertising revenues and sales and marketing expenses arising from these transactions are recorded at fair value as we have an established historical practice of receiving cash for similar short-term advertising. We recorded no short-term barter advertising revenue in 1997 and 1998. In 1999, we began to engage in short-term barter advertising and recorded revenues of $180,000 in the year. Short-term barter advertising represented approximately 9% of our total revenues for 1999. Sales and marketing expenses arising from these barter transactions are recognized when the advertisments are delivered on the reciprocal Web site, which is typically the same period in which advertisements are delivered on our Web site. We expect our short-term barter advertising to decrease as a percentage of total revenues.

        MULTI-YEAR COMMERCIAL CONTRACTS. In September 1999 and during the fourth quarter 1999, we entered into multi-year commercial contracts, some of which are with related parties. These contracts generally provide for a fixed annual fee, an advertising package that includes a mix of buttons, banners, SmartLeads and other marketing services including Powered by ImproveNet, plus a continuous presence, as defined, on our Web sites. These commercial contracts are for periods ranging between 3 years and 12 years, including renewal options, and are priced at a discount to our standard rates for each product. These commercial contracts also include cooperative marketing arrangements under which we are obligated to fund co-branded advertisements on television and in the print media with, or on behalf of, the commercial party. In the commercial contracts to date, we have agreed to spend 50% to 100% of the fees we expect to receive from the commercial party on these cooperative advertisements and other marketing services. In addition, these commercial contracts give us access to customer databases, direct mail inserts and marketing resources. Since we only began offering these advertising packages in September 1999, it is difficult to predict the size of this market, market demand, cancellation rates or renewal rates. We believe these commercial contracts provide us with significant marketing benefits, including better advertising rates, stronger brand recognition and access to customer databases and marketing resources that we could not secure or otherwise afford in the normal course of business.

    As we do not have an established historical practice of selling advertising for cash for similar multi-year commercial contracts, we have not assigned any value to the exchange of services or barter element of these transactions and accordingly, we have not recorded either revenue or advertising expense for the barter element. However, some of these multi-year commercial contracts do generate an overall net cash component to us and in these cases, we have recorded revenue based on the cash received or receivable under the contract, net of the obligation to pay the commercial party for the cooperative advertisements and other marketing services. These revenues are recognized over the term of the commercial contract once advertising has been delivered to the commercial party and collection of the resulting net receivable is deemed probable.

    Furthermore, in connection with certain of these multi-year commercial contracts, we have also issued warrants to purchase shares of our common stock to the commercial parties. We have valued these warrants using the Black Scholes option pricing model. As the fair value of these warrants represents an additional rebate on the revenue otherwise recorded under the contracts, the amortization of warrant stock-based compensation is further netted against this revenue over the term of the respective commercial contract. To the extent that there are insufficient revenues, the remaining amortization of warrant stock-based compensation is expensed and characterized as sales and marketing expense. In 1999, we reduced the net cash component of revenue by $65,000 of warrant stock-based compensation amortization. As a result, we have not recognized revenue of $408,000 for the barter element of these commercial contracts or for the cash component of $65,000, which has been reduced by the warrant stock-based compensation amortization for the year ended December 31, 1999. We expect to enter into at least one multi-year commercial contract solely for cash by the end of the first quarter of 2000. Such a multi-year commercial contract could begin to establish the requisite criteria for an established historical practice and the fair value for similar transactions which could result in the recognition of revenue and the recording of marketing expenses for future advertising packages.

NET LOSSES

    We have incurred substantial losses and negative cash flows from operations since inception as we have spent substantial amounts on advertising and other marketing activities, funded the development of our services and expanded our operations infrastructure. Our net losses were $359,000 in 1996, approximately $1.2 million in 1997, approximately $4.1 million in 1998 and approximately
$36.3 million in 1999. As of December 31, 1999, we had an accumulated deficit of approximately $42.0 million. We intend to continue to invest heavily in sales and marketing, expansion of our support field organization and in the development and acquisition of new content on our Web site, new products and technologies. Thus, we will continue to lose money unless we significantly increase our revenues, and we cannot predict when, if ever, we will operate profitably.

RESULTS OF OPERATIONS

YEARS ENDED DECEMBER 31, 1998 AND 1999

    REVENUES

    Total revenues increased from $258,000 in 1998 to approximately $2.1 million in 1999, an increase of approximately $1.8 million.

    Service revenues increased from $238,000 in 1998 to approximately
$1.1 million in 1999, an increase of $901,000. The increase in service revenues was primarily due to an increased number of visitors to our Web sites and increased job submissions and sequential quarterly improvement in the number of jobs matched as a percentage of total job submissions and in the number of jobs won as a percentage of jobs matched or our match and win rates, respectively, which led to increased lead and win fee revenues. Our match rate, defined as the total number of jobs matched as a percentage of total job submissions, was 37% for the first quarter of 1999, 28% for the second quarter of 1999, 35% for the third quarter of 1999 and 47% for the fourth quarter of 1999. Our win rate, defined as the number of jobs won as a percentage of the number of jobs matched, was 5.5% for the first quarter of 1999, 7.4% for the second quarter of 1999, 9.5% for the third quarter of 1999 and 12.4% for the fourth quarter of 1999. We had not formalized our recording of the number of jobs matched or won prior to 1999. The decrease in the match rate for the second quarter 1999 was due to the rate of growth in job submissions which outpaced the rate of growth of available service providers. This condition was stabilized in the affected local markets by expanding the number of our professional services personnel who are responsible for recruiting and retaining local service providers. Revenues from new service provider enrollment fees and fees charged to homeowners for premium services were not significant in either period.

    Advertising revenues increased from $20,000 in 1998 to $926,000 in 1999. Of our 1999 advertising revenues, $180,000 constituted barter advertising revenue. We did not sell advertising space on our Web site until December 1998. Our advertising revenues in 1999 include amounts invoiced under advertising arrangements of approximately $1.4 million less $473,000 for amounts invoiced and accrued under commercial contracts with related parties and amortization of warrant stock-based compensation. There were no adjustments to advertising revenues in 1998.

    Total revenues may be analyzed as follows:

                                                                  YEAR ENDED
                                                                 DECEMBER 31,
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Service revenues............................................    $238      $1,139
Amounts invoiced under advertising and multi-year commercial
  contracts.................................................      20       1,399
                                                                ----      ------
                                                                 258       2,538
Amounts invoiced and accrued under multi-year commercial
  contracts with related parties............................      --        (408)
Amortization of warrant stock-based compensation............      --         (65)
                                                                ----      ------
Total revenues..............................................    $258      $2,065
                                                                ====      ======

    OPERATING EXPENSES

    COST OF REVENUES. Cost of revenues increased from $816,000 for 1998 to approximately $2.6 million for 1999, an increase of approximately $1.7 million.

    Our cost of service revenues consists of payroll and related costs and occupancy, telecommunications and other administrative costs for our project service group, which is responsible for all phases of the proprietary matching services and includes our project advisors. In addition, cost of service revenues includes an allocation of direct Web site operations costs, consisting of payroll and related costs, data transmission costs and equipment depreciation. Cost of service revenues increased from $767,000 for 1998 to approximately $2.0 million for 1999, an increase of approximately $1.2 million. The dollar increase in cost of service revenues was attributable to direct Web site operations costs associated with the increased volume of traffic and job submissions and accelerated expansion and staffing of our project services infrastructure, primarily payroll and recruiting expenses of $728,000 and facilities and office expenses of $284,000, in advance of our expanded marketing campaigns and expected increases in visitors to our Web sites and in job submissions. Cost of service revenues, expressed as a percentage of service revenues, improved from 322% in 1998 to 174% in 1999. The percentage improvement was attributable to increased service revenues and improved utilization of our project services group and Web site operations.

    Cost of advertising revenues includes an allocation of direct Web site operations costs, consisting of payroll and related costs, data transmission costs and equipment depreciation. Cost of advertising revenues increased from $49,000 in 1998 to $567,000 in 1999, an increase of $518,000. There were few costs associated with advertising revenues in 1998 as we did not begin recognizing advertising revenue until December 1998.

    SALES AND MARKETING. Our sales and marketing expenses include all of our online and offline direct advertising, public relations and trade show expenses. Sales and marketing expenses also include payroll and related costs, support staff expenses, travel costs and other general expenses of our marketing, professional services and partnership services departments. Sales and marketing expenses increased from approximately $1.7 million in 1998 to approximately $25.8 million in 1999, an increase of approximately $24.1 million. The increase in sales and marketing expenses from 1998 to 1999 was attributable primarily to the increase in online and offline direct advertising expenditures of approximately $15.1 million, an increase in other marketing expenses of approximately $3.7 million, and an increase in payroll and related costs of approximately $3.4 million. We expect to increase our level of sales and marketing expenditures significantly in 2000 and beyond in our effort to build brand awareness, attract homeowners and service providers to our Web sites and increase the number of new job submissions.

    PRODUCT DEVELOPMENT. Our product development costs include the payroll and related costs of our editorial and technology staffs, fees for contract content providers, and other costs of Web site design and new technologies required to enhance the performance of our Web sites. Product development expenses increased from $504,000 in 1998 to $665,000 in 1999, an increase of $161,000. The increase in product development expenses was primarily attributable to increased payroll and related costs offset in part by reduced consulting fees for contract content providers. We expect to continue to add to the size of our editorial and technology groups in anticipation of planned new product introductions, and thus expect product development expenses to increase in the future.

    GENERAL AND ADMINISTRATIVE. Our general and administrative expenses include payroll and related costs and travel, recruiting, professional and advisory services and other general expenses for our executive, finance and human resource departments. General and administrative expenses increased from approximately $1.1 million in 1998 to approximately $4.2 million in 1999, an increase of approximately $3.1 million. The increase in general and administrative expenses was attributable primarily to the increase in our executive management, full-time support staff and contract support staff payroll costs of $2.4 million and increased lease and occupancy expenses of $271,000 related to our relocation to larger office space. We expect general and administrative expenses to increase in the future.

    STOCK-BASED COMPENSATION.  From our inception in January 1996 to
December 31, 1999, we have recorded unearned stock-based compensation of approximately $28.2 million in connection with stock option and warrant grants. Unearned stock-based compensation from option grants to employees is initially calculated as the aggregate difference at the dates of grant between the respective exercise prices of stock options and the deemed fair values of the underlying stock. We amortize unearned stock-based compensation from option grants using an accelerated method over the respective vesting periods of the options, which are generally four years. This resulted in an expense of $326,000 for 1998 and an expense of approximately $5.2 million in 1999. The remaining unamortized, unearned stock-based compensation for all option grants through December 31, 1999 will be amortized as follows: approximately $5.3 million for 2000; approximately $2.4 million for 2001; $1.0 million for 2002; and $162,000 for 2003.


    Unearned stock-based compensation from warrants granted is initially calculated using the Black-Scholes pricing model. Unearned stock-based compensation from warrants granted is amortized on a straight-line basis over the term of the corresponding commercial agreements. Amortization of unearned stock-based compensation from warrants was $517,000 for 1999. There was no warrant stock-based compensation expense for 1998. The remaining unamortized unearned stock-based compensation for all warrants granted through December 31, 1999 will be amortized as follows: approximately $4.0 million for 2000; approximately $4.0 million for 2001; approximately $3.7 million for 2002; and approximately $1.6 million thereafter.


    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest income increased from $84,000 in 1998 to $517,000 in 1999, an increase of $433,000. The increase in net interest income is primarily due to higher average invested cash balances in 1999 compared to 1998 as we received approximately $73.2 million in cash from the sale of our preferred stock in March 1999, September 1999 and December 1999.

    INCOME TAXES

    We have recorded a 100% valuation allowance against our net deferred tax assets, which arose primarily as a result of our aggregate operating losses. The valuation allowance will remain at this level until such time as we believe that the realization of the net deferred tax assets is more likely than not. Accordingly, our results of operations do not reflect any tax benefits for our reported losses. At December 31, 1999, we had approximately $29.0 million and approximately $17.2 million of net operating loss carryforwards available to reduce future operating income for federal and California state tax purposes, which expire between 2005 and 2019 if not utilized.

YEARS ENDED DECEMBER 31, 1997 AND 1998

    REVENUES

    Total revenues increased from $60,000 in 1997 to $258,000 in 1998. Service revenues increased from $60,000 in 1997 to $238,000 in 1998. The increase in service revenues was primarily due to an increased number of visitors to our Web site, increased job submissions and a corresponding increase in lead and win fee revenue. Revenues from new service provider enrollment fees and fees charged to homeowners for premium services were not significant.

    Advertising revenues were $20,000 in 1998. We did not sell advertising space on our Web site in 1997 or the first eleven months of 1998.

    OPERATING EXPENSES

    COST OF REVENUES. Cost of revenues increased from $59,000 in 1997 to $816,000 in 1998. Cost of service revenues increased from $59,000 in 1997 to $767,000 in 1998. The dollar increase in cost of service revenues was attributable to direct Web site operations costs associated with the increased volume of traffic and job submissions and expansion and staffing of our project services infrastructure, primarily payroll and recruiting expenses, in advance of our expanded marketing campaigns and expected increases in visitors to our Web sites and in job submissions. Cost of advertising revenues was not significant in any period.

    SALES AND MARKETING. Sales and marketing expenses increased from $414,000 in 1997 to approximately $1.7 million in 1998. The increase was primarily due to increased online and offline advertising expenses of $733,000, increased payroll and related costs of $153,000 and increased marketing expenses of $185,000.

    PRODUCT DEVELOPMENT. Product development expenses increased from $288,000 in 1997 to $504,000 in 1998. The increase was primarily due to increases in payroll and related costs and contract content provider costs of $205,000.

    GENERAL AND ADMINISTRATIVE. General and administrative expenses increased from $527,000 in 1997 to approximately $1.1 million in 1998. The increase was primarily due to an increase in our executive management and full-time and contract support staff payroll and related costs of $438,000 and increased lease and occupancy expenses of $126,000 related to the relocation to a larger office space.


    STOCK-BASED COMPENSATION. From our inception in January 1996 through December 31, 1998, we recorded unearned stock-based compensation of approximately $1.1 million in connection with stock option grants. We amortize this unearned stock-based compensation using an accelerated method over the respective vesting periods of the options, which is generally four years. This resulted in a charge of $11,000 in 1997 and $326,000 in 1998. There was no warrant-based stock compensation expense in 1997 or 1998.


    INTEREST AND OTHER INCOME (EXPENSE), NET

    Net interest income (expense) was $(3,000) in 1997 and $84,000 in 1998. The increase in net interest income from 1997 to 1998 was primarily due to higher average invested cash balances, as we received approximately $4.9 million in cash from the sale of convertible preferred stock and issuance of convertible bridge loans in 1998.

QUARTERLY RESULTS OF OPERATIONS

    The following table presents statement of operations data for each of the quarters of 1998 and 1999. This information has been derived from our unaudited financial statements. The unaudited financial statements have been prepared on substantially the same basis as the audited financial statements included elsewhere in this prospectus and include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of this information. You should read this information in conjunction with our audited financial statements and related notes included elsewhere in this prospectus. We expect our quarterly operating results to vary significantly from quarter to quarter and you should not draw any conclusions about our future results from the results of operations for any quarter.

                                                                            THREE MONTHS ENDED
                                         ----------------------------------------------------------------------------------------
                                         MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,   MAR. 31,   JUNE 30,   SEPT. 30,   DEC. 31,
                                           1998       1998       1998        1998       1999       1999       1999        1999
                                         --------   --------   ---------   --------   --------   --------   ---------   ---------
                                                                              (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service revenues.....................   $  31     $    27      $  86     $    94    $   156    $   251    $    312    $    420
  Advertising revenues.................      --          --         --          20        123        175         268         360
                                          -----     -------      -----     -------    -------    -------    --------    --------
    Total revenues.....................      31          27         86         114        279        426         580         780
                                          -----     -------      -----     -------    -------    -------    --------    --------
Cost of revenues:
  Cost of service revenues.............     155         155        207         250        192        261         638         893
  Cost of advertising revenues.........      --          --         --          49         61         88         158         260
                                          -----     -------      -----     -------    -------    -------    --------    --------
    Total cost of revenues.............     155         155        207         299        253        349         796       1,153
                                          -----     -------      -----     -------    -------    -------    --------    --------
Gross profit (loss)....................    (124)       (128)      (121)       (185)        26         77        (216)       (373)

Operating expenses:
  Sales and marketing..................     266         413        323         667      1,745      3,748       8,870      11,421
  Product development..................      43         229        116         116        146        120         151         248
  General and administrative...........     181         200        284         477        297        475         719       2,723
  Stock-based compensation.............      --         109        117         100        466        909       1,460       2,784
                                          -----     -------      -----     -------    -------    -------    --------    --------
    Total operating expenses...........     490         951        840       1,360      2,654      5,252      11,200      17,176
                                          -----     -------      -----     -------    -------    -------    --------    --------
Loss from operations...................    (614)     (1,079)      (961)     (1,545)    (2,628)    (5,175)    (11,416)    (17,549)
Interest and other income (expense),
  net..................................      (3)         41         30          16          2        184         138         193
                                          -----     -------      -----     -------    -------    -------    --------    --------
  Net loss.............................   $(617)    $(1,038)     $(931)    $(1,529)   $(2,626)   $(4,991)   $(11,278)   $(17,356)
                                          =====     =======      =====     =======    =======    =======    ========    ========

    Our revenues increased sequentially each quarter after the second quarter of 1998. Sales and marketing, product development and general and administrative expenses increased steadily in each quarter presented, except for sales and marketing expenses in the second quarter of 1998, product development expenses in the second quarter of 1998 and first quarter of 1999, and general and administrative expenses in the fourth quarter of 1998. The increase in sales and marketing expenses in the second quarter of 1998 related to increased spending on marketing and advertising activities of $123,000. The increase in product development expenses in the second quarter of 1998 related primarily to database expenses of approximately $125,000. The increase in product development expenses in the first quarter of 1999 related to an increase in consulting and other professional services expense of $23,000. The increase in general and administrative expenses in the fourth quarter of 1998 related primarily to executive recruiting costs.

    Factors that could affect our quarterly operating results in the future include:

    - the number of new service providers we add to our network;

    - the amount of service fees we generate and our ability to collect this revenue;

    - the amount and timing of our operating expenses and capital expenditures;

    - the cost of commercial relationships;

    - the amount of advertising sold on our Web sites;

    - the amount and timing of noncash stock-based compensation expenses;

    - costs and charges related to acquisitions of businesses or technologies;
      and

    - seasonality of home improvement projects.

    Our limited operating history and rapid growth make it difficult for us to assess the impact of seasonal factors on our business. However, because our business depends on the home improvement industry, we expect that our revenues may be lower during the first and fourth quarters of each calendar year since more homeowners commit to home improvement projects during the spring and summer months.

LIQUIDITY AND CAPITAL RESOURCES

    Our primary capital needs have been to fund our operating losses, prepay our large media purchases and make capital expenditures. During the three years ended December 31, 1999, we have financed our operations through private sales of our convertible preferred stock, convertible notes and common stock for net proceeds of approximately $79.4 million.

    Operating activities used cash of approximately $25.8 million in 1999. This amount resulted from a net loss of approximately $30.2 million after adding back noncash stock-based compensation and other charges of approximately
$6.0 million, offset by an increase of approximately $4.7 million in net current liabilities, primarily increases in accounts payable and accrued liabilities. Net cash used in operating activities was approximately $1.2 million in 1997 and approximately $3.2 million in 1998 primarily to fund net losses of approximately $1.2 million in 1997 and approximately $4.1 million in 1998. In 1998, our net loss was partially offset by a $618,000 increase in accounts payable and accrued liabilities, and noncash stock-based compensation charges of $326,000.

    Investing activities used cash of $85,000 and $273,000 in the years ended December 31, 1997 and 1998, respectively, substantially all of which was used to acquire property and equipment. Investing activities used cash of approximately $3.5 million in 1999. In addition to purchases of property and equipment, in 1999 our investing activities included an acquisition, an employment-related loan to our president and chief executive officer and a lease-related security deposit. Financing activities generated cash of approximately $79.4 million in the three years ended December 31, 1999 including approximately $73.0 million in 1999, primarily consisting of net proceeds from the issuance of convertible preferred stock and common stock.

    At December 31, 1999, we had approximately $45.3 million in cash and cash equivalents excluding restricted cash balances of $449,000 related to security deposits on our leases, approximately $39.9 million in working capital and no outstanding debt. At December 31, 1999, we had non-cancelable commitments aggregating approximately $4.4 million in minimum future lease payments consisting primarily of a seven-year lease for our administrative headquarters. We expect capital expenditures to increase commensurately with the growth of our employee base, expansion of our professional services infrastructure into local markets and, to a lesser extent, increased traffic to our Web sites and numbers of job submissions. Capital expenditures for the next 12 months are currently estimated to approximate $3.5 million, with no current material commitments for capital expenditures. We expect our sales and marketing expenditures for 2000 will be between $25 million and $35 million depending on available cash resources, including the net proceeds of this offering. At December 31, 1999 we had approximately $45.3 million in available cash resources.

    Our limited operating history and operating losses have limited our ability to obtain vendor credit or extended payment terms and bank financing on favorable terms; accordingly, we depend on our cash and cash equivalent balances to fund our operations.

    We expect to experience significant growth in our operating expenses for the foreseeable future. Accordingly, we currently anticipate that our operating expenses, primarily advertising and other marketing expenditures, and payroll and related costs will constitute a material use of future cash resources. We anticipate that our current cash and cash equivalent balances, with or without expected net proceeds from this offering, will be adequate to meet our foreseeable working capital and operating expense requirements for at least the next twelve months. We do not currently have any plans for a follow-on public offering nor do we have any predetermined future share price thresholds that would cause us, based on share price alone, to initiate a follow-on public offering. We will continue to evaluate our needs for funds based on our assessment of access to public or private capital markets and the timing of our need for funds. Although we have no present intention to conduct additional public equity offerings, we may seek to raise these additional funds through private or public debt or equity financings. Additional capital may not be available or, if available, may not be on terms we deem reasonable. Any future financings may be dilutive in ownership, preferences, rights or privileges to our stockholders.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. We do not currently hold any derivative instruments and do not engage in hedging activities. We will be required to adopt SFAS No. 133 for the year ending December 31, 2001. We expect the adoption of SFAS No. 133 will not have a material impact on our financial position, results of operations or cash flow.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

    Our exposure to market risk for changes in interest rates relates primarily to increases or decreases in the amount of interest income we can earn on our investment portfolio and on increases or decreases in the amount of interest expense we must pay with respect to any outstanding debt instruments. We had no debt instruments outstanding as of December 31, 1999. The risk associated with fluctuating interest expense is limited, however, to those debt instruments and credit facilities that are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

                                    BUSINESS

OVERVIEW

    We provide home improvement information and services on the Internet. Through our ImproveNet.com and ImproveNetPro.com Web sites, matching services and targeted advertising, we are creating a national marketplace for home improvement products and services in which homeowners, service providers and suppliers of home improvement products benefit from an organized and efficient online flow of information and communication.

    We generate job leads for service providers from highly interested homeowners within their geographic area using our proprietary matching service. In 1998, we received approximately 33,500 job submissions valued at a total of approximately $1.1 billion, compared to the estimated total expenditures for the residential home improvement market for 1998 of approximately $120.7 billion, according to the United States Department of Commerce. In 1999, we received approximately 106,500 job submissions valued at a total of approximately
$2.7 billion, compared to the estimated total expenditures for the residential home improvement market for 1999 of approximately $126.7 billion, according to the National Association of Home Builders. We have designed our services to deliver a satisfying home improvement experience to homeowners and assist them through the four phases of the home improvement process: dream and design, plan and budget, hire and build and fix and maintain. We generate revenues from our three constituents:

    - service providers pay us lead fees and win fees for our matching service that are included in service revenues;

    - suppliers of home improvement products and services as well as other advertisers pay us advertising fees for the purchase of advertising space on our Web sites that are included in advertising revenues; and

    - homeowners pay us fees for our premium home improvement services that are included in service revenues and that to date have not been significant.

INDUSTRY BACKGROUND

THE HOME IMPROVEMENT INDUSTRY

    The home improvement industry is fragmented. According to the National Association of Home Builders, total expenditures for residential home improvements for 1999 were $126.7 billion. According to the United States Census Bureau, there are currently 70.5 million owner-occupied homes out of a total of 120 million housing units.

    The participants in the home improvement industry can be grouped into three categories: homeowners, service providers and suppliers of home improvement products. These participants face distinct challenges in meeting their individual objectives.

    HOMEOWNERS

    The appearance, care, maintenance and general working condition of a home is highly important to a homeowner. Maintaining and improving the home involve an ongoing financial and emotional investment in the homeowner's core asset. To manage a home improvement project, a homeowner needs to design the project, establish a budget for the project, find and select service providers, and guide it to its completion. To a large extent, homeowners currently must rely upon word-of-mouth recommendations, Yellow Pages and local newspaper advertisements, and magazines and books to accomplish these tasks. None of these resources provides immediate, objective, reliable and customized information. As a result, homeowners are generally poorly informed and uncertain about how best to identify and locate a reputable, experienced and competitively priced service provider and to design and budget for their projects. Further, homeowners seldom have the time to manage their home improvement projects or have access to an experienced home improvement advisor. Because of all these factors, they often pay a high emotional and financial cost to complete a home improvement project and are not always satisfied with the results.

    SERVICE PROVIDERS

    Based upon a compilation of industry sources, we believe there are up to 900,000 service providers in the United States. The home improvement industry is characterized by a high rate of turnover among local contractors. These service providers have few channels to communicate effectively with homeowners or with one another. There is neither an industry-wide certification based on work quality nor a code of conduct and ethics for contractors as there is for architects and designers. As a result, reputable contractors are often unable to differentiate themselves based on reliability, adequate capitalization and areas of specialization. Service providers currently rely on word-of-mouth recommendations, the Yellow Pages and other traditional mass media advertising that require them to pay upfront fixed costs. Therefore, service providers must allocate significant time, money and energy to qualifying and verifying the leads they receive. Typically, small independent contractors experience difficulty in predicting lead flow, managing staffing and working capital requirements and, most importantly, systematically building a stable business.

    SUPPLIERS OF HOME IMPROVEMENT PRODUCTS

    According to REMODELING'S 1998-1999 Buyers Guide, there are approximately 3,000 suppliers of home improvement products in the United States. Although there are some well-known brand names supplying a wide array of home improvement products, the broader industry is comprised of local and regional firms with limited means to distribute and market their products effectively to homeowners. According to ADVERTISING AGE, approximately $950 million was spent in 1998 on advertising in the home improvement industry. Currently, the majority of supplier advertising dollars is spent on co-marketing and co-branding advertising and print and broadcast advertising. These traditional media lack a centralized database of information that can be searched based on specified terms, and the ability to conduct two-way communications. Although suppliers have often used traditional media effectively to build brand recognition, they have difficulty using traditional media to target homeowners who are in the process of making time-critical purchasing decisions regarding home improvement products.

THE INTERNET HOME IMPROVEMENT OPPORTUNITY

    The Internet has fundamentally changed the way that individuals and businesses communicate, obtain information, advertise, purchase goods and services and transact business. International Data Corporation estimates that the number of Internet users will grow to 177.0 million in the United States by the end of 2003 and projects that commerce revenue on the Internet in the United States will increase from approximately $37.2 billion in 1998 to $707.9 billion in 2003. Forrester Research projects that advertising spending on the Internet in the United States will exceed $2.8 billion in 1999 and grow to more than $17.2 billion by 2003.

    We believe that an opportunity exists for an online home improvement marketplace that provides a central repository of information for the benefit of homeowners, service providers and suppliers. This marketplace would enable homeowners to access design and planning tools, find service providers and obtain other project management services. This marketplace would also enable service providers to access job leads, differentiate themselves from competitors and communicate with fellow professionals. Finally, this marketplace would enable suppliers to market their products to a targeted audience of homeowners at the time they are making time-critical purchasing decisions.

THE IMPROVENET SOLUTION

    We provide home improvement information and services on the Internet. We aggregate and organize information and design tools for homeowners, generate job leads for service providers and provide home improvement project information to suppliers. We independently screen and monitor contractors, designers and architects nationwide to ensure that our homeowners' qualified job leads are matched with pre-screened service providers. We offer suppliers coordinated advertising to homeowners and service providers while they are making home improvement purchasing decisions. Through our Web sites, matching and advisory services and targeted advertising, we are creating a national online marketplace for home improvement products and services.

    Our solution offers the following benefits:

    FOR HOMEOWNERS:

    - ACCESS TO QUALITY SERVICE PROVIDERS. Our screening process is designed to identify the leaders in quality and service in each of our local markets. To pass our screening criteria, service providers must have a clean credit and legal history, all necessary licenses, appropriate insurance and no significant negative references from customers or other service providers. We re-screen the service providers in our database approximately semi-annually. By creating a national database of screened service providers, we improve the likelihood that homeowners who contact us will hire qualified, experienced and reputable service providers.

    - COST-EFFECTIVE AND CONVENIENT SERVICES. For projects greater than $500, our matching process solicits between two and four service providers on behalf of homeowners who might otherwise settle for a single bid, creating a competitive marketplace for their home improvement project. We choose the service providers by matching their geographical, job type and job size preferences with the homeowner's job specification. We contact selected service providers by fax, e-mail or by posting to ImproveNetPro.com. Our goal is to have the selected service providers contact the homeowner directly to discuss the job in detail within 72 hours of when we provide the homeowner with the service providers' names. Our service providers currently meet this goal approximately 50% of the time. In addition, we offer homeowners the ability to search for home improvement services and to plan their current projects using our interactive planning tools from home or work 24 hours a day, seven days a week. We assign a personal project advisor to each home improvement project. The project advisor is available to guide and advise the homeowner and the selected service provider throughout the project.

    - ONLINE PROJECT ASSISTANCE. We believe our array of online services, including our product showcase, our design gallery and our planning and estimating tools, provides answers to homeowners' diverse questions and needs regarding home improvement and repairs. Our Web site allows each homeowner to generate ideas from the product showcase and design gallery and access the personal project folder, an archive of previous project ideas and communications. For a fee, we provide premium services such as legal and credit reports on contractors outside the ImproveNet network for $29 per report and bid and contract assessment assistance for $50 per contract.

    FOR SERVICE PROVIDERS:

    - QUALITY JOB LEADS. Our project advisors call each homeowner after we receive a job to confirm that the homeowner is interested and to assist with refining the details of the job. Service providers who receive leads through our proprietary matching service benefit from the likelihood that the homeowner's interest is real and that the potential project is correctly characterized. In addition, service providers give us geographic, job type and job size preferences, which enable us to match the service provider to a job that meets its preferences and expertise. Service providers can change their preferences at any time to reflect their changing needs and circumstances.

      Through our ImproveNetPro.com website, we have recently begun to communicate job leads in near real-time to the selected service providers.

    - COMPETITIVE DIFFERENTIATION. We believe service providers can differentiate themselves from their competitors by successfully completing our proprietary screening process and joining our network. We identify, contact and recruit service providers through many public and private sources. We have used Yellow Pages and licensing and trade association lists to identify, contact and recruit service providers into our network. We have not been able to screen approximately one-third of all service providers we have identified. Approximately one-third of the service providers who we have identified through lists or contacted through our various sources and roughly 50% of those we have screened have met our selection standards of professionalism and reliability. Currently, we have approximately 33,000 eligible service providers in our network who have indicated an interest in continuing to receive qualified job leads from us.

    - BUSINESS AND FINANCIAL EFFICIENCIES. Service providers who participate in our matching service pay only for job leads that they accept and for jobs that they win, allowing them to reduce their upfront marketing costs. New job leads from our matching service supplement the flow of work that contractors, architects and designers receive from their traditional sources, which allows them to plan and operate their businesses more efficiently. Furthermore, through our SmartLeads program, service providers in our network are able to gain efficient and timely access to the most recent product information available. In addition, service providers often gain access to special product discounts not available to their competitors.

    FOR SUPPLIERS OF HOME IMPROVEMENT PRODUCTS:

    - TARGETED ADVERTISING TO HOMEOWNERS. ImproveNet.com is designed to attract visitors who are focused on remodeling, repairing and maintaining their homes. We believe that this audience is a valuable target for suppliers of home improvement products and services. Banners, buttons and other forms of advertising allow these suppliers to target their message more efficiently and cost-effectively to a highly responsive and focused audience. Moreover, through our SmartLeads program, suppliers are able to reach service providers and homeowners engaged in home improvement projects through targeted messages.

    - TARGETED ADVERTISING TO SERVICE PROVIDERS. Through our SmartLeads program, we offer our suppliers the opportunity to run highly targeted promotions to our network of service providers based on detailed attributes including project type, cost, timing and location. This focused advertising offers suppliers an effective method of selling entire lines and specific products to highly interested service providers at the time of purchase.

    - CO-BRANDED WEB SITES. We offer suppliers the opportunity to place our content and services on their own Web sites or link to co-branded Web sites, without having to expend development time or resources. These co-branded Web sites allow suppliers to offer our content and services to their customers. In many of these arrangements, the suppliers share in the revenues from jobs referred through their site or the co-branded Web site.

THE IMPROVENET STRATEGY

    Our strategy is to become America's home improvement resource on the Internet. The key elements of our strategy are:

    DELIVER A SATISFYING HOME IMPROVEMENT EXPERIENCE FOR HOMEOWNERS, SERVICE PROVIDERS AND SUPPLIERS

    The core of our strategy is to make it easy for homeowners, service providers and suppliers to work together on a home improvement project. We believe that achieving this goal will improve the perception of the home improvement industry in general and improve the level of professionalism and reliability among service providers, in particular. The independence of our matching service allows us to maintain a neutral role in the home improvement process. In addition, our focus on quick and easy access to information, improved project and market efficiencies and the creation of a central marketplace for home improvement products and services allows us to change the current approach and execution of a home improvement project.

    Through our online services, including our Web sites and SmartLeads program, and our offline support services, including our project advisors and professional services group, we seek to provide increased communication between all parties to a home improvement project and to create new efficiencies for the project itself. Access to this marketplace allows service providers in our network to increase their own business and financial efficiencies and differentiate themselves from their competitors. Similarly, this access allows suppliers to market their home improvement products and services within a cost effective advertising medium. We believe that the execution of our ongoing strategy requires us to:

    - expand and strengthen the pool of high quality information and content on our Web sites;

    - expand and strengthen our network of qualified and interested service providers;

    - improve our personal assistance to homeowners through our advisory services;

    - strengthen our communication with our network of service providers through ImproveNetPro.com and an enhanced, highly knowledgeable team of local service personnel; and

    - strengthen our relationships with suppliers through enhanced co-branded opportunities and highly targeted advertising products such as our SmartLeads program.

    INCREASE THE NUMBER OF JOBS SUBMITTED TO US AND THE PERCENTAGE OF JOBS WON BY SERVICE PROVIDERS IN OUR NETWORK

    We define our win rate as the number of jobs won by service providers in our network divided by the total number of jobs that we match. For 1999, our win rate was 8.9%. We intend to continue to increase our number of jobs and our job win rate by:

    - extending the breadth and depth of our content to create better quality jobs;

    - increasing participation by interested, responsive high-quality service providers;

    - building a local presence in major markets to work with our service providers; and

    - developing tracking systems and procedures to identify wins that are not reported to us by either the service provider or the homeowner.

    We have invested heavily in the development of content design tools and services and have refined our submission process to increase the quality of the homeowner experience and the quality and number of jobs submitted. We intend to use the service provider databases from suppliers of home improvement products to augment our service provider base. Our locally based professional services group recruits service providers, monitors their interest and participation and oversees their performance. We have embarked on an aggressive hiring program to expand our professional services group with a goal of increasing our local presence within the service provider community to 70 major population areas by the end of 2000.

    EXPAND EXISTING COMMERCIAL RELATIONSHIPS AND CREATE NEW ONES WITH SUPPLIERS OF HOME IMPROVEMENT PRODUCTS AND SERVICES AND RELATED HOME SERVICES

    We have recently entered into multi-year commercial contracts with Cendant, DuPont, General Electric Appliances, Microsoft and Owens Corning. We believe that these contracts provide these suppliers of home improvement products and services with a new advertising and marketing opportunity with the following benefits:

    - highly targeted, cost-efficient advertising to service providers and homeowners;

    - an immediate and enhanced Internet presence in the home improvement market; and

    - a focused Internet strategy including co-branding relationships and shared content.

    In turn, we realize the following benefits from these commercial relationships:

    - access to supplier's databases and co-branding opportunities;

    - assistance in attracting homeowners to ImproveNet.com;

    - increased number of job submissions, leads and wins;

    - assistance in building stronger relationships with our network of service providers; and

    - additional highly targeted, fully developed content for our Web sites.

    Based on the initial financial and strategic success of our existing multi-year commercial contracts, we are aggressively pursuing additional nationally recognized suppliers of various home improvement products and services. Specifically, we plan to target providers of related home services such as real estate brokers and homeowner finance and insurance companies and have entered into relationships with Cendant's CompleteHome and Microsoft's HomeAdvisor.

    CONTINUE TO BUILD THE IMPROVENET BRAND

    To enhance public awareness of our home improvement services, we are implementing a brand development program using mass market and targeted advertising, direct mail, word-of-mouth, promotions and public relations. Existing and future multi-year commercial contracts with recognized home improvement brands provide us with new opportunities to promote our brand through promotions and co-branding initiatives such as Powered by ImproveNet. In addition, these contracts provide us with the opportunity to use the consumer sales and marketing infrastructure, expertise and consumer information of these organizations which we could not otherwise access or afford in our normal course of business. We are also focused on systematically extending relationships with high traffic Web sites. We believe in focusing our advertising and promotions on homeowners during the home improvement planning cycle, the time when we believe homeowners and service providers are most receptive to brand association.

SERVICES AND INFORMATION

    We offer several services including ImproveNet.com, our matching services, ImproveNetPro.com, SmartLeads and Powered by ImproveNet co-branded services.

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
This space will contain two graphics.
The first graphic depicts ImproveNet's relationship to its three principal constituents: homeowners, service providers and suppliers.

The second graphic depicts the ImproveNet matching process from job submission to job completion.

IMPROVENET.COM

    Our consumer Web site, ImproveNet.com, enables homeowners to browse, free of charge, our 30,000 pages of ideas and information for use in their home improvement projects and to use our project tools to help them better understand their home improvement project. Our design gallery on ImproveNet.com features color images of the work of leading architects and designers. For most designs, we provide images, comments from both the designer and our editors and a detailed list of products used in the design. Our product showcase on ImproveNet.com contains images of a full range of more than 5,000 distinct home improvement products and includes brands such as Armstrong, DuPont, General Electric Appliances, Owens Corning, Price-Pfister and Masco's Kraft Maid and Merrillat.

    We recently introduced our kitchen estimator, the first product in our project estimator service, which is designed to assist homeowners through the planning and budgeting stage of the home improvement process. This is an interactive application that allows homeowners to calculate prices for a project based on parameters such as physical dimensions, styles and the homeowner's zip code.

    Homeowners can register as members, without charge, which entitles them access to additional products and services. As part of the on-site registration process, we create a customized interface for each registered member, known as the personal project folder. The personal project folder permanently stores all information related to that homeowner's project and allows us to present custom-tailored information to that homeowner. Homeowners can store ideas they get from our design gallery, product showcase and product estimator, in addition to their own thoughts, as they plan and design their home improvement project. In addition, we offer premium services to homeowners for a fee. Our premium services include screening non-ImproveNet service providers and providing bid and contract assessment assistance.

    Our Web site gives homeowners access to a community of fellow Web site visitors and to service providers and industry professionals who can respond to home improvement questions. Visitors may read the more than 5,600 discussions currently on our message boards, and registered members may join in the discussions or post a new question. This feature gives homeowners who are now in the home improvement process a friendly environment in which to educate themselves further and to reduce their anxiety related to home improvement.

    Guiding homeowners through every stage of the home improvement process is central to our strategy of imparting information and personal assistance. Our project advisors are available to guide and advise the homeowner throughout the job. By personalizing both our Web site and our interactive communications to homeowners, we provide homeowners a user-friendly and highly productive environment in which to manage their projects. Furthermore, we believe that this personalization increases the likelihood that homeowners will return to us for all their home improvement needs.

IMPROVENET'S MATCHING SERVICES

    We offer homeowners the opportunity to submit to us a home improvement job that we match with contractors, architects or designers who want to bid on the job. We currently match approximately half of the jobs submitted to us with interested service providers. Homeowners who are starting a home improvement project begin the process by clicking on our homepage links to "Find a Contractor" or "Find a Designer" and are then asked to complete a detailed project request form that specifies the type of job the homeowner desires. Based on the homeowner's project description, the homeowner's job request is then categorized by size as follows:

    - a large project, greater than $5,000 in value;

    - a small project, between $5,000 and $500 in value; and

    - a micro project, less than $500 in value.

    Once a fully qualified job has been submitted to us, we assign a project advisor to guide the homeowner through the entire home improvement process. We also notify the homeowner immediately that we will begin our search to match their project with potential service providers interested in bidding on the project. Our proprietary matching service uses the homeowner's project description to select the ImproveNet service providers in the homeowner's geographic area who do the type of work required. We deliver job leads to selected service providers by fax, email or by posting the leads on ImproveNetPro.com. Currently, we have approximately 33,000 eligible service providers in our network who have indicated an interest in continuing to receive qualified job leads from us. The interested service providers who first contact us get the opportunity to have their name submitted to the homeowner on the project. We currently allow up to four service providers to be matched on a large project, up to two service providers on a small project and one service provider on a micro project. We then forward the selected names on a first-come, first-served basis to the homeowner via e-mail, ideally

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
within 72 hours of submission, a goal that we meet approximately 50% of the time. The service providers who we refer to the homeowner pay us a fee for the job lead.

    Service providers contact the homeowner directly by telephone to discuss the job in detail, ideally within 72 hours of our e-mail. Once the homeowner and service provider have been matched, the service provider is able to bid on the project at any time after meeting with the homeowner. If a job does not receive a contact from an interested service provider within approximately one week of submission, the project advisor works on behalf of the homeowner to locate available and interested service providers. The project advisor sends a series of messages to the homeowner that provide project management advice, offer premium services and market supplier product offerings. The homeowner is free to contact his or her project advisor as many times as needed by e-mail or by telephone. Following the completion of the project, we solicit a quality-assurance survey to determine the outcome of the matching process and the level of homeowner satisfaction. We invoice service providers for a win fee based on a predetermined percentage of the job's value for every job they win through our matching service. These win fees are based on a non-negotiable, fixed-fee schedule based on estimated job size, as follows:

ESTIMATED JOB SIZE                                                FEE         MAXIMUM
------------------                                          ---------------   --------
Less than $5,000..........................................  10% of job size     $250
$5,000 - $10,000..........................................  5% of job size      $300
$10,000 - $35,000.........................................  3% of job size      $700
Greater than $35,000......................................  2% of job size      $995

    We ask our service providers not to charge the win fee in the bid quote to the homeowner. We currently collect our win fees directly from service providers once the service provider or the homeowner informs us that the homeowner has hired a service provider through our matching service.

IMPROVENETPRO.COM

    Our recently introduced commercial Web site, ImproveNetPro.com, provides new or enhanced services to our service providers. ImproveNetPro.com allows us to communicate in near real-time with participating service providers who are online. ImproveNetPro.com provides our contractors, architects and designers with immediate access to new job postings. Once a service provider enters the password-protected section of ImproveNetPro.com, he or she is immediately presented with the status of new jobs available to the service provider that match their location, preferences and expertise. We believe that ImproveNetPro.com will assist us to enhance the loyalty of our contractors, architects and designers.

SMARTLEADS

    In the course of helping homeowners manage home improvement projects, we obtain timely and specific information from them regarding the nature of their home improvement projects. With SmartLeads, we offer our suppliers of home improvement products the opportunity to send direct e-mail messages about their products to service providers and homeowners who are making purchasing decisions during the home improvement process. Currently, our service providers cannot opt out of the SmartLeads program, while homeowners may request that they not be included in the SmartLeads program. We charge suppliers a fee for each message sent. We believe this is a targeted and cost-effective means for suppliers to reach homeowners and service providers near the time of purchase.

POWERED BY IMPROVENET AND FIND A CONTRACTOR

    We provide a customized product superimposing ImproveNet.com content including our matching services on third-party Web sites so that the content looks like the third party's own content but is Powered by ImproveNet. This customized product allows our logo and our products and services to be

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
placed across a broad spectrum of third-party Web sites related to home improvement, from online versions of traditional media properties to Web sites related to manufacturing, finance, real estate and local and regional guides. If a customer of these third parties uses our matching services, we pay the supplier a portion of any service revenue from that match. We also advertise on third party Web sites through our Find a Contractor service. We place a "Find a Contractor" banner or button on third party Web sites that links the user to ImproveNet.com. We pay these third parties either a flat fee or on a per referral basis. Since many of the third-party Web sites that use Powered by ImproveNet and Find a Contractor are related to the home improvement industry, we believe these programs will deliver more qualified traffic to our Web site. We also believe that Web sites that are related to the home improvement industry and will participate in these programs will benefit from the access to our matching services.

    The following is a complete list of third parties who currently participate or have agreed to participate in the Powered by ImproveNet or Find a Contractor programs:

Armstrong World Industries, Inc.
Art on Tiles
Brandwise.com
Builder Select.com
Buildscape.com
Classified Ventures/HomeHunter
Chesapeake Precision, Inc.
ContractorGuy.com
Cox Interactive
DeGeorge, Inc.
Delta Faucets
Dow Remodel.com (Dow)
EllieMae Affiliates
FeelingRightAtHome.com
GE Appliances
GoingSouth.com
GoToWorld
Halogens
HomeCase.com, Inc.
Homematrix.com, Inc.
Homes.com, LLC
HomeServices.com
HomeSpace
HomeSpecialties
Hometime Video Publishing, Inc.
Houston Association of Realtors
Insurance Spotlight
iOwn, Inc.
Jenn-Air
Just Seconds
Las Vegas Virtual Realtor
LoanUPDATE (NetUpdate.com)
Lumbermen's Building Centers
Maytag Corporation, Inc.
Michigan Web
Microsoft HomeAdvisor
MinnesotaLink.com
MortgageDepartment.com
Move.com
MyHome.com
MyMortgageAdvisor.com
Ohio Home Search
OurHouse, Inc.
Owens Corning
Owners, Inc.
Paintright.com (Paint Right Services)
Philips Electronics
Phoenix Association of Realtors
postnet.com (St. Louis Post-Dispatch)
PruWeb.com (Prudential)
RealEstateRover.com, Inc.
realhub.com
Re/max of California & Hawaii, Inc.
RemodelingGuy.com
Schlage Lock Company
Minneapolis Star Tribune (startribune.com)
The SunRay Corporation
The Half-Assed Handyman
The Redondo Mall
Today's Homeowner
Turnhome, Inc.
Wickes Lumber
Yahoo!

MULTI-YEAR COMMERCIAL CONTRACTS


    In September 1999, we entered into an Internet Development, Marketing and Distribution Agreement with General Electric Appliances, a division of the General Electric Company. GE purchased a package of our advertising products and Powered by ImproveNet including a private label contractor matching service for $3,000,000 over three years. In addition, we purchased cooperative and co-branded advertising and access to GE's direct mail infrastructure, for $3,000,000 over three years. Throughout the term of the agreement, GE has agreed to pay us ten dollars for each completed sale we refer to GE, not to exceed $2,500,000 over three years. In connection with this agreement, we issued to GE Appliances and GE Capital Equity Investments, Inc. warrants to purchase 326,000 shares of series D preferred stock at $0.01 per share.


    In October 1999, we entered into an Internet-based Services Agreement with Owens Corning. Owens Corning purchased a package of our advertising products and Powered by Improvenet including a private-label contractor matching service for $3,000,000 over the first three years. In addition, we purchased cooperative and co-branded advertising for $2,250,000 over the first three years. We pay Owens Corning for each job Owens Corning refers to us which exceeds $500 in total job value. As long as Owens Corning owns at least 500,000 shares of our common stock, we are obligated to nominate one designee of Owens Corning for election to our board of directors. The Owens Corning designee is currently Domenico Cecere, president of Owens Corning North American Building Materials Systems.

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
We cannot provide a private label contractor matching service to Owens Corning's competitors through December 2000. In connection with this agreement, we issued Owens Corning warrants to purchase 150,000 shares of our common stock at $0.01 per share. The term of the agreement is 12 years. Following the initial three years of the agreement, Owens Corning may terminate the agreement upon 12 months prior written notice.

    In December 1999, we entered into a Relationship Agreement with Microsoft. We purchased a direct link on Microsoft's HomeAdvisor Web site to a co-branded Web site Powered by ImproveNet. We will pay Microsoft a fee equal to the greater of 25%-37 1/2% of revenues realized from the operation of the co-branded Web site or a guaranteed minimum fee of $6,000,000 over three years. If Microsoft agrees to host our content on the HomeAdvisor Web site, Microsoft will pay us a minimum of 25% of all gross revenues received by Microsoft from operation of the Web site. In addition, we have agreed that Web pages on our site visited by users linked through the HomeAdvisor Web site will not contain any advertisements, hyperlinks or other content from a special class of HomeAdvisor competitors. In connection with this agreement, we issued to Microsoft warrants to purchase 583,333 shares of our common stock at $13.50 per share and warrants to purchase 100,000 shares of our common stock at $0.01 per share. The term of this agreement is three years.


    In December 1999, we entered into a Collaboration Agreement with DuPont. DuPont purchased a package of our advertising products and Powered by ImproveNet. In addition, we purchased cooperative advertising and access to DuPont's direct mail infrastructure, the fees for which cannot exceed the fees we collect from DuPont. Pursuant to this agreement, DuPont agreed to pay us $1,000,000 in year one and we agreed to pay DuPont $1,000,000 in year one with fees for subsequent years to be negotiated by the parties. We agreed to pay DuPont a fifteen dollar fee for each direct referral to ImproveNet.com for jobs that exceed $500 in total value. The agreement provides for an exclusive arrangement with respect to other manufacturers of two DuPont product categories. In connection with this agreement, we issued to DuPont warrants to purchase 35,000 shares of our common stock at $0.01 per share. The term of this agreement is four years. Following the initial year, either party may terminate the agreement without cause upon 90 days prior written notice.



    In December 1999, we entered into an Agreement with Move.com, an affiliate of Cendant Corporation. We purchased a direct link on Cendant's Move.com Web site to a co-branded Web site Powered by ImproveNet. We will pay Cendant a fee over three years equal to the greater of a predetermined share of the revenue realized from the operation of the co-branded Web site or a guaranteed minimum fee of $6,000,000 over three years. In addition, we have agreed that Web pages on our site visited by users linked through the Move.com Web site will not contain advertisements, hyperlinks or other content from a special class of Move.com competitors. In connection with this agreement, we issued to Cendant warrants to purchase 259,263 shares of our common stock at $13.50 per share and warrants to purchase 75,000 shares of our common stock at $0.01 per share.


SALES AND MARKETING

    We believe that building awareness of the ImproveNet brand is critical to our effort to be America's home improvement destination on the Internet. Our primary means of increasing the number of homeowners who visit ImproveNet.com and building a broad-based awareness of our brand among homeowners has been through online advertising arrangements. We have entered into these arrangements, which are generally one year in length or cancelable with reasonable notice that obligate us to pay a fixed monthly fee, with:

    - frequently visited portals, such as AltaVista, America Online, Excite@Home, Lycos, Quicken.com and Yahoo!; and

    - Web sites related to home improvements, such as Better Homes and Garden, This Old House, and Microsoft HomeAdvisor.

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
    In addition, starting in the second half of 1999, we began supplementing our online advertising with offline advertising in Yellow Pages, print media and national radio and through customary public relations initiatives. We have faced and will continue to face increased renewal charges for our advertising arrangements.

    Our five largest advertisers in 1999 were Armstrong, General Electric Appliances, Masco's Merrillat, Owens Corning and Whirlpool. No single advertiser accounted for more than 10% of our total revenues for any period.

PARTNERSHIP SERVICES GROUP

    Our partnership services group focuses on creating commercial relationships with companies serving the home improvement industry, including suppliers of home improvement products and related services. Since August 1999, we have sold these companies advertising including a continuous presence on our Web sites for a fixed annual fee. For example, we have entered into multi-year commercial contracts with the following third parties: Cendant, DuPont, General Electric Appliances, Microsoft and Owens Corning. As of December 31, 1999, we had 18 professionals in our partnership services group.

PROFESSIONAL SERVICES GROUP

    Our professional services group, a recently formed department within ImproveNet, consists of professionals residing in local markets who are responsible for recruiting and retaining service providers in their local market and for maintaining and building business relationships with local service providers with a view to enhance our match and win rates. We believe that a local professional services presence will allow us to build and maintain a strong network of service providers in each geographic area. As of December 31, 1999, we had 70 local professional advisors in our professional services group.

PROJECT SERVICES GROUP

    Once a fully qualified job has been submitted to us, we assign a project advisor to guide the homeowner through the entire home improvement process. Our project advisors are the primary contact with the homeowner from the time the homeowner logs in to use our matching services through the end of the entire home improvement process. We believe that this personal interaction increases the likelihood that homeowners will return to us for all their home improvement needs. As of December 31, 1999, we had 49 project advisors.

PRODUCT DEVELOPMENT

    We seek to maintain and advance our market position by continually enhancing the performance of our Web sites and expanding the features that we offer homeowners, service providers and suppliers. We expect that enhancements to our Web sites and services will come from both internally and externally developed technologies.

    Our new product development ideas are stimulated by input from our bulletin boards, commercial relationships, market surveys and market focus groups. Our current development efforts focus primarily on identifying, designing and building proprietary products, features and systems to manage the collection and organization of information for homeowners, our network of service providers and suppliers of home improvement products. Additionally, our product development group is responsible for the ongoing activities related to development of content for our Web sites and the ability of our systems to handle larger numbers of visitors, more available pages and our Powered by ImproveNet interfaces. Future delays or unforeseen problems in these development efforts could delay the introduction of new products, services or features on our Web sites.

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
TECHNOLOGY INFRASTRUCTURE

    Our Web sites are designed to provide fast, reliable, high quality access to our online services. Our hardware and software systems must assimilate and process large volumes of visitor traffic and store, process and disseminate large amounts of user data, and process interactive applications.

    We have implemented a broad array of site management, customer interaction and processing systems using our own proprietary technologies and, where appropriate, commercially available licensed technologies. Our systems use Windows NT and are designed for a high level of automation and performance. We have redundant power supplies, fail-over machines and fully clustered databases and Web servers to optimize up-time and user experience. We monitor our network and machines 24 hours a day for reliability. In 1997, 1998 and 1999, we spent $288,000, $504,000 and $665,000 on research and development.

    Our Web sites are operated using Microsoft tools supplemented by ImproveNet-specific enhancements and tools to support rapid database/Web application development. Our ability to successfully receive homeowner job submissions online, provide high-quality homeowner service, and serve a high volume of advertisements largely depends on the efficient and uninterrupted operation of our computer and communications hardware systems. Our Web sites and databases are hosted by Exodus Communications in Santa Clara, California. All of our computer, communications systems and database back-ups are located in our administrative headquarters in Redwood City. We estimate that we are currently using up to approximately 20% of our Web sites' server capacity. Visitor traffic to our Web sites varies significantly. Spikes in visitor traffic and user demand can affect expected performance of our Web sites and could cause outages. Since we have been keeping logs on our Web sites, we believe that our ImproveNet.com Web site has been unintentionally interrupted for periods ranging from two minutes to one hour, except that on one occasion, some users experienced interruptions in part of our service for a period of 48 hours. We believe that we have had no interruptions or outages of our ImproveNetPro.com Web site since its inception in December 1999. The primary reason for interruptions in service relate to new content introductions onto our Web sites, such as our visualizer or estimator tools, which involve a complex code base. Implementation of increased security measures, such as additional firewalls, has caused interruptions in our Internet-based services. We have implemented around-the-clock security, installed monitoring equipment and hired additional personnel to minimize and diagnose service problems.

COMPETITION

    We believe that the critical competitive factors in the online home improvement industry include:

    - the number of visitors to the Web sites, the number of home improvement jobs submitted by those visitors, the time spent by those visitors at those Web sites and the resultant loyalty created among those visitors, the degree to which Web site content and loyalty create allegiance to the service provider referral service at the Web site, and, ultimately, the ability to generate repeat customers;

    - the ability to recruit and retain a network of quality service providers that have broad trade and geographical coverage so that a large number of jobs can be matched with service providers;

    - the ability to maintain loyalty of service providers and capture their capacity for jobs; and

    - the ability to generate significant traffic from online homeowners and qualify their projects so that they can be efficiently handled by service providers and so that suppliers can effectively market to them.

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
    We believe that our ability to compete depends on many different factors, both within and outside our control, including:

    - the geographical coverage and completeness of our network of service providers and the performance of the service providers referred from that network;

    - the strength of our commercial relationships with suppliers of home improvement products and services and their interest in entering similar relationships with our competitors;

    - the quality of our Web site content and the tools offered to both homeowners and service providers; and

    - the effectiveness of our marketing strategy and its impact on the number of high quality home improvement projects we are able to generate from visits to our Web site and through other means.

    Our current competitors include:

    - LOCAL, PRIMARILY PHONE-BASED, CONTRACTOR REFERRAL BUSINESSES. These are generally small operations that take phone requests from homeowners that they attract through Yellow Page advertising or direct marketing initiatives and that refer projects to contractors with whom they often have a personal relationship.

    - ONLINE REFERRAL COMPANIES. Some of our competitors such as ServiceMagic.com, iMandi, iCastle, repairnet, HomesSpud and OurHouse.com offer a publicly accessible online database and other companies such as Handyman Online, BidExpress, and Contractor.com have matching services but do not have national coverage. Remodel.com, which was recently launched by HomeStore.com, also offers a matching service.

    - SUPPLIERS OF HOME IMPROVEMENT PRODUCTS. We expect the number of our competitors to increase in the future. For example, retailers of home improvement products such as The Home Depot, Lowe's and Sears Roebuck & Co. could develop competing home improvement Web sites.

    In addition, parties with which we have commercial relationships and other suppliers of home improvement products could choose to develop their own Internet strategies or competing home improvement Web sites. Many of our existing and potential competitors have longer operating histories, greater name recognition, larger homeowner bases and significantly greater financial, technical and marketing resources than we do. We believe that we and any competitor seeking to establish home improvement services on the Internet confront significant challenges, including the need to:

    - cost-effectively build a comprehensive network of service providers;

    - possess an effective process for handling a large volume of homeowner requests and delivering a high level of customer service;

    - develop and offer project modeling tools;

    - develop a communication channel between homeowners and service providers; and

    - develop relationships or alliances with suppliers of home improvement products and services that have strong brand names and databases of service providers.

GOVERNMENT REGULATION

    Our business is subject to rapidly changing laws and regulations. Although our operations are currently based in California, the United States government and the governments of other states and

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
foreign countries have attempted to regulate activities on the Internet. The following are some of the evolving areas of law that are relevant to our business:

    - PRIVACY LAW. Current and proposed federal, state and foreign privacy regulations and other laws restricting the collection, use and disclosure of personal information could limit our ability to leverage our databases to generate revenues; and

    - BUILDING REQUIREMENTS. The activities of our service providers are subject to various federal, state and local laws, regulations and ordinances relating to, among other things, the licensing of home improvement contractors, OSHA standards, building and zoning regulations and environmental laws and regulations relating to the disposal of demolition debris and other solid wastes. In addition, many jurisdictions require the service provider to obtain a building permit for each home improvement project.

    Because of this rapidly evolving and uncertain regulatory environment, we cannot predict how these laws and regulations might affect our business. In addition, these uncertainties make it difficult to ensure compliance with the laws and regulations governing the Internet. These laws and regulations could harm us by subjecting us to liability or forcing us to change how we do business.

INTELLECTUAL PROPERTY RIGHTS

    Our success is dependent upon our ability to develop and protect our proprietary technology and intellectual proprietary rights, including our databases of homeowners and service providers and our matching criteria and algorithms. We rely primarily on a combination of contractual provisions, confidentiality procedures, trade secrets, and copyright and trademark laws to accomplish these goals. Our databases are trade secrets, and our matching service is protected by trade secret and copyright laws.

    In addition, we seek to avoid disclosure of our trade secrets by requiring employees, customers and others with access to our proprietary information to execute confidentiality agreements. We also seek to protect our software, documentation and other written materials under trade secret and copyright laws.

    Despite our efforts to protect our proprietary rights, existing laws afford only limited protection. Attempts may be made to copy or reverse engineer aspects of our services or to obtain and use information that we regard as proprietary. Accordingly, there can be no assurance that we will be able to protect our proprietary rights against unauthorized third-party copying or use. Use by others of our proprietary rights could materially harm our business. Furthermore, policing the authorized use of our product is difficult and expensive litigation may be necessary in the future to enforce our intellectual property rights.


    In the ordinary course of business, we have received, and may receive in the future, notices from third parties claiming infringement of their proprietary rights. Any claims, with or without merit, could be time-consuming, result in costly litigation, cause delays or require us to enter into royalty or licensing agreements, any of which could harm our business. Patent litigation in particular has complex technical issues and inherent uncertainties. In the event an infringement claim against us were successful and we could not obtain a license on acceptable terms, license a substitute technology or redesign to avoid infringement, our business would be harmed.


FACILITIES

    Our principal administrative offices and systems operations are located in Redwood City, California in approximately 16,200 square feet of office space under a lease that expires in 2006. We also lease approximately 5,300 square feet of office space in Redwood City, California under a lease that expires in 2002. We operate our project services activities out of approximately 8,000 square feet of office space in Ft. Lauderdale, Florida under a lease that expires in 2004. In addition, we have entered into leases for regional professional support offices in Irving, Texas and Livonia, Michigan. We expect

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
to enter into new leases for office space for additional professional support offices in six other regions generally on the same terms and conditions as our current regional office leases. We also anticipate opening an office in the western United States for our project advisor group. We believe our current office space including the contemplated leases of the six regional support offices and our project advisor office is adequate for our current operations and that additional office space, if required, can be readily obtained.

EMPLOYEES

    As of December 31, 1999, we had 198 employees, including 24 in sales and marketing, 49 in project services, 84 in professional services, 24 in product development and technology, and 17 in general administration. We consider our relations with our employees to be good. We have never had a work stoppage, and no employees are represented under collective bargaining agreements. We believe that our future success will depend in part on our continued ability to attract, integrate, retain and motivate highly qualified personnel, and upon the continued service of our senior management and key technical personnel. Competition for qualified personnel in our industry and geographical location is intense, and we cannot assure you that we will be successful in attracting, integrating, retaining and motivating a sufficient number of qualified personnel to conduct our business in the future.

LEGAL PROCEEDINGS

    From time to time, we may be involved in litigation relating to claims arising out of our operations. As of the date of this prospectus, we are not engaged in any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

    The following table sets forth certain information about our directors and executive officers as of December 31, 1999:


NAME                                                  AGE                              POSITION
----                                        -----------------------   ------------------------------------------
Ronald B. Cooper..........................            45              President, Chief Executive Officer and
                                                                        Director
Dennis R. Galloway........................            52              Senior Vice President, Partnership
                                                                      Services
Don Gaspar................................            36              Senior Vice President, Engineering and
                                                                        Development, and Chief Technology
                                                                        Officer
William A. Phillips, Jr...................            41              Senior Vice President, Professional
                                                                      Services
Richard G. Reece..........................            51              Senior Vice President and Chief Financial
                                                                        Officer
Richard A. Roof...........................            46              Senior Vice President, Project Services
William E. Crosby.........................            43              Vice President, Editorial
Peter A. Schuller.........................            47              Vice President, Strategic Planning,
                                                                      Acquisitions and International
Sonia Solanki.............................            35              Vice President, Human Resources
Robert L. Stevens.........................            52              Chairman of the Board of Directors
Andrew Anker(1)...........................            34              Director
Domenico Cecere(2)........................            50              Director
Stuart Gannes(2)..........................            50              Director
Brian Graff(2)............................            34              Director
Garrett Gruener(1)........................            45              Director
Alex Knight(1)............................            35              Director


------------------------

(1) Member of Compensation Committee

(2) Member of Audit Committee

    RONALD B. COOPER has served as our president and chief executive officer since March 1999 and as a director since September 1999. From July 1996 to March 1999, Mr. Cooper was president of Price Pfister, Black and Decker's plumbing products division. From August 1992 to July 1996, Mr. Cooper was president of three other Black and Decker divisions: Power Tool Accessories, PRC Realty Systems and PRC Commercial Systems Group.

    DENNIS R. GALLOWAY has served as our senior vice president, partnership services since November 1999. From July 1999 to November 1999, Mr. Galloway was our senior vice president, professional services. From February 1996 to June 1999, Mr. Galloway owned Galloway Consulting, an Internet consulting firm. From February 1994 to January 1996, he was president and chief executive officer of DialOne, a national network of franchised home services contractors.

    DON GASPAR has served as our senior vice president, engineering and development and chief technology officer since September 1999. From
November 1997 to September 1999, he was vice president of engineering and chief technology officer at TelePost, an internet telecommunications company. From March 1996 to November 1997, he was the sole owner of Gigantor Software Development, Inc., a consulting company, and he is currently Chairman of the Board of that company. From April 1995 to March 1996, he was project leader and manager of engineering at Netcom, an online services company. From April 1994 to April 1995, he was a principal engineer and project leader at Lotus Software Development, a software company.

    WILLIAM A. PHILLIPS, JR. has served as our senior vice president, professional services since October 1999. From May 1995 to October 1999, Mr. Phillips was a vice president at Price Pfister. From December 1994 to May 1995, he was vice president of sales at DAP, Inc., a caulk and sealant manufacturer.

    RICHARD G. REECE has served as our senior vice president and chief financial officer since September 1999. From April 1996 to September 1999, Mr. Reece was the vice president and chief financial officer of Diamond Home Services, Inc., a home improvement products and services company. From August 1994 to April 1996, Mr. Reece was vice president and chief financial officer of Globe Building Materials, Inc., a manufacturer and distributor of roofing products.

    RICHARD A. ROOF has served as our senior vice president, project services since May 1999. From September 1998 to May 1999, Mr. Roof was senior vice president of operations at QEP/Roberts, a manufacturer of home improvement tools. From June 1997 to June 1998, he was senior vice president of operations at Continental Datagraphics, a technical data management and publishing company. From 1981 to June 1997, Mr. Roof served in a variety of positions, most recently senior vice president of operations, at Interealty Corp/PRC Realty Systems, a supplier of information systems to the real estate industry.

    WILLIAM E. CROSBY has served as our vice president, editorial since June 1997. From September 1977 to August 1996, Mr. Crosby served in a variety of positions at Sunset Magazine, most recently senior writer.


    PETER A. SCHULLER has served as our vice president, strategic planning, acquisitions and international since October 1999. From August 1994 to September 1999, Mr. Schuller was a management consultant at his own firm and at Pacific Partners, a management consulting company.


    SONIA SOLANKI has served as our vice president, human resources since July 1999. From May 1996 to January 1999, Ms. Solanki was a human resources manager and from January 1999 to July 1999, she was a director of product development at Price Pfister. From January 1995 to January 1996, she was a human resources team leader at Colgate-Palmolive's Pet Nutrition division.

    ROBERT L. STEVENS is one of our co-founders and has served as chairman of the board of directors since January 1996. Mr. Stevens served as our president and chief executive officer from January 1996 to March 1999. From January 1990 to April 1995, Mr. Stevens was president and chief executive officer of MagicQuest, Inc., an educational software company.


    ANDREW ANKER has served as a director of ImproveNet since March 1999.
Mr. Anker has been at August Capital, a venture capital company, since April 1998 and has been a partner since March 1999. From 1994 to February 1998, Mr. Anker served as chief executive officer of Wired Digital, Inc., an Internet-based news and media company. Mr. Anker is the designated representative of August Capital. August Capital has a contractual right to designate one representative for nomination to our board of directors under a voting agreement with holders of a majority of our capital stock.



    DOMENICO CECERE has served as a director of ImproveNet since December 1999. Mr. Cecere has been senior vice president and president of Owens Corning North America Building Materials Systems Business since January 1999. From January 1998 to December 1998, Mr. Cecere served as Chief Financial Officer of that division. From January 1996 to December 1997, Mr. Cecere was president of Owens Corning Roofing Systems division. From January 1994 to December 1995,
Mr. Cecere was Corporate Controller of Owens Corning. Mr. Cecere is the designated representative of Owens Corning. Owens Corning has a contractual right to designate one representative for nomination to our board of directors under a voting agreement with holders of a majority of our capital stock.


    STUART GANNES has served as a director of ImproveNet since August 1997.
Mr. Gannes has been employed as vice president, internet applications organization for AT&T Corp., a telecommunications company, since January 1998. From June 1992 to July 1997, he was chief executive officer of Books That Work, a consumer software company.


    BRIAN GRAFF has served as a director of ImproveNet since September 1999.
Mr. Graff has been a principal of Odyssey Investment Partners, a venture capital company, since March 2000 and was previously a senior vice president of GE Capital Equity Investments, Inc., a financial subsidiary of General Electric, where he had been employed since August 1997. From September 1995 to August 1997, he was a director of corporate development of Automatic Data Processing, Inc., an information processing company. From August 1992 to September 1995, he was a senior associate of corporate finance at Coopers & Lybrand, a public accounting firm. Mr. Graff is the designated representative of GE Capital. GE Capital has a contractual right to designate one representative for nomination to our board of directors under a voting agreement with holders of a majority of our capital stock.



    GARRETT GRUENER has served as a director of ImproveNet since March 1997.
Mr. Gruener has been a general partner of Alta Partners, a venture capital company, since 1996. Since 1992, Mr. Gruener has been a partner at Burr, Egan, Deleage & Co., a venture capital company. Mr. Gruener is on the board of directors of Be, Inc., Ask Jeeves, Inc., CyberGold, Inc. and ImageX.com, Inc. Mr. Gruener is the designated representative of Alta Partners II, L.P. Alta Partners has a contractual right to designate one representative for nomination to our board of directors under a voting agreement with holders of a majority of our capital stock.



    ALEX KNIGHT has served as a director of ImproveNet since February 1999.
Mr. Knight has been at ARCH Venture Partners, a venture capital company, since February 1997, and has been a managing director of ARCH Venture Fund IV, LLC since its formation in February 1999. From March 1996 to February 1997,
Mr. Knight was a consultant to several Internet companies. From May 1995 to March 1996, Mr. Knight was executive vice president of News/MCI Internet Ventures, an Internet services company. From September 1993 to May 1995,
Mr. Knight was director of business development and creative affairs at Microsoft Corporation, a software company. Mr. Knight is the designated representative of Arch Venture Fund III. ARCH Venture Fund III has a contractual right to designate one representative for nomination to our board of directors under a voting agreement with holders of a majority of our capital stock.


BOARD COMMITTEES

    AUDIT COMMITTEE. Our audit committee currently consists of Messrs. Cecere, Gannes and Graff. The audit committee reviews our internal accounting procedures and consults with and reviews the services provided by our independent accountants.

    COMPENSATION COMMITTEE. Our compensation committee currently consists of Messrs. Anker, Gruener and Knight. The compensation committee administers our stock option plans, reviews and approves the compensation and benefits of all our officers and establishes and reviews general policies relating to employee compensation and benefits.

DIRECTOR COMPENSATION

    Directors currently receive no cash compensation from us for their services as members of the board or for attendance at committee meetings. Members of the board are reimbursed for some expenses in connection with attendance at board and committee meetings.

    In February 2000, our board of directors implemented a program of automatic option grants to each non-employee director. Under this program, each non-employee director will receive options to purchase 20,000 shares of common stock upon commencement of service as a director and 5,000 shares at each annual meeting of stockholders thereafter. The options vest monthly over three years for the 20,000 share option and over twelve months for the 5,000 share option. Messrs. Anker, Cecere, Graff and Gruener will be eligible for these grants if they are re-elected at our annual meeting of stockholders on February 22, 2000. In addition, in January 2000, the board of directors granted Mr. Gannes an option to purchase 20,000 shares of our common stock, 5,000 of which will vest monthly over fifteen months and granted Mr. Knight an option to purchase 20,000 shares of our common stock, 13,333 of which will vest monthly over fifteen months.

    In October 1997, Mr. Gannes received an option to purchase 20,000 shares of our common stock at an exercise price per share of $0.10 in consideration for consulting services. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by our board of directors.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.
Messrs. Anker, Gruener and Knight serve as members of the compensation committee. Investment entities affiliated with Messrs. Anker, Gruener and Knight have purchased shares of common stock and preferred stock. See "Related Party Transactions."

BOARD COMPOSITION


    Our bylaws currently provide for a board of directors consisting of eight members. Following the closing of this offering, the directors will be divided into three classes, each serving a staggered three-year term: class I, whose term will expire at the first annual meeting of stockholders following this offering; class II, whose term will expire at the second annual meeting of stockholders following this offering; and class III, whose term will expire at the third annual meeting of stockholders following this offering. As a result, only one class of directors will be elected at each of our annual meetings of stockholders, with the other classes continuing for the remainder of their respective terms. Mr. Gannes, Mr. Anker and Mr. Knight have been designated as class I directors; Mr. Gruener, Mr. Graff, and Mr. Stevens have been designated as class II directors; and Mr. Cooper and Mr. Cecere have been designated as class III directors. Mr. Anker, the designated representative of August Capital; Mr. Graff, the designated representative of GE Capital; Mr. Gruener, the designated representative of Alta Partners; Mr. Knight, the designated representative of ARCH Venture Fund III; and Mr. Cecere, the designated representative of Owens Corning, were elected to the board of directors pursuant to a voting agreement with the holders of a majority of our capital stock which obligated these holders to vote for the designated representative of each of August Capital, ARCH Venture Fund III, Alta Partners, GE Capital and Owens Corning. The voting agreement terminates upon the closing of this offering. However, the agreement provides that, as long as Owens Corning owns at least 500,000 shares of our common stock, we will nominate one designee of Owens Corning for election to our board of directors. This obligation will expire upon the termination of the Internet-based Services Agreement that we have with Owens Corning. The Internet-based Services Agreement has a term of twelve years but may be cancelled at Owens Corning's option on twelve months notice at any time following the third year it is in effect.


EXECUTIVE COMPENSATION

    The following table shows information concerning compensation earned in the fiscal years ended December 31, 1999 and 1998 for our President and Chief Executive Officer, our former President and Chief Executive Officer and our five other most highly compensated executive officers, whose compensation in 1999, as defined by the Securities and Exchange Commission, exceeded $100,000. These people are referred to as the "named executive officers." The information in the table includes salaries, bonuses, stock options granted and other miscellaneous compensation. We have not granted stock appreciation rights or restricted stock awards and have no long-term compensation benefits other than stock options.

                           SUMMARY COMPENSATION TABLE

                                                                               LONG-TERM
                                                                              COMPENSATION
                                                       ANNUAL                 ------------
                                                    COMPENSATION               SECURITIES        ALL
                                          ---------------------------------    UNDERLYING    OTHER ANNUAL
NAME AND PRINCIPAL POSITION                 YEAR      SALARY       BONUS       OPTIONS(#)    COMPENSATION
---------------------------               --------   --------   -----------   ------------   ------------
Robert L. Stevens.......................    1999     $150,000            --          --             --
  Chairman of the Board and former          1998      148,750            --          --             --
  President and Chief Executive Officer
Ronald B. Cooper........................    1999      228,125            --     577,102        $ 9,637(1)
  President and Chief Executive Officer     1998           --            --          --             --
Dennis R. Galloway......................    1999       75,000            --      75,000         48,575(2)
  Senior Vice President, Partnership        1998           --            --      30,000         26,000(2)
  Services
Richard A. Roof.........................    1999       96,875            --     125,000             --
  Senior Vice President, Project            1998           --            --          --             --
  Services
William E. Crosby.......................    1999      114,000            --      25,000             --
  Vice President, Editorial                 1998       91,000            --      10,000             --
Jan Sherman.............................    1999      143,335            --          --             --
  Former Vice President, Strategic          1998       94,818            --          --             --
  Planning
Hunter Madsen...........................    1999      192,789            --          --         31,450(2)
  Former Vice President, Marketing          1998           --            --          --         20,400(2)

--------------------------

(1) Represents reimbursement for personal travel expenditures.

(2) Represents consulting fees.

OPTION GRANTS IN LAST FISCAL YEAR

    The following table shows each grant of stock options during the fiscal year ended December 31, 1999 to the individuals listed on the previous table.

    The exercise price of each option was equal to the fair market value of our common stock as valued by the board of directors on the date of grant. The exercise price may be paid in cash or by promissory notes.

    The potential realizable value is calculated based on the ten-year term of the option and the market value at the time of grant. Stock price appreciation of 5% and 10% is assumed pursuant to rules promulgated by the Securities and Exchange Commission and does not represent our prediction of our stock price performance. The potential realizable values at 5% and 10% appreciation are calculated by

    - multiplying the number of shares of common stock subject to a given option by the assumed initial public offering price of $15.00 per share;

    - assuming that the total stock value derived from that calculation compounds at the annual 5% or 10% rate shown in the table until the expiration of the options; and

    - subtracting from that result the total option exercise price.

    The shares listed in the following table under "Number of Securities Underlying Options Granted" are immediately exercisable at the discretion of our board of directors. The option has a ten-year term, subject to earlier termination if the optionee's service with us ceases.

    Percentages shown under "Percent of Total Options Granted to Employees in Fiscal 1999" are based on a total of 2,377,302 options granted to our employees under our stock option plans during 1999.

                                                   INDIVIDUAL GRANTS
                                  ----------------------------------------------------   POTENTIAL REALIZABLE VALUE AT
                                   NUMBER OF     PERCENT OF                                 ASSUMED ANNUAL RATES OF
                                  SECURITIES    TOTAL OPTIONS                            STOCK PRICE APPRECIATION FOR
                                  UNDERLYING     GRANTED TO     EXERCISE                          OPTION TERM
                                    OPTIONS     EMPLOYEES IN    PRICE PER   EXPIRATION   -----------------------------
NAME                              GRANTED (#)    FISCAL 1999      SHARE        DATE           5%              10%
----                              -----------   -------------   ---------   ----------   -------------   -------------
Robert L. Stevens...............         --           --             --            --              --              --
Ronald B. Cooper................    577,102         24.3%         $0.25      03/18/09     $13,347,272     $20,495,152
Dennis R. Galloway..............     75,000          3.2           1.50      07/12/09       1,612,416       2,512,792
Richard A. Roof.................     75,000          3.2           1.50      05/03/09       1,597,399       2,467,279
                                     50,000          2.1           7.50      11/17/09         607,497         962,296
William E. Crosby...............     25,000          1.1           7.50      11/17/09         303,748         481,148
Jan Sherman.....................         --           --             --            --              --              --
Hunter Madsen...................         --           --             --            --              --              --

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
  VALUES

    The following table shows information regarding shares acquired upon exercise of options in fiscal 1999 and the number and value of securities underlying unexercised options that are held by the named executive officers as of December 31, 1999.

    Amounts shown under the column "Value of Unexercised In-the-Money Options at December 31, 1999" represent the positive spread between the respective exercise prices of outstanding stock options and the assumed initial public offering price of $15.00 per share without taking into account any taxes that may be payable in connection with the transaction, multiplied by the number of shares underlying the option. Our stock option plan allows for the early exercise of options at the discretion of our board of directors. All options exercised early are subject to repurchase by us at the original exercise price, upon the optionee's cessation of service before the shares vest.

                                                                SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                                                               UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                            SHARES ACQUIRED                       DECEMBER 31, 1999         DECEMBER 31, 1999
                             UPON EXERCISE    VALUE REALIZED   -----------------------   -----------------------
NAME                              (#)              (1)          VESTED      UNVESTED      VESTED      UNVESTED
----                        ---------------   --------------   ---------   -----------   ---------   -----------
Robert L. Stevens........        71,250         $1,058,625          --            --           --            --
Ronald B. Cooper(2)......       400,000          5,900,000          --       177,102           --    $2,612,255
Dennis R. Galloway.......        40,000            591,500          --        75,000           --     1,012,500
Richard A. Roof(3).......        13,333             99,998          --       111,667           --     1,287,503
William E. Crosby(3).....        35,950            436,616       5,300        33,750      $78,809       415,575
Jan Sherman..............        44,500            660,050          --            --           --            --
Hunter Madsen............            --                 --      35,208            --      519,318            --

(1) Based on the assumed initial public offering price of $15.00 per share, minus the per share exercise price, multiplied by the number of shares issued upon exercise of the option.

(2) Represents 400,000 shares subject to a right of repurchase in favor of ImproveNet.

(3) Includes 13,333 shares subject to a right of repurchase in favor of ImproveNet.

EMPLOYEE BENEFIT PLANS

1996 STOCK OPTION PLAN

    Our 1996 Stock Option Plan provides for the granting to employees of incentive stock options within the meaning of section 422 of the Internal Revenue Code of 1986 and for the granting to employees and consultants of nonstatutory stock options. As of December 31, 1999, there were outstanding options to purchase 1,727,317 shares of common stock and 10,106 shares available for future grant. This plan provides that, if we merge with or into another corporation or sell substantially all of our assets, each outstanding option must be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the ImproveNet options, the ImproveNet options will accelerate as of the closing of the merger or sale of assets. Options under this plan are subject to terms substantially similar to those described below with respect to options to be granted under the 1999 Equity Incentive Plan. The 1996 Stock Option Plan does not provide for issuance of restricted stock or stock bonus awards.

1999 EQUITY INCENTIVE PLAN

    We adopted the 1999 Equity Incentive Plan in December 1999, subject to stockholder consent.

    SHARE RESERVE. A total of 1,300,000 shares have been reserved for issuance under this plan. Each year, beginning January 1, 2001, the number of shares reserved for issuance under this plan will automatically be increased by the lesser of (i) 5% of the total number of common stock then outstanding or
(ii) 1,300,000 shares. However, our board may designate a smaller number of shares of common stock to be added to the share reserve as of a particular January 1. As of December 31, 1999, there were outstanding options to purchase 130,750 shares of common stock and 1,169,250 shares available for future grant.

    ADMINISTRATION. Our board administers the incentive plan unless it has delegated administration to a committee. Our board has the authority to construe, interpret and amend the incentive plan as well as to determine:

    - the grant recipients;

    - the grant dates;

    - the number of shares subject to the award;

    - the exercisability of the award;

    - the exercise price;

    - the type of consideration; and

    - the other terms of the award.

    ELIGIBILITY.  Our board may grant incentive stock options that qualify under section 422 of the Internal Revenue Code to our employees and officers. The board may grant nonstatutory stock options, stock bonuses and restricted stock purchase awards to our employees, officers, directors, consultants or affiliates. A restricted stock purchase award is an offer to purchase our shares at a price either at or near the fair market value of the shares. A stock bonus, on the other hand, is a grant of our shares at no cost to the recipient in consideration for past services rendered. We may reacquire the shares under either type of award at the original purchase price, which is zero in the case of a stock bonus, if the recipient's service to us or an affiliate of ours is terminated before the shares vest.

    Section 162(m) of the Internal Revenue Code, among other things, denies a deduction to publicly held corporations for compensation paid to specific employees in a taxable year to the extent that the compensation is more than $1,000,000. When we become subject to section 162(m), the board may not grant options under the incentive plan to an employee covering a total of more than 700,000 shares in any calendar year.

    OPTIONS. The board may grant incentive stock options with an exercise price of 100% or more of the fair market value of a share of our common stock on the grant date. The board may not grant an incentive stock option to any person who, at the time of the grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of ImproveNet or any affiliate of ImproveNet, unless the exercise price is at least 110% of the fair market value of the stock on the grant date. In addition, the total fair market value, determined at the grant date, of incentive stock option shares that are exercisable for the first time during a calendar year, under the incentive plan and all other stock plans of ImproveNet and its affiliates, may not exceed $100,000 for any person. We may grant nonstatutory stock options with an exercise price as low as 85% of the fair market value of a share on the grant date. The options may, but need not, contain provisions for early exercise.

    OPTION TERMS. The maximum option term is 10 years. The option term for any person who, at the time of grant, owns, or is deemed to own, stock possessing more than 10% of the total combined voting power of ImproveNet or any affiliate of ImproveNet, is a maximum of five years. The board may provide for exercise periods of any length in individual option grants, subject to limitations. However, generally an option terminates three months after the optionholder's service terminates. If the termination is due to the optionholder's disability, the exercise period generally is extended to 12 months. If the termination is due to the optionholder's death or if the optionholder dies within three months after his or her service terminates, the exercise period generally is extended to 18 months following death.

    OTHER PROVISIONS. The optionholder may designate a beneficiary to exercise the option following the optionholder's death. Nonstatutory stock options may be transferable. Otherwise, the option exercise rights will pass by the optionholder's will or by the laws of descent and distribution.

    The board determines the purchase price of other stock awards, but the purchase price may not be less than 85% of the fair market value of our common stock on the grant date. However, the board may award stock bonuses in consideration of past services without a purchase payment. Shares sold or awarded under the incentive plan may, but need not be, restricted and subject to a repurchase option in our favor in accordance with a vesting schedule that the board determines.

    Transactions not involving receipt of consideration by ImproveNet, including a merger, consolidation, reorganization, stock dividend or stock split, may change the class and number of shares subject to the incentive plan and to outstanding awards. In that event, the board will appropriately adjust the incentive plan as to the class and the maximum number of shares subject to the incentive plan, to the incentive stock option limitation and to the section 162(m) limitation. It also will adjust outstanding awards as to the class, number of shares and price per share subject to the awards.

    Upon a change in control of ImproveNet, the surviving entity will either assume or substitute outstanding awards under the incentive plan. Otherwise, the vesting and exercisability of awards generally will accelerate in full and terminate if not exercised, if applicable, at or before the event.

    This plan will terminate in December 2009 unless the board terminates it sooner.

1999 EMPLOYEE STOCK PURCHASE PLAN

    We adopted our employee stock purchase plan in December 1999.

    SHARE RESERVE. We authorized the issuance of 300,000 shares of our common stock under purchase rights granted to our employees and to employees of our designated affiliates subject to stockholder approval. On January 1 of each year, beginning on January 1, 2001, the number of shares in the reserve automatically will be increased by the lesser of (i) 1% of the total number of common stock outstanding on such January 1 or (ii) 300,000 shares. However, the board may designate a smaller number of shares to be added to the share reserve as of a particular January 1.

    ELIGIBILITY. The purchase plan is intended to qualify as an employee stock purchase plan within the meaning of section 423 of the Internal Revenue Code. The purchase plan provides a means by which employees may purchase our common stock through payroll deductions. We implement this purchase plan by offerings of purchase rights to eligible employees. Generally, all of our employees and the employees of any United States affiliate of ours may participate in the purchase plan, excluding part-time and seasonal employees. However, no employee may participate in the purchase plan if, immediately after we grant the employee a purchase right, the employee has voting power over 5% or more of our outstanding capital stock. As of the date of this prospectus, no shares of common stock have been purchased under the purchase plan.

    ADMINISTRATION. Under the purchase plan, the board may specify offerings of up to 27 months. The first offering will begin on the effective date of this initial public offering. Unless the board otherwise determines, our common stock is purchased for accounts of participating employees at a price per share equal to the lower of:

    - 85% of the fair market value of a share on the first day of the offering, or

    - 85% of the fair market value of a share on the purchase date.

    The board may provide that employees who become eligible to participate after the offering period begins nevertheless may enroll in the offering. These employees will purchase our stock at the lower of:

    - 85% of the fair market value of a share on the day they began participating in the purchase plan, or

    - 85% of the fair market value of a share on the purchase date.

    Under the offering that will begin on the effective date of this prospectus, employees may authorize payroll deductions of up to 15% of their base compensation, not including sales commissions or bonuses, for the purchase of stock under the purchase plan and may end their participation in the offering at any time up to 10 days before a purchase date. Participation ends automatically on termination of employment with us or our affiliates.

    OTHER PROVISIONS. The board may grant eligible employees purchase rights under the purchase plan only if the purchase rights together with any other purchase rights granted under other employee stock purchase plans established by us or our affiliates, if any, do not permit the employee's rights to purchase our stock to accrue at a rate that exceeds $25,000 of the fair market value of our stock for each calendar year in which the purchase rights are outstanding. The board also may limit the number of shares that an employee may purchase on any purchase date.

    Upon a change of control of ImproveNet, the board may provide that the successor corporation will assume or substitute outstanding purchase rights. Alternatively, the board may shorten the offering and provide that shares will be purchased for participants immediately before the change in control.

    The employee stock purchase plan will terminate in December 2009 unless the board terminates it sooner.

401(k) PLAN

    Effective January 1, 1999, we adopted a 401(k) plan to provide eligible employees with a tax preferential savings and investment program. Employees become eligible to participate in the 401(k) plan on the first day they perform an hour of service for us, at which point we classify them as participants. They may elect to reduce their current compensation by up to the lesser of 20% of eligible compensation or the statutorily prescribed annual limit, $10,500 in 2000, and have this reduction contributed to the 401(k) plan. At the direction of each participant, the trustee of the 401(k) plan invests the assets of the 401(k) plan in selected investment options. Contributions by participants or by us to the 401(k) plan, and income earned on plan contributions, are generally not taxable to the participants until withdrawn.

LIMITATION OF LIABILITY AND INDEMNIFICATION

    Our certificate of incorporation and bylaws contain provisions permitted under Delaware law relating to the liability of directors. These provisions eliminate a director's personal liability for monetary damages resulting from a breach of fiduciary duty, except in circumstances involving wrongful acts, including:

    - for any breach of the director's duty of loyalty to ImproveNet or our stockholders;

    - for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

    - for any acts under section 174 of the Delaware General Corporation Law; or

    - for any transaction from which the director derives an improper personal benefit.

    These provisions do not limit or eliminate our rights or any stockholder's rights to seek non-monetary relief, including an injunction or rescission, in the event of a breach of the director's fiduciary duty. These provisions will not alter a director's liability under federal securities laws. In addition, we intend to enter into separate indemnification agreements with our directors and executive officers that provide each of them indemnification protection in the event the amended and restated certificate of incorporation and amended and restated bylaws are subsequently amended. We believe that these provisions and agreements will assist us in attracting and retaining qualified individuals to serve as directors and officers.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK FINANCINGS

    In June and July of 1997, we sold 1,207,000 shares of series A preferred stock at a purchase price of $1.00 per share and warrants to purchase 94,400 shares of series A preferred stock at an exercise price of $1.00 per share. Upon the closing of this offering, all outstanding shares of series A preferred stock will automatically convert into shares of common stock on a one-for-one basis. The following executive officers, directors, holders of more than 5% of our securities and members of these persons' immediate families purchased shares of series A preferred stock.

                                                 SHARES OF
                                                 SERIES A       SERIES A      AGGREGATE       VALUE OF
PURCHASER                                     PREFERRED STOCK   WARRANTS    PURCHASE PRICE   SHARES (1)
---------                                     ---------------   ---------   --------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Stuart Gannes...............................        10,000          800       $   10,000     $   161,200
5% STOCKHOLDERS
Entities affiliated with Alta Partners......     1,000,000       80,000        1,000,000      16,120,000

------------------------

(1) Based on the assumed initial public offering per share of $15.00 and net of the warrant exercise price.

    In March 1998, we sold 1,934,526 shares of series B preferred stock at a purchase price of $2.52 per share and warrants to purchase 47,009 shares of series B preferred stock at an exercise price of $2.52 per share. Upon the closing of this offering, all outstanding shares of series B preferred stock will automatically convert into shares of common stock on a one-for-one basis. The following executive officers, directors, holders of more than 5% of our securities and members of these persons' immediate families purchased shares of series B preferred stock.

                                                SHARES OF
                                                SERIES B       SERIES B      AGGREGATE       VALUE OF
PURCHASER                                    PREFERRED STOCK   WARRANTS    PURCHASE PRICE   SHARES (1)
---------                                    ---------------   ---------   --------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Alex Knight................................        9,921           241     $      25,000    $   151,823
5% STOCKHOLDERS
Entities affiliated with Alta Partners.....      555,556        13,500         1,400,001      8,501,820
ARCH Venture Fund III, L.P.................      813,492        19,768         2,049,999     12,449,085
Allstate Insurance Company.................      496,032        12,054         1,250,000      7,590,914

------------------------

(1) Based on the assumed initial public offering per share of $15.00 and net of the warrant exercise price.

    In March 1999, we sold 3,543,190 shares of series C preferred stock at a purchase price of $6.53 per share. Upon the closing of this offering, all outstanding shares of series C preferred stock will automatically convert into shares of common stock on a one-for-one basis. The following executive officers, directors, holders of more than 5% of our securities and members of these persons' immediate families purchased shares of series C preferred stock.


                                                          SHARES OF
                                                          SERIES C         AGGREGATE       VALUE OF
PURCHASER                                              PREFERRED STOCK   PURCHASE PRICE   SHARES (1)
---------                                              ---------------   --------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Stuart Gannes........................................         3,829        $  25,003      $    57,435
Alex Knight..........................................         7,657           50,000          114,855
5% STOCKHOLDERS
Entities affiliated with Alta Partners...............       421,134        2,750,005        6,317,010
ARCH Venture Fund III, L.P...........................       612,558        4,000,004        9,188,370
Allstate Insurance Company...........................       306,278        1,999,995        4,594,170
August Captial II, L.P...............................     1,378,255        9,000,005       20,673,825


------------------------

(1) Based on the assumed initial public offering per share of $15.00.

    In September 1999, we sold 2,100,843 shares of Series D preferred stock at a purchase price of $7.70 per share and warrants to purchase 326,000 shares of series D preferred stock at an exercise price of $0.01. Upon the closing of this offering, all outstanding shares of series D preferred stock will automatically convert into shares of common stock on a one-for-one basis. The following executive officers, directors, holders of more than 5% of our securities and members of these persons' immediate families purchased shares of series D preferred stock.

                                                 SHARES OF
                                                 SERIES D       SERIES D      AGGREGATE       VALUE OF
PURCHASER                                     PREFERRED STOCK   WARRANTS    PURCHASE PRICE   SHARES (1)
---------                                     ---------------   ---------   --------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Alex Knight.................................         2,597            --      $   19,997     $    38,955
5% STOCKHOLDERS
Entities affiliated with Alta Partners......       259,740            --       1,999,998       3,896,100
ARCH Venture Fund III, L.P..................       215,192            --       1,656,978       3,227,880
August Capital II, L.P......................       205,137            --       1,579,555       3,077,055
Entities affiliated with GE Capital Equity
  Investments, Inc..........................     1,298,701       326,000       9,999,998      24,367,255

------------------------

(1) Based on the assumed initial public offering per share of $15.00 and net of the warrant exercise price.


    In November and December 1999, we sold 2,597,135 shares of series E preferred stock at a purchase price of $13.50 per share, warrants to purchase 420,000 shares of common stock at an exercise price of $0.01 and warrants to purchase 842,596 shares of common stock at an exercise price of $13.50. Upon the closing of this offering, all outstanding shares of series E preferred stock will automatically convert into shares of common stock on a one-for-one basis. The following executive officers, directors, holders of more than 5% of our securities and members of these persons' immediate families purchased shares of series E preferred stock.


                                               SHARES OF
                                               SERIES E        COMMON      AGGREGATE       VALUE OF
PURCHASER                                   PREFERRED STOCK   WARRANTS   PURCHASE PRICE   SHARES (1)
---------                                   ---------------   --------   --------------   -----------
EXECUTIVE OFFICERS AND DIRECTORS
Alex Knight...............................        1,850            --    $       24,975   $    27,750
5% STOCKHOLDERS
ARCH Venture Fund III, L.P................       74,074            --           999,999     1,111,110
Microsoft Corporation.....................      555,556       683,333         7,500,006    17,227,502
Owens Corning.............................      740,741       150,000        10,000,004    13,359,615

------------------------

(1) Based on the assumed initial public offering per share of $15.00 and net of the warrant exercise price.

    See the notes on the table on beneficial ownership in "Principal Stockholders" for information relating to the beneficial ownership of such shares.

    FOURTH AMENDED AND RESTATED INVESTOR RIGHTS AGREEMENT. We have entered into an agreement dated November 23, 1999 with the preferred stockholders described above that grants these and other preferred stockholders registration rights with respect to their shares of common stock following this offering. Upon the completion of this offering, all shares of our outstanding preferred stock will be automatically converted into an equal number of shares of common stock.


    FOURTH AMENDED AND RESTATED VOTING AGREEMENT. We have entered into a voting agreement dated November 23, 1999 with our preferred stockholders. Under the voting agreement, Alta Partners, ARCH Venture Fund III, August Capital, GE Capital and Owens Corning each have the right to designate one representative for nomination to our board of directors and the holders of a majority of our capital stock are obligated to vote for these representatives. Andrew Anker was elected to our board as the designated representative of August Capital; Brian Graff was elected to our board as the designated representative of GE Capital; Garrett Gruener was elected to our board as the designated representative of August Capital; Alex Knight was elected to our board as the designated representative of ARCH Venture Fund III; and Domenico Cecere was elected to our board as the designated representative of Owens Corning. The voting agreement terminates upon the closing of a firmly underwritten public offering. However, the agreement provides that, as long as Owens Corning owns at least 500,000 shares of our common stock, we will continue to nominate one designated representative of Owens Corning for election to our board of directors but no stockholders will be obligated to vote in favor of this representative. This obligation will expire upon the termination of the Internet-based Services Agreement that we have with Owens Corning. The Internet-based Services Agreement has a term of twelve years but may be cancelled at Owens Corning's option on twelve months notice at any time following the third year it is in effect.


INDEMNIFICATION AGREEMENTS

    We intend to enter into indemnification agreements with our directors and executive officers for the indemnification of and advancement of expenses to these persons to the full extent permitted by law. We also intend to execute these agreements with our future directors and officers.

EMPLOYMENT AGREEMENTS

    On February 16, 1999, we entered into a letter agreement with Ronald B. Cooper, our president and chief executive officer. It provides for an annual base salary of $300,000 and for an annual performance bonus of up to $100,000.

    In March 1999, Mr. Cooper received an option to purchase 577,102 shares of our common stock at an exercise price per share of $0.25. The exercise price was equal to the fair market value of the common stock on the date of grant as determined by the board of directors. 144,275 of the shares subject to the options vest on the first anniversary of the date of grant with the remaining shares vesting in equal monthly installments over the following three years. In August 1999, we loaned Mr. Cooper $500,000. The interest on the loan is 5.25% per year and all principal and accrued interest will become due and payable on the earlier of the first day of the month following the one-year anniversary of the closing of a firm commitment underwritten public offering of the Company's common stock or within 90 days after the voluntary termination of the officer's employment or the termination of the officer's employment for cause. If we terminate Mr. Cooper's employment without cause before March 29, 2000, 50% of the loan will be forgiven. If we terminate Mr. Cooper's employment without cause after March 29, 2000 and before the first anniversary of the closing of this offering, 75% of the loan will be forgiven.

INDEBTEDNESS OF MANAGEMENT

    In December 1999, we received promissory notes from our executive officers in connection with their exercise of stock options in the aggregate amount of $299,785 with an interest rate of 6.2%. These promissory notes represent $99,897.50 in principal amount from William Crosby, $99,897.50 in principal amount from Richard Roof and $99,990.00 in principal amount from William Phillips, Jr.

ACCELERATION OF VESTING

    In February 2000, we granted acceleration of vesting to our executive officers in the event that we are acquired. In that event, 40% of the remaining unvested shares held by any executive officer who is terminated without cause within 24 months following the acquisition will automatically vest.

TRANSACTIONS WITH 5% OR GREATER STOCKHOLDERS


    In September 1999, we entered into an Internet Development, Marketing and Distribution Agreement with General Electric Appliances, a division of the General Electric Company. GE purchased a package of our advertising products and Powered by ImproveNet including a private label contractor matching service, for $750,000 in year one, $1,000,000 in year two and $1,250,000 in year three. In addition, we purchased cooperative and co-branded advertising and access to GE's direct mail infrastructure, such as inclusion in some of GE's direct mail advertising campaigns for $750,000 in year one, $1,000,000 in year two and $1,250,000 in year three. Throughout the term of the agreement, GE has agreed to pay us ten dollars for each completed sale we refer to GE, not to exceed $500,000 in year one, $750,000 in year two and $1,250,000 in year three. In connection with this agreement, we issued to GE Appliances and GE Capital Equity Investments, Inc. warrants to purchase 326,000 shares of series D preferred stock at $0.01 per share. Based on the assumed initial public offering price of $15.00 per share and net of the warrant exercise price, this warrant will have a total value of $4,886,740. The term of the agreement is three years.



    In October 1999, we entered into an Internet-based Services Agreement with Owens Corning. Owens Corning purchased a package of our advertising products and Powered by ImproveNet including a private-label contractor matching service for $750,000 in year one, $1,000,000 in year two and $1,250,000 in year three. We also agreed to charge Owens Corning fees that are the lower of the fees charged to our similar sized customers or 20% below our prevailing market rate for such services. In addition, we purchased cooperative and co-branded advertising, the fees for which cannot exceed $562,500 in year one, $750,000 in year two and $937,500 in year three. We agreed to pay Owens Corning twenty-five dollars for each direct referral to ImproveNet.com exceeding $500 in total job value. As long as Owens Corning owns at least 500,000 shares of our common stock, we are obligated to nominate one designee of Owens Corning for election to our board of directors. The Owens Corning designee is currently Mr. Domenico Cecere, president of Owens Corning North American Building Materials Systems. We cannot provide a private-label contractor matching service to Owens Corning's competitors through December 2000. In connection with this agreement, we issued Owens Corning warrants to purchase 150,000 shares of our Common Stock at $0.01 per share. Based on the assumed initial public offering price of $15.00 per share and net of the warrant exercise price, this warrant will have a total value of $2,248,500. The term of the agreement is 12 years. Following the initial three years of the agreement, Owens Corning may terminate the agreement upon 12 months prior written notice.



    In December 1999, we entered into a Relationship Agreement with Microsoft. We purchased a direct link on Microsoft's HomeAdvisor Web site to a co-branded Web site Powered by ImproveNet. Microsoft agreed to provide our Web site with nine million guaranteed impressions from a combination of HomeAdvisor's MarketPlace and button rotation across its Web site. We will pay Microsoft a fee equal to the greater of 25%-37 1/2% of revenues realized from the operation of the co-branded Web site or a minimum guaranteed fee of $2,500,000 in year one, $2,000,000 in year two and $1,500,000 in year three. If Microsoft agrees to host our content on the HomeAdvisor Web site, Microsoft will pay us a minimum of 25% of all gross revenues received by Microsoft from operation of the Web site. In addition, we have agreed that Web pages on ImproveNet.com visited by users linked through the HomeAdvisor Web site will not contain any advertisements, hyperlinks or other content from a special class of HomeAdvisor competitors. We also agreed to charge Microsoft 75% of our current rates for button, banner, showcase and smart lead advertising on our Web sites. In connection with this agreement, we issued to Microsoft warrants to purchase 583,333 shares of our common stock at $13.50 per share and warrants to purchase 100,000 shares of common stock at $0.01 per share. Based on the assumed initial public offering price of $15.00 per share and net of the warrant exercise prices, these warrants will have a total value of $2,374,000. The term of the agreement is three years.


TRANSACTIONS WITH PROMOTERS

    From January 1996 through March 1998, we leased office space from 125 University, a California limited partnership and 101 University, a California limited partnership, in each of which Robert L. Stevens held an approximately 13% interest. Mr. Stevens was our president and chief executive officer from January 1996 to March 1999. He has been a director since January 1996 and is the chairman of the board. The total rent paid was $30,000 in 1996, $78,000 in 1997 and $23,000 in 1998. We did not pay any rent to 125 University or 101 University in 1999.

    In January 1996, we issued Robert L. Stevens 200,000 shares of our common stock at a purchase price of $0.01 per share for an aggregate purchase price of $2,000. The purchase price was less than the per share fair market value of our common stock of $0.25 as determined by our board on the date of issuance. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $2,998,000. In October 1996, we issued to Robert L. Stevens and Karen L. Stevens, trustees under the Revocable Trust Agreement dated 8/9/78 as amended, FBO Robert L. Stevens and Karen L. Stevens, 225,835 shares of our common stock at a purchase price of $0.25 per share for aggregate purchase price of $56,459. The purchase price was equal to the fair market value of our common stock as determined by our board on the date of issuance. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $3,331,066. In January 1996, we granted Mr. Stevens an option to purchase 20,000 shares of common stock with an exercise price of $0.25 per share. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $295,000. In June 1997, we granted Mr. Stevens an option to purchase 51,250 shares of common stock with an exercise price of $0.10 per share. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $763,625. The exercise price for each option was equal to the fair market value of our common stock as determined by our board on the date of the grant. In June 1997, we issued to Mr. Stevens 40,253 shares of common stock upon conversion of a promissory note at a purchase price of $0.50 per share for an aggregate purchase price of $20,127. The purchase price per share was greater than the per share fair market value of our common stock of $0.10 as determined by our board on the date of issuance. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $583,669.

    In January 1996, we issued Jan Sherman, our former senior vice president, strategic planning, 200,000 shares of our common stock at a purchase price of $0.01 per share for an aggregate purchase price of $2,000. The purchase price of $0.01 per share was less than the per share fair market value of our common stock of $0.25 as determined by our board on the date of issuance. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $2,998,000. In January 1996 we also granted Mr. Sherman an option to purchase 20,000 shares of common stock with an exercise price of $0.25 per share. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $295,000. In June 1997 we granted Mr. Sherman an option to purchase 24,500 shares of common stock with an exercise price of $0.10 per share. Based on the assumed initial public offering price of $15.00 per share, these shares have an aggregate net value of $365,050. The exercise price of these options was equal to the fair market value of our common stock as determined by our board on the date of the grant.

                             PRINCIPAL STOCKHOLDERS

    The following table presents certain information regarding the beneficial ownership of our common stock as of December 31, 1999, and as adjusted to reflect the sale of our common stock offered by this prospectus, by:

    - each named executive officer;

    - each of our directors;

    - each person, or group of affiliated persons, who is known by us to own beneficially five percent or more of our common stock; and

    - all current directors and executive officers as a group.

    Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of common stock subject to options or warrants held by that person that are currently vested or will vest within 60 days of December 31, 1999 are deemed outstanding. These shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person.

    Except as indicated in the footnotes to this table and under community property laws, each stockholder named in the table has sole voting and investment power with respect to the shares shown as beneficially owned by them. Percentage of ownership is based on 13,719,310 shares of common stock outstanding on December 31, 1999 and 16,019,310 shares of common stock outstanding after completion of this offering. This table assumes no exercise of the underwriters' over-allotment option. Unless otherwise indicated, the address of each of the individuals and entities named below is: c/o ImproveNet, Inc., 720 Bay Road, Suite 200, Redwood City, CA 94063.

                                                     NUMBER OF SHARES      PERCENT BENEFICIALLY OWNED
                                                       BENEFICIALLY     --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         BEFORE OFFERING   AFTER OFFERING
------------------------------------                 ----------------   ---------------   --------------
DIRECTORS AND EXECUTIVE OFFICERS
Ronald B. Cooper (1)...............................        400,000             2.9%             2.5%
Garrett Gruener (2)................................      2,329,930            16.9             14.5
Andrew Anker (3)...................................      1,583,392            11.5              9.9
Robert L. Stevens (4)..............................        527,338             3.8              3.3
Alex Knight (5)....................................         22,266               *                *
Stuart Gannes (6)..................................         21,851               *                *
Brian Graff (7)....................................             --               *                *
Domenico Cecere (8)................................             --               *                *
Dennis Galloway....................................         40,000               *                *
William Crosby (9).................................         38,032               *                *
Richard Roof (10)..................................         13,333               *                *
Jan Sherman........................................        244,500             1.6              1.4
Hunter Madsen......................................         35,208               *                *

                                                     NUMBER OF SHARES      PERCENT BENEFICIALLY OWNED
                                                       BENEFICIALLY     --------------------------------
NAME AND ADDRESS OF BENEFICIAL OWNER                      OWNED         BEFORE OFFERING   AFTER OFFERING
------------------------------------                 ----------------   ---------------   --------------
5% STOCKHOLDERS
Alta California Partners, L.P. (11)................      2,329,930            16.9%            14.5%
ARCH Venture Fund III, L.P. (12)...................      1,735,084            12.6             10.8
GE Capital Equity Investments, Inc. (13)...........      1,624,701            11.6              9.9
August Capital II, L.P.............................      1,583,392            11.5              9.9
Microsoft Corporation (14).........................      1,238,889             8.6              7.4
Owens Corning (15).................................        890,741             6.4              5.5
Allstate Insurance Company (16)....................        814,364             5.9              5.1
ALL DIRECTORS AND EXECUTIVE OFFICERS AS A GROUP
  (16 PERSONS) (17)................................      5,051,142            36.5             31.3
ALL DIRECTORS, EXECUTIVE OFFICERS AND 5%
  STOCKHOLDERS
  AS A GROUP (21 PERSONS) (18).....................     11,354,921            75.6             65.6

------------------------

   * Represents beneficial ownership of less than 1%.

 (1) Represents 400,000 shares subject to a right of repurchase at the purchase price for such shares.

 (2) Represents 2,186,473 shares held by Alta California Partners, L.P., 49,957 shares held by Alta Embarcadero Partners, L.P., 91,411 shares issuable to Alta California Partners, L.P. at a weighted average exercise price of $1.22 per share pursuant to warrants which vest within 60 days and 2,089 shares issuable to Alta Embarcadero Partners, L.P. at a weighted average exercise price of $1.22 per share pursuant to warrants that vest within 60 days. Mr. Gruener is a partner of the general partner of these entities and disclaims beneficial ownership of the shares held by these entities except to the extent of his pecuniary interest therein.

 (3) Mr. Anker is a partner of August Capital and disclaims beneficial ownership of the shares held by August Capital II, L.P. except to the extent of his pecuniary interest therein.

 (4) Includes 297,338 shares held pursuant to the Revocable Trust Agreement dated 8/9/78, of which Robert L. Stevens and Karen L. Stevens are trustees, 15,000 shares held by Karen L. Stevens, Trustee of the Karen L. Stevens 1999 Annuity Trust, 15,000 shares held by Robert L. Stevens, Trustee of the Robert L. Stevens 1999 Annuity Trust. Does not include 5,000 shares held by Jason C. Stevens and 5,000 shares held by Kevin M. Stevens, adult children of Mr. Stevens. Does not include 25,000 shares held by G. Bickley
     Stevens II and Sara J. Emerson, 110,000 shares held by G. Bickley
     Stevens II, 5,000 shares issuable to G. Bickley Stevens II at a weighted average per share exercise price of $1.00 pursuant to warrants that vest within 60 days and 1,500 shares issuable to G. Bickley Stevens II at a weighted average per share exercise price of $1.00 pursuant to options that vest within 60 days. Mr. Stevens disclaims beneficial ownership of the shares held by Jason C. Stevens, Kevin M. Stevens and G. Bickley
     Stevens II. G. Bickley Stevens II is the brother of Mr. Stevens.

 (5) Includes 241 shares issuable at a weighted average per share exercise price of $2.52 pursuant to warrants that vest within 60 days. Does not include 1,735,084 shares held by entities affiliated with ARCH Venture Fund III, L.P. Alex Knight, one of our directors, is a managing director of ARCH Venture Fund IV, LLC, the general partner of ARCH Venture Fund IV, L.P., which does not own any of our shares. Mr. Knight does not have voting control or investment power over shares held by ARCH Venture Fund III, L.P. and therefore disclaims beneficial ownership of those shares.

 (6) Includes 800 shares issuable at a weighted average per share exercise price of $2.52 pursuant to warrants that vest within 60 days and 7,222 shares issuable at a weighted average per share exercise price of $0.10 pursuant to options that vest within 60 days.

 (7) Mr. Graff is a vice president of GE Capital Equity Investments, Inc. and disclaims beneficial ownership of the shares held by GE Capital Equity Investments, Inc., General Electric Appliances and General Electric Company.

 (8) Mr. Cecere is a vice president of Owens Corning and disclaims beneficial ownership of the shares held by Owens Corning.

 (9) Includes 2,082 shares issuable at a weighted average per share exercise price of $0.13 pursuant to options that vest within 60 days. Includes 13,333 shares subject to a right of repurchase at the purchase price for such shares.

 (10) Represents 13,333 shares subject to a right of repurchase at the purchase price for such shares.

 (11) Includes 91,411 shares issuable upon exercise of warrants at a weighted average exercise price of $1.22 per share that vest within 60 days, 49,957 shares held by Alta Embarcadero Partners and 2,089 shares issuable upon exercise of warrants at a weighted average exercise price of $1.22 per share that vest within 60 days.

 (12) Includes 19,768 shares issuable at a weighted average per share exercise price of $2.52 pursuant to warrants that vest within 60 days.

 (13) Represents 1,298,701 shares held by GE Capital Equity Investments, Inc., 117,000 shares issuable to GE Capital Equity Investments, Inc. at a weighted average per share exercise price of $0.01 pursuant to warrants that vest within 60 days and 209,000 shares issuable to General Electric Appliances at a weighted average per share exercise price of $0.01 pursuant to warrants that vest within 60 days. GE Capital Equity Investments, Inc. shares beneficial ownership with General Electric Capital Corporation and General Electric Company with respect to 1,298,701 shares.

 (14) Includes 683,333 shares issuable to Microsoft at a weighted average per share exercise price of $1.98 pursuant to warrants that vest within 60 days.

 (15) Includes 150,000 shares issuable at a weighted average per share exercise price of $0.01 pursuant to warrants that vest within 60 days.

 (16) Includes 12,054 shares issuable at a per share exercise price of $2.52 pursuant to warrants that vest within 60 days.

 (17) Includes 94,541 shares issuable at a weighted average per share exercise price of $1.22 pursuant to warrants that vest within 60 days, 9,304 shares issuable at a weighted average per share exercise price of $0.11 pursuant to options that vest within 60 days and 3,913,322 shares held by related entities.

 (18) Represents 5,051,142 shares held by or issuable to directors and executive officers (see note 17), 1,735,084 shares held by or issuable to ARCH Venture Fund III, L.P. (see note 12), 1,624,701 shares held by or issuable to entities affiliated with GE Capital Equity Investments, Inc. (see note
      13), 1,238,889 shares held by or issuable to Microsoft Corporation (see note 14), 890,741 shares held by or issuable to Owens Corning (see note
      15) and 814,364 shares held by or issuable to Allstate Insurance Company (see note 16).

                          DESCRIPTION OF CAPITAL STOCK

    Upon the closing of this offering, our authorized capital stock will consist of 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of preferred stock, $0.001 par value.

COMMON STOCK

    As of December 31, 1999, there were 13,719,310 shares of common stock outstanding that were held of record by approximately 120 stockholders after giving effect to the conversion of our preferred stock into common stock at a one-to-one ratio. There will be 16,019,310 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options or warrants, after giving effect to the sale of the shares of common stock in this offering.

    The holders of common stock are entitled to one vote per share on all matters submitted to a vote of our stockholders. Subject to preferences that may apply to any preferred stock outstanding at the time, the holders of outstanding shares of common stock are entitled to receive any dividends out of assets legally available as our board of directors may determine. Upon liquidation, dissolution or winding up of ImproveNet, holders of our common stock are entitled to share in all assets remaining after payment of liabilities and the liquidation preference of any then outstanding shares of preferred stock. Holders of common stock have no preemptive or conversion rights or other subscription rights. No redemption or sinking fund provisions apply to the common stock. All outstanding shares of common stock are fully paid and nonassessable.

PREFERRED STOCK

    Upon the closing of this offering, each outstanding share of preferred stock will be converted into one share of common stock. Following this offering, our certificate of incorporation provides that our board of directors will have the authority, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series. The board will be able to fix the rights, preferences, privileges and restrictions of the preferred stock, including dividend rights, conversion rights, voting rights, terms of redemption, liquidation preferences, sinking fund terms and the number of shares constituting any series or the designation of this series. The issuance of preferred stock could adversely affect the voting power of holders of common stock, and the likelihood that holders of preferred stock will receive dividend payments and payments upon liquidation may have the effect of delaying, deferring or preventing a change in control of ImproveNet, which could depress the market price of our common stock. We have no present plan to issue any shares of preferred stock.

WARRANTS

    As of December 31, 1999, after giving effect to the conversion of all outstanding preferred stock into common stock, warrants to purchase a total of 746,000 shares of our common stock were outstanding at an exercise price of $0.01 per share, warrants to purchase a total of 104,400 shares of our common stock were outstanding at an exercise price of $1.00 per share, warrants to purchase a total of 47,009 shares of our common stock were outstanding at an exercise price of $2.52 per share, warrants to purchase 47,167 shares of our common stock were outstanding at an exercise price of $6.53 per share and warrants to purchase a total of 842,596 shares of our common stock were outstanding at an exercise price of $13.50 per share. Each warrant contains provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the warrant in the event of stock dividends, stock splits, reorganizations and reclassifications and consolidations.

REGISTRATION RIGHTS OF STOCKHOLDERS

    On the date 180 days after the completion of this offering, the holders of 11,382,694 shares of common stock and the holders of warrants exercisable for up to 1,787,172 shares of common stock, or their transferees, will be entitled to rights to register these shares under the Securities Act of 1933. If we propose to register any of our securities under the Securities Act, either for our own account or for the account of other securityholders, the holders of these shares of common stock and warrants to purchase common stock will be entitled to notice of the registration and will be entitled to include, at our expense, their shares of common stock. In addition, the holders of these shares of common stock may require us, at our expense and on not more than two occasions at any time beginning 180 days from the date of the closing of this offering, to file a registration statement under the Securities Act with respect to their shares of common stock, and we will be required to use our best efforts to effect the registration upon written request from the holders of more than a majority of the registrable securities then outstanding, with a net aggregate public offering price of $20,000,000. Further, the holders of these shares of common stock may require us at our expense to register their shares on Form S-3 when we become eligible to use this form for an aggregate public offering of at least $500,000 of our common stock. The rights of these holders terminate on the earlier of six years after the effective date of this offering or when the holder is able to sell its shares pursuant to Rule 144 under the Securities Act in any 90-day period.

ANTI-TAKEOVER PROVISIONS OF DELAWARE LAW AND CHARTER PROVISIONS

    We are subject to section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years following the date that the stockholder became an interested stockholder unless:

    - before the date, the board of directors of the corporation approved either the business combination or the transaction that resulted in the stockholder's becoming an interested stockholder;

    - upon completion of the transaction that resulted in the stockholder's becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

    - on or after the date, the business combination is approved by the board of directors and authorized at a meeting of stockholders, and not by written consent, by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the interested stockholder.

Section 203 defines "business combination" to include:

    - any merger or consolidation involving the corporation and the interested stockholder;

    - any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation;

    - subject to exceptions, any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; and

    - the receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

    In general, section 203 defines an interested stockholder as any entity or person beneficially owning 15% or more of the outstanding voting stock of the corporation and any entity or person affiliated with or controlling or controlled by the entity or person.

    Our bylaws provide that candidates for director may be nominated only by the board of directors or by a stockholder who gives written notice to us at least 90 days but not more than 120 days before the first anniversary of the last annual meeting of stockholders. Stockholders must give similar advance notice to raise other business at stockholders' meetings. Between stockholders' meetings, the board may appoint new directors to fill vacancies or newly created directorships. Our bylaws also limit the ability of stockholders to call special meetings.

    Our certificate of incorporation requires that upon completion of this offering, any action required or permitted to be taken by our stockholders must be taken at a duly called annual or special meeting of stockholders and may not be effected by a consent in writing. Our certificate of incorporation also provides that the authorized number of directors may be changed only by resolution of the board of directors. Delaware law and these charter provisions may have the effect of deterring hostile takeovers or delaying changes in control of our management, which could depress the market price of our common stock.

TRANSFER AGENT

    The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

NASDAQ NATIONAL MARKET

    Our common stock has been approved for listing on the Nasdaq National Market under the trading symbol "IMPV."

                        SHARES ELIGIBLE FOR FUTURE SALE

    Prior to this offering, there has been no public market for our common stock. Future sales of substantial amounts of our common stock in the public market could adversely affect prevailing market prices and our ability to raise equity capital in the future.

    Upon completion of this offering, we will have outstanding an aggregate of 16,019,310 shares of common stock, based on shares outstanding as of December 31, 1999 assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options and warrants. Of these shares, all of the shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act, unless these shares are purchased by affiliates. The remaining 13,719,310 shares of common stock held by existing stockholders are restricted securities. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration described below under Rules 144, 144(k) or 701 promulgated under the Securities Act.

    As a result of the contractual restrictions described below and the provisions of Rules 144, 144(k) and 701, the restricted shares will be available for sale in the public market as follows:

    - 45,000 shares will be eligible for immediate sale on the date of this prospectus;

    - no shares will be eligible for sale 90 days from the date of this prospectus;

    - 8,197,728 shares will be eligible for sale upon the expiration of the lock-up agreements, described below, 180 days after the date of this prospectus; and

    - 5,476,582 shares will be eligible for sale at various times after the 180-day lock-up period.

    LOCK-UP AGREEMENTS. All of our officers and directors and substantially all of our stockholders and optionholders have agreed not to transfer or dispose of, directly or indirectly, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock, for a period of 180 days after the date of this prospectus. Transfers or dispositions can be made sooner with the prior written consent of Credit Suisse First Boston Corporation.

    RULE 144.  In general, under Rule 144 as currently in effect, beginning
90 days after the date of this prospectus, a person or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of:

    - 1% of the number of shares of our common stock then outstanding, which will equal approximately 160,193 shares immediately after this offering; or

    - the average weekly trading volume of our common stock on the Nasdaq National Market during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

    Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about us.

    RULE 144(K). Under Rule 144(k), a person who is not deemed to have been one of our affiliates at any time during the 90 days preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, including the holding period of any prior owner except an affiliate, is entitled to sell these shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

    RULE 701. In general, under Rule 701 of the Securities Act as currently in effect, any of our employees, consultants or advisors, other than affiliates, who purchases or receives shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to resell their shares beginning 90 days after the date of this prospectus, subject only to the manner of sale provisions of Rule 144. Affiliates who purchase or receive shares from us in connection with a compensatory stock purchase plan or option plan or other written agreement will be eligible to sell their shares beginning 90 days after the date of this prospectus under Rule 701 without compliance with the Rule 144 holding period requirements.

    REGISTRATION RIGHTS. On the date 180 days after the date of this prospectus, the holders of 11,382,694 shares and the holders of warrants exercisable for up to an aggregate of 1,787,172 shares, or their transferees, will be entitled to rights with respect to the registration of their shares under the Securities Act. Registration of their shares under the Securities Act would result in the shares becoming freely tradable without restriction under the Securities Act, except for shares purchased by affiliates, immediately upon the effectiveness of this registration.

    STOCK OPTIONS. We intend to file a registration statement under the Securities Act covering the 3,037,423 shares reserved for issuance under our stock option plans and 300,000 shares reserved for issuance under our employee stock purchase plan. The registration statement is expected to be filed and become effective as soon as practicable after the closing of this offering. Accordingly, shares registered under the registration statement will, subject to Rule 144 volume limitations applicable to affiliates, be available for sale in the open market, beginning 180 days after the date of this prospectus.

    WARRANTS. We have outstanding warrants to purchase 1,787,172 shares. All the shares issuable upon the exercise of the warrants will be eligible for sale at various times after the 180-day lock-up period, subject to Rule 144 volume limitations applicable to affiliates.

                                  UNDERWRITING

    Under the terms and subject to the conditions contained in the underwriting
agreement dated             , 2000, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, FleetBoston Robertson Stephens Inc. and E*OFFERING Corp. are acting as representatives, the following respective numbers of shares of common stock:

                                                                 NUMBER
                        UNDERWRITER                            OF SHARES
                        -----------                           ------------
Credit Suisse First Boston Corporation......................
FleetBoston Robertson Stephens Inc..........................
E*OFFERING Corp.............................................

                                                                -------

  Total.....................................................  2,300,000
                                                                =======

    The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that, if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

    We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 345,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

    The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $      per share. The
underwriters and the selling group members may allow a discount of $      per
share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

    The following table summarizes the compensation and expenses we will pay. The underwriting discounts and commissions are equal to the initial public offering price per share of our common stock, less the amount the underwriters pay to us per share of our common stock. The underwriting discounts and
commissions will represent   % of the initial public offering price.

                                                     Per Share                           Total
                                          -------------------------------   -------------------------------
                                             Without            With           Without            With
                                          Over-allotment   Over-allotment   Over-allotment   Over-allotment
                                          --------------   --------------   --------------   --------------
Underwriting discounts and commissions
  paid by us............................     $                $                $                $
Expenses of $1,400,000 payable by us....     $                $                $                $

    The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

    We and our directors, officers and substantially all of our stockholders, optionholders and warrantholders have agreed not to

    - offer, sell, pledge or otherwise dispose of, directly or indirectly,

    - file with the Securities and Exchange Commission a registration statement under the Securities Act for, or

    - publicly disclose the intention to make any offer, sale, pledge, disposition or filing relating to, any additional shares of our common stock or securities convertible into or exchangeable or exercisable for our common stock, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus.

    In our case we are permitted to issue securities in connection with:

    - the exercise of employee stock options granted under our 1996 Stock Option Plan;

    - the grant and exercise of options under our 1999 Equity Incentive Plan;
      and

    - issuances under our 1999 Employee Stock Purchase Plan.

    The underwriters have reserved for sale, at the initial public offering price, up to 230,000 shares of the common stock for employees, directors and their friends and family members who have expressed an interest in purchasing common stock in the offering. The number of shares available for sale to the general public in the offering will be reduced to the extent these persons purchase these reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares. These shares will not be subject to the lock-up agreement.

    We have agreed to indemnify the underwriters against liabilities under the Securities Act or to contribute to payments that the underwriters may be required to make in that respect.

    Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "IMPV."

    Before this offering, there has been no public market for our common stock. The initial public offering price will be determined by negotiation between us and the representatives. The principal factors to be considered in determining the public offering price include:

    - the information in this prospectus or available to the representatives;

    - the history of and the prospects for the industry in which we will compete;

    - the ability of our management;

    - our prospects for future earnings;

    - the present state of our development and our current financial condition;

    - the general condition of the securities markets at the time of this offering; and

    - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

    The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids in compliance with Regulation M under the Securities Exchange Act of 1934.

    - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

    - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

    - Syndicate covering transactions involve purchases of common stock in the open market after the distribution has been completed to cover syndicate short positions.

    - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be effected on The Nasdaq Stock Market's National Market or otherwise and, if commenced, may be discontinued at any time.

    In March 1999, two affiliates of Credit Suisse First Boston Corporation each purchased 1,914 shares of our series C preferred stock for a total purchase price of $24,996.

    In November 1999, an affiliate of Credit Suisse First Boston Corporation purchased 74,074 shares of our series E preferred stock for a total purchase price of $999,999. If the purchase of these shares is deemed by the National Association of Securities Dealers, Inc., to constitute underwriting compensation in connection with this offering, these shares cannot be sold, transferred, assigned, pledged or hypothecated by any person for a period of one year after the effective date of this prospectus, except to officers or partners of the underwriters or members of the selling group and their officers or partners.

    A copy of the prospectus in electronic format will be made available on the Web sites hosted by E*OFFERING Corp. and E*TRADE Securities, Inc.

    A prospectus in electronic format will be made available on the Web sites maintained by one or more of the underwriters participating in this offering. The underwriters may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives of the underwriters to underwriters that may make Internet distributions on the same basis as other allocations.

    The public offering price, underwriting discount and other terms set forth in the purchase agreement will be approved by the pricing committee of our board of directors prior to the sale of the common stock offered.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

    The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. As a result, any resale of the common stock in Canada must comply with applicable securities laws, which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice before any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

    Each purchaser of common stock in Canada who receives a purchase confirmation will be considered to represent to us and the dealer from which the purchase confirmation is received (A) that the purchaser is entitled under applicable provincial securities laws to purchase the common stock without the benefit of a prospectus qualified under those securities laws, (B) that, where required by law, the purchaser is purchasing as principal and not as agent and
(C) that the purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

    The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

    All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or these persons. All or a substantial portion of the assets of the issuer and these persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or these persons in Canada or to enforce a judgment obtained in Canadian courts against the issuer or these persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

    A purchaser of common stock to whom the SECURITIES ACT (British Columbia) applies is advised that the purchaser is required to file with the British Columbia Securities Commission a report within 10 days of the sale of any common stock acquired by the purchaser in this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

    Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

    Cooley Godward LLP, Palo Alto, California will pass upon the validity of the shares of common stock offered by this prospectus. As of the date of this prospectus, members and associates of Cooley Godward LLP beneficially own an aggregate of 21,600 shares of common stock through an investment partnership. Fenwick & West LLP, Palo Alto, California will pass upon the validity of the shares of common stock offered by this prospectus for the underwriters.

                                    EXPERTS

    The consolidated financial statements for ImproveNet, Inc. as of December 31, 1998 and 1999 and for each of the three years in the period ended December 31, 1999, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

    The financial statements for Contractor Referral Service, LLC as of December 31, 1998 and for the year ended December 31, 1998, included in this prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

                      WHERE YOU CAN FIND MORE INFORMATION

    We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act of 1933 with respect to the shares of common stock offered by our company. This prospectus, which constitutes a part of the registration statement, does not contain all of the information set forth in the registration statement, some items of which are contained in exhibits to the registration statement as permitted by the rules and regulations of the Commission. For further information with respect to ImproveNet and the common stock offered, reference is made to the registration statement, including the exhibits and the financial statements and notes filed as a part of the registration statement. A copy of the registration statement, including the exhibits and the financial statements and notes filed as a part of it, may be inspected without charge at the public reference facilities maintained by the Commission in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part of the registration statement may be obtained from the Commission upon the payment of fees prescribed by it. You may call the Commission at 1-800-SEC-0330 for more information on the operation of the public reference facilities. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding companies that file electronically with it.

    As a result of this offering, we will become subject to the information and reporting requirements of the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the Commission. These periodic reports, proxy statements and other information will be available for inspection and copying at the Commission's public reference room and the Web site of the SEC referred to above.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                PAGE
                                                              --------
IMPROVENET, INC.

Report of Independent Accountants...........................     F-2
Consolidated Balance Sheets.................................     F-3
Consolidated Statements of Operations.......................     F-4
Consolidated Statements of Stockholders' Equity (Deficit)
  and Mandatorily Redeemable Convertible Preferred Stock....     F-5
Consolidated Statements of Cash Flows.......................     F-6
Notes to Consolidated Financial Statements..................     F-7

CONTRACTOR REFERRAL SERVICE, LLC

Report of Independent Accountants...........................    F-29
Balance Sheets..............................................    F-30
Statements of Operations....................................    F-31
Statements of Members' Deficit..............................    F-32
Statements of Cash Flows....................................    F-33
Notes to Financial Statements...............................    F-34

UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

Unaudited Pro Forma Combined Financial Information..........    F-37
Unaudited Pro Forma Combined Statement of Operations for the
  year ended December 31, 1999..............................    F-38
Notes to Unaudited Pro Forma Combined Statement of
  Operations................................................    F-39

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of ImproveNet, Inc.

    In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of stockholders' equity (deficit) and mandatorily redeemable convertible preferred stock, and of cash flows present fairly, in all material respects, the financial position of ImproveNet, Inc. and its wholly-owned subsidiary at December 31, 1998 and 1999 and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These consolidated financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICEWATERHOUSECOOPERS LLP

San Jose, California
January 17, 2000

                                IMPROVENET, INC.
                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)


                                                                                                PRO FORMA
                                                                                              STOCKHOLDERS'
                                                                   AS OF DECEMBER 31,        EQUITY (DEFICIT)
                                                              ----------------------------     DECEMBER 31,
                                                                  1998           1999              1999
                                                              ------------   -------------   ----------------
                                                                                              (SEE NOTE 12)
                                                                                               (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................    $ 1,676        $ 45,291
  Accounts receivable, net of allowance for doubtful
    accounts of $8 and $148 in 1998 and 1999,
    respectively............................................         33           1,023
  Prepaid expenses and other current assets.................          3           1,141
                                                                -------        --------
    Total current assets....................................      1,712          47,455

Property and equipment, net.................................        281           1,970
Other assets................................................        151           2,117
                                                                -------        --------
    Total assets............................................    $ 2,144        $ 51,542
                                                                =======        ========

LIABILITIES, MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED
  STOCK AND STOCKHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................    $   699        $  7,472
  Deferred revenue..........................................         --              92
  Lines of credit...........................................        316              --
                                                                -------        --------
    Total current liabilities...............................      1,015           7,564

Lines of credit, net of current portion.....................         19              --
Other long-term liabilities.................................         --             116
                                                                -------        --------
    Total liabilities.......................................      1,034           7,680
                                                                -------        --------

Commitments and contingencies (Note 6)

MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
Mandatorily redeemable convertible preferred stock, $0.001
  par value:
  Authorized: 5,000,000 shares
  Issued and outstanding: 3,139,526 shares in 1998, and none
    in 1999.................................................      6,824              --
                                                                -------        --------

STOCKHOLDERS' EQUITY (DEFICIT)
Convertible preferred stock, $0.001 par value:
  Authorized: 12,482,935 shares
  Issued and outstanding: none in 1998, 11,382,694 shares in
    1999 and none pro forma (unaudited) (liquidation value:
    $83,057)................................................         --              12
Common stock, $0.001 par value:
  Authorized: 34,000,000 shares
  Issued and outstanding: 1,406,289 shares in 1998,
    2,336,616 shares in 1999 and 13,719,310 shares pro forma
    (unaudited).............................................          1               2          $      14
Additional paid-in capital..................................        734         108,656            108,656
Notes receivable from stockholders..........................         (4)           (633)              (633)
Unearned stock-based compensation...........................       (729)        (22,208)           (22,208)
Accumulated deficit.........................................     (5,716)        (41,967)           (41,967)
                                                                -------        --------          ---------
    Total stockholders' equity (deficit)....................     (5,714)         43,862          $  43,862
                                                                -------        --------          =========

    Total liabilities, mandatorily redeemable convertible
      preferred stock and stockholders' equity (deficit)....    $ 2,144        $ 51,542
                                                                =======        ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                IMPROVENET, INC.
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                 YEARS ENDED DECEMBER 31,
                                                              -------------------------------
                                                                1997       1998       1999
                                                              --------   --------   ---------
Revenues:
  Service revenues..........................................  $     60   $    238   $   1,139
  Advertising revenues......................................        --         20         926
                                                              --------   --------   ---------
    Total revenues..........................................        60        258       2,065

Cost of revenues:
  Cost of service revenues (excludes stock-based
    compensation of $0, $55 and $610).......................        59        767       1,984
  Cost of advertising revenues (excludes stock-based
    compensation of $0, $37 and $189).......................        --         49         567
                                                              --------   --------   ---------
    Total cost of revenues..................................        59        816       2,551
                                                              --------   --------   ---------
Gross profit (loss).........................................         1       (558)       (486)

Operating expenses:
  Sales and marketing (excludes stock-based compensation of
    $0, $155 and $2,608)....................................       414      1,669      25,784
  Product development (excludes stock-based compensation of
    $0, $14 and $88)........................................       288        504         665
  General and administrative (excludes stock-based
    compensation of $11, $65 and $2,124)....................       527      1,142       4,214
  Stock-based compensation..................................        11        326       5,619
                                                              --------   --------   ---------
    Total operating expenses................................     1,240      3,641      36,282
                                                              --------   --------   ---------
Loss from operations........................................    (1,239)    (4,199)    (36,768)
Interest and other income (expense), net....................        (3)        84         517
                                                              --------   --------   ---------
Net loss....................................................    (1,242)    (4,115)    (36,251)
Accretion of mandatorily redeemable convertible preferred
  stock.....................................................       (86)      (717)       (239)
                                                              --------   --------   ---------
  Net loss attributable to common stockholders..............  $ (1,328)  $ (4,832)  $ (36,490)
                                                              ========   ========   =========
Basic and diluted net loss per common share.................  $  (1.08)  $  (3.49)  $  (23.85)
                                                              ========   ========   =========
Shares used in calculating basic and diluted net loss per
  common share..............................................     1,228      1,383       1,530
                                                              ========   ========   =========
Pro forma basic and diluted net loss per common share (Note
  12) (unaudited)...........................................                        $   (4.40)
                                                                                    =========
Shares used in calculating pro forma basic and diluted net
  loss per common share (unaudited).........................                            8,234
                                                                                    =========

  The accompanying notes are an integral part of these consolidated financial statements.

                                IMPROVENET, INC.
           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)
             AND MANDATORILY REDEEMABLE CONVERTIBLE PREFERRED STOCK
                                 (IN THOUSANDS)

                                                                  MANDATORILY
                                                                  REDEEMABLE
                                                                  CONVERTIBLE           CONVERTIBLE
                                                                   PREFERRED             PREFERRED
                                                                     STOCK                 STOCK             COMMON STOCK
                                                              -------------------   -------------------   -------------------
                                                              SHARES     AMOUNT     SHARES     AMOUNT     SHARES     AMOUNT
                                                              --------   --------   --------   --------   --------   --------
BALANCES, JANUARY 1, 1997...................................       --    $    --         --      $--       1,000       $ 1
Issuance of common stock in exchange for services
  rendered..................................................       --         --         --       --         112        --
Issuance of common stock subscribed.........................       --         --         --       --         128        --
Issuance of common stock upon conversion of bridge notes
  payable...................................................       --         --         --       --         134        --
Exercise of common stock options............................       --         --         --       --           5        --
Issuance of Series A mandatorily redeemable convertible
  preferred stock, net of issuance costs of $38.............    1,205      1,166         --       --          --        --
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................       --         86         --       --          --        --
Net loss....................................................       --         --         --       --          --        --
                                                               ------    -------     ------      ---       -----       ---
BALANCES, DECEMBER 31, 1997.................................    1,205      1,252         --       --       1,379         1
Exercise of common stock options............................       --         --         --       --          27        --
Issuance of Series B mandatorily redeemable convertible
  preferred stock, net of issuance costs of $20.............    1,935      4,855         --       --          --        --
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................       --        192         --       --          --        --
Accretion of Series B mandatorily redeemable convertible
  preferred stock...........................................       --        525         --       --          --        --
Unearned stock-based compensation for service providers.....       --         --         --       --          --        --
Amortization of stock-based compensation for service
  providers.................................................       --         --         --       --          --        --
Unearned employee stock-based compensation..................       --         --         --       --          --        --
Amortization of unearned employee stock-based
  compensation..............................................       --         --         --       --          --        --
Net loss....................................................       --         --         --       --          --        --
                                                               ------    -------     ------      ---       -----       ---
BALANCES, DECEMBER 31, 1998.................................    3,140      6,824         --       --       1,406         1
Exercise of common stock options............................       --         --         --       --         706         1
Issuance of common stock in exchange for notes receivable...       --         --         --       --         225        --
Exercise of Series A convertible preferred stock warrant....       --         --          2       --          --        --
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................       --         52         --       --          --        --
Accretion of Series B mandatorily redeemable convertible
  preferred stock...........................................       --        187         --       --          --        --
Conversion of Series A mandatorily redeemable convertible
  preferred stock into Series A convertible preferred
  stock.....................................................   (1,205)    (1,496)     1,205        1          --        --
Conversion of Series B mandatorily redeemable convertible
  preferred stock into Series B convertible preferred
  stock.....................................................   (1,935)    (5,567)     1,935        2          --        --
Issuance of Series C convertible preferred stock, net of
  issuance costs of $1,049..................................       --         --      3,538        4          --        --
Issuance of Series D convertible preferred stock, net of
  issuance costs of $57.....................................       --         --      2,101        2          --        --
Issuance of Series E convertible preferred stock, net of
  issuance costs of $68.....................................       --         --      2,597        3          --        --
Issuance of Series C convertible preferred stock for
  services..................................................       --         --          5       --          --        --
Payment received in settlement of stockholder notes
  receivable................................................       --         --         --       --          --        --
Issuance of Series D convertible preferred stock warrant to
  strategic stockholders....................................       --         --         --       --          --        --
Issuance of common stock warrants to strategic
  stockholders..............................................       --         --         --       --          --        --
Amortization of stock-based compensation from warrants
  granted to strategic shareholders.........................       --         --         --       --          --        --
Unearned employee stock-based compensation..................       --         --         --       --          --        --
Amortization of unearned employee stock-based
  compensation..............................................       --         --         --       --          --        --
Net loss....................................................       --         --         --       --          --        --
                                                               ------    -------     ------      ---       -----       ---
BALANCES, DECEMBER 31, 1999.................................       --    $    --     11,383      $12       2,337       $ 2
                                                               ======    =======     ======      ===       =====       ===

                                                                           NOTES
                                                              ADDITIONAL  RECEIVABLE     UNEARNED
                                                              PAID-IN       FROM        STOCK-BASED    ACCUMULATED
                                                              CAPITAL     STOCKHOLDERS  COMPENSATION    DEFICIT       TOTAL
                                                              ---------   -----------   ------------   -----------   --------
BALANCES, JANUARY 1, 1997...................................  $    402       $  (4)       $     --      $   (359)    $    40
Issuance of common stock in exchange for services
  rendered..................................................        11          --              --            --          11
Issuance of common stock subscribed.........................        --          --              --            --          --
Issuance of common stock upon conversion of bridge notes
  payable...................................................        67          --              --            --          67
Exercise of common stock options............................        --          --              --            --          --
Issuance of Series A mandatorily redeemable convertible
  preferred stock, net of issuance costs of $38.............        --          --              --            --          --
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................       (86)         --              --            --         (86)
Net loss....................................................        --          --              --        (1,242)     (1,242)
                                                              --------       -----        --------      --------     -------
BALANCES, DECEMBER 31, 1997.................................       394          (4)             --        (1,601)     (1,210)
Exercise of common stock options............................         2          --              --            --           2
Issuance of Series B mandatorily redeemable convertible
  preferred stock, net of issuance costs of $20.............        --          --              --            --          --
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................      (192)         --              --            --        (192)
Accretion of Series B mandatorily redeemable convertible
  preferred stock...........................................      (525)         --              --            --        (525)
Unearned stock-based compensation for service providers.....       120          --            (120)           --          --
Amortization of stock-based compensation for service
  providers.................................................        --          --             100            --         100
Unearned employee stock-based compensation..................       935          --            (935)           --          --
Amortization of unearned employee stock-based
  compensation..............................................        --          --             226            --         226
Net loss....................................................        --          --              --        (4,115)     (4,115)
                                                              --------       -----        --------      --------     -------
BALANCES, DECEMBER 31, 1998.................................       734          (4)           (729)       (5,716)     (5,714)
Exercise of common stock options............................       148          --              --            --         149
Issuance of common stock in exchange for notes receivable...       633        (633)             --            --          --
Exercise of Series A convertible preferred stock warrant....         2          --              --            --           2
Accretion of Series A mandatorily redeemable convertible
  preferred stock...........................................       (52)         --              --            --         (52)
Accretion of Series B mandatorily redeemable convertible
  preferred stock...........................................      (187)         --              --            --        (187)
Conversion of Series A mandatorily redeemable convertible
  preferred stock into Series A convertible preferred
  stock.....................................................     1,495          --              --            --       1,496
Conversion of Series B mandatorily redeemable convertible
  preferred stock into Series B convertible preferred
  stock.....................................................     5,565          --              --            --       5,567
Issuance of Series C convertible preferred stock, net of
  issuance costs of $1,049..................................    22,046          --              --            --      22,050
Issuance of Series D convertible preferred stock, net of
  issuance costs of $57.....................................    16,118          --              --            --      16,120
Issuance of Series E convertible preferred stock, net of
  issuance costs of $68.....................................    34,991          --              --            --      34,994
Issuance of Series C convertible preferred stock for
  services..................................................        37          --              --            --          37
Payment received in settlement of stockholder notes
  receivable................................................        --           4              --            --           4
Issuance of Series D convertible preferred stock warrant to
  strategic stockholders....................................     2,507          --          (2,507)           --          --
Issuance of common stock warrants to strategic
  stockholders..............................................    11,299          --         (11,299)           --          --
Amortization of stock-based compensation from warrants
  granted to strategic shareholders.........................        --          --             517            --         517
Unearned employee stock-based compensation..................    13,320          --         (13,320)           --          --
Amortization of unearned employee stock-based
  compensation..............................................        --          --           5,130            --       5,130
Net loss....................................................        --          --              --       (36,251)    (36,251)
                                                              --------       -----        --------      --------     -------
BALANCES, DECEMBER 31, 1999.................................  $108,656       $(633)       $(22,208)     $(41,967)    $43,862
                                                              ========       =====        ========      ========     =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                IMPROVENET, INC.
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)


                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................  $(1,242)   $(4,115)   $(36,251)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
    Depreciation and amortization...........................       20         52         204
    Allowance for doubtful accounts.........................        3          5         140
    Amortization of stock-based compensation................       11        326       5,684
    Other...................................................        2          3          --
  Changes in operating assets and liabilities, net of
    acquired working capital deficit:
    Accounts receivable.....................................       (8)       (33)     (1,064)
    Prepaid expenses and other current assets...............       (1)       (94)     (1,019)
    Other assets............................................       (5)        --        (314)
    Accounts payable and accrued liabilities................       49        618       6,663
    Deferred revenue........................................       --         --          92
    Other long-term liabilities.............................       --         --          16
                                                              -------    -------    --------
      Net cash used in operating activities.................   (1,171)    (3,238)    (25,849)
                                                              -------    -------    --------

CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of property and equipment.......................      (85)      (224)     (1,828)
  Increase in restricted cash...............................                 (49)       (400)
  Issuance of note receivable to related party..............       --         --        (500)
  Payments for acquisitions.................................       --         --        (792)
                                                              -------    -------    --------
      Net cash used in investing activities.................      (85)      (273)     (3,520)
                                                              -------    -------    --------

CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from the issuance of common stock................       --          2         149
  Proceeds from the issuance of preferred stock, net........    1,166      4,705      73,166
  Repayment of stockholder notes receivable.................       --         --           4
  Proceeds from the issuance of convertible bridge notes....       65        150          --
  Borrowings under lines of credit..........................      350        298          --
  Principal payments under lines of credit..................       --       (313)       (335)
                                                              -------    -------    --------
      Net cash provided by financing activities.............    1,581      4,842      72,984
                                                              -------    -------    --------

Net increase in cash and cash equivalents...................      325      1,331      43,615

Cash and cash equivalents, beginning of period..............       20        345       1,676
                                                              -------    -------    --------

Cash and cash equivalents, end of period....................  $   345    $ 1,676    $ 45,291
                                                              =======    =======    ========


  The accompanying notes are an integral part of these consolidated financial statements.

                                IMPROVENET, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1 - FORMATION AND BUSINESS OF THE COMPANY AND BASIS OF PRESENTATION

    ImproveNet, Inc. (the "Company") (formerly Netelligence, Inc.) was incorporated in California in January 1996 and reincorporated in Delaware in September 1998. The Company is a leading destination on the Internet for residential home improvement market making activities between (1) homeowners,
(2) contractors, architects and designers, and (3) material suppliers. The Company operates primarily in the United States. The Company aggregates and organizes information online and ensures that the content is immediately accessible, easy-to-use and efficient for home improvement information and services and product buyers and sellers. The Company has a proprietary matching service that electronically and impartially screens and monitors contractors, architects and designers to facilitate access by homeowners to reputable, pre-screened service providers. The Company also sells Web site advertising and other marketing services.

    During 1998, the Company emerged from the development stage. Although no longer in the development stage, the Company continues to be subject to risks and challenges similar to other companies in a comparable stage of development. These risks include, but are not limited to, dependence on key individuals, successful development and marketing of products, the ability to obtain adequate financing to support growth, competition from larger companies with greater financial, technical, management and marketing resources.

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

BASIS OF PRESENTATION

    The financial statements include the accounts of the Company and its wholly-owned subsidiary from the date of acquisition. All significant intercompany balances and transactions have been eliminated.

CERTAIN RISKS AND UNCERTAINTIES

    The Company's services are concentrated in a single segment of the Internet commerce industry, which is characterized by rapid technological advances, changes in customer requirements and evolving regulatory requirements and industry standards. The success of the Company depends on management's ability to anticipate or to respond quickly and adequately to technological developments in the industry, changes in customer requirements and changes in regulatory requirements or industry standards. Any significant delays in the development or introduction of services could have a material and adverse effect on the Company's business and operating results.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
RESTRICTED CASH

    At December 31, 1998 and 1999, cash balances of approximately $49,000 and $449,000, respectively, were restricted from withdrawal and held by a bank in the form of certificates of deposit. These certificates of deposit serve as collateral supporting standby letters of credit issued to the Company's landlords as security deposits and will not be available until the leases for the Company's facilities expire.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The reported amounts of certain of the Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and other accrued liabilities, approximate fair value due to their short maturities. Based on borrowing rates available to the Company for loans with similar terms, the carrying values of the lines of credit approximate fair value.

LONG-LIVED ASSETS

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost less accumulated depreciation. Depreciation is computed on a straight-line basis over the estimated useful lives of three to seven years. Amortization of leasehold improvements is computed on a straight-line basis over the shorter of the facility lease term or the estimated useful lives of the improvements. Major additions and improvements are capitalized, while replacements, maintenance and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

    The Company periodically evaluates the carrying value of property and equipment to be held and used when events and circumstances warrant such a review. The carrying value of property and equipment is considered impaired when the anticipated undiscounted cash flows from the asset are separately identifiable and are less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the asset. Fair value is determined primarily using the anticipated cash flows discounted at a rate commensurate with the risk involved. Losses on assets to be disposed of are determined in a similar manner, except that fair values are reduced by the estimated disposal costs.

INTANGIBLE ASSETS

    Intangible assets include goodwill and non-compete agreements, which are amortized from the date of acquisition using the straight-line method over the expected period to be benefited, estimated at three to five years. At
December 31, 1999, the total value assigned to goodwill and non-compete agreements of $817,000 was offset by accumulated amortization of $65,000. The Company assesses the recoverability of goodwill, as well as other long-lived assets, in accordance with Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of," which requires the Company to review the carrying value of an asset for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset might not be recoverable. When such an event occurs, the Company estimates the future

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) undiscounted cash flows expected to result from the use of the asset and its eventual disposition. If the undiscounted expected future cash flows are less than the carrying amount of the asset, an impairment loss is recognized.

REVENUE RECOGNITION

    Revenues are derived from two sources: service provider fees and advertising from the Company's Web sites.

SERVICE REVENUES

    Service provider revenues include lead fees, win fees and enrollment fees. Lead fees are recognized at the time a homeowner and contractor are matched by the Company and the service provider becomes obligated to pay such fee. Win fees are recognized at the time the service provider or the homeowner notifies the Company that a job has been sold and the service provider becomes obligated to pay such fee. Enrollment fees from service providers are recognized as revenue ratably over the expected period they participate in our contractor matching service, which is initially estimated to be between one and two years. Payments of enrollment fees received in advance of providing services are deferred until the period the services are provided. This deferred revenue is included in current and long-term liabilities. The Company establishes a refund reserve and allowance for doubtful accounts at the time of revenue recognition based on the Company's historical experience.

ADVERTISING REVENUES

    Beginning in December 1998, the Company also derived advertising revenues from the sale of banner, SmartLeads and other Web site advertisements. For 1999, advertising revenues represented 45% of total revenue.

    Currently advertising revenues are comprised of:

    - Advertising paid for in cash; and

    - Advertising paid for by way of barter.

    CASH ADVERTISING

    Cash advertising revenues generally are derived from short-term advertising contracts in which the Company typically guarantees that a minimum number of impressions will be delivered to its Web site visitors over a specified period of time for a fixed fee. Cash advertising revenues from banner, button and other Web site advertisements are recognized at the lesser of the amount recorded ratably over the period in which the advertising is delivered or the percentage of guaranteed impressions delivered. SmartLeads revenues are also paid for in cash and are recognized when the SmartLeads have been delivered to the customer. Cash advertising is recognized when the Company has delivered the advertising, evidence of an agreement is in place and fees are fixed, determinable and collectible. In 1999, cash advertising totaled $746,000 and accounted for approximately 36% of total revenues.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    BARTER ADVERTISING

    Barter advertising comes from two distinct contractual sources: short-term barter advertising similar in nature to the Company's cash advertising contracts and multi-year commercial contracts. Barter advertising is recognized in accordance with EITF No. 99-17, "Accounting for Advertising Barter Transactions", which was adopted by the Company in 1999. Under EITF No. 99-17, the Company records advertising transactions at fair value only when the Company has an established historical practice of selling similar advertising for cash. The characteristics of the advertising that must be similar include the duration of the display of the advertising, the prominence and positioning of the advertising, the intended audience, the timing of the advertising and its circulation.

        SHORT-TERM BARTER ADVERTISING

    Short-term barter advertising results from the exchange by the Company of advertising space on the Company's Web site for reciprocal advertising space on Web sites of third parties. Advertising revenues and sales and marketing expenses arising from these transactions are recorded at fair value as the Company has an established historical practice of receiving cash for similar short-term advertising. The Company recorded no short-term barter advertising revenue in 1997 and 1998. In 1999, the Company began to engage in short-term barter advertising and recorded revenues of $180,000 in the year. Short-term barter advertising represented approximately 9% of total revenues for 1999. Sales and marketing expenses arising from these barter transactions are recognized when the Company's advertisement's are delivered on the reciprocal Web site which is typically the same period in which advertisements are delivered on the Company's Web site.

        MULTI-YEAR COMMERCIAL CONTRACTS

    In September 1999 and during the fourth quarter 1999, the Company entered into multi-year commercial contracts some of which are with related parties. These commercial contracts generally provide for a fixed annual fee, an advertising package that includes a mix of buttons, banners, SmartLeads and other marketing services, plus a continuous presence, as defined, on the Company's Web sites. These commercial contracts are for periods ranging between 3 and 12 years, including renewal options. These commercial contracts also include cooperative marketing arrangements under which the Company is obligated to fund co-branded advertisements on television and in the print media, with or on behalf of the commercial party. In the commercial contracts to date, the Company is obligated to spend 50% to 100% of the fees the Company expects to receive. In return, the Company expects to receive significant marketing benefits including better advertising rates, stronger brand recognition, and access to customer databases, direct mail inserts and marketing resources.

    As the Company does not have an established historical practice of selling advertising for cash for similar multi-year commercial contracts, the Company has not assigned any value to the exchange of services or barter element of these transactions and accordingly, the Company has not recorded either revenue or sales and marketing expense for the barter element. However, some of these multi-year commercial contracts do generate an overall net cash component to the Company and in these cases the Company has recorded revenue based on the cash received or receivable under the contract, net of the obligation to pay the commercial party for the cooperative advertisements and other marketing services. These revenues are recognized over the term of the commercial contract once advertising has

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) been delivered to the commercial party and collection of the resulting net receivable is deemed probable.

    Furthermore, in connection with certain of these multi-year commercial contracts, the Company also issued warrants to purchase shares of the Company's common stock to the commercial parties. These warrants have been valued by the Company using the Black Scholes option pricing model. As the fair value of these warrants represent an additional rebate on the revenue otherwise recorded under the contracts, the amortization of the warrants is further netted against this revenue over the term of the respective commercial contract. To the extent that there is insufficient revenues, the remaining amortization of warrant stock-based compensation is expensed and characterized as sales and marketing expense. In 1999, the Company has further reduced the net cash component of revenue by $65,000 for the warrant stock-based compensation amortization. As a result, the Company has not recognized revenue of $408,000 for the barter element amounts of these commercial contracts or for the net cash component of $65,000, which has been reduced by the the warrant amortization amount for the year ended December 31, 1999.

    Total revenues may be analyzed as follows (in thousands):

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Service revenues............................................    $60        $238      $1,139
Amounts invoiced under advertising and multi-year commercial
  contracts.................................................     --          20       1,399
                                                                ---        ----      ------
                                                                 60         258       2,538

Amounts invoiced and accrued under multi-year commercial
  contracts with related parties............................     --          --        (408)
Amortization of warrant stock-based compensation............     --          --         (65)
                                                                ---        ----      ------
Total revenues..............................................    $60        $258      $2,065
                                                                ===        ====      ======

    Total revenues are reported in the statements of operations net of the amounts invoiced and accrued under the multi-year commercial contracts with related parties as follows (in thousands):


Service revenues............................................    $60        $238      $1,139
Advertising revenues........................................     --          20         926
                                                                ---        ----      ------
Total revenues..............................................    $60        $258      $2,065
                                                                ===        ====      ======

PRODUCT DEVELOPMENT COSTS

    Product development costs incurred by the Company are expensed as incurred. Costs incurred in the design, creation and maintenance of content, graphics and user interface of the Company's Web sites are expensed as incurred in accordance with SOP 98-1 "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Costs incurred in the development of application and infrastructure of the Web sites are capitalized and amortized over the useful life of the web sites. In 1999, the costs that could be capitalized were insignificant.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
ADVERTISING

    The Company expenses advertising costs as they are incurred. Advertising expenses for each of the years in the three year period ended December 31, 1999 were $28,000, $761,000, and $15,887,000, respectively. Of these total expenses, barter advertising costs represented $180,000 for the year ended December 31, 1999. There were no barter advertising expenses for 1997 and 1998.

STOCK-BASED COMPENSATION

    The Company follows the disclosure provisions of Financial Accounting Standards Board ("FASB") SFAS No. 123, "Accounting for Stock-Based Compensation." The Company has elected to continue accounting for stock-based compensation issued to employees using Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and, accordingly, pro forma disclosures required under SFAS No. 123 have been presented (see Note
9). Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price of the option. Stock, stock options and warrants for stock issued to non-employees have been accounted for in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments that are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

    The Company presents stock-based compensation expense as a separate line item in its consolidated statements of operations for the three years ended December 31, 1999 except to the extent that it represents a rebate of revenue and is applied against advertising revenue.

INCOME TAXES

    Deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to affect taxable income. Valuation allowances are established when management believes there is uncertainty regarding the recovery of deferred tax assets.

CONCENTRATION OF CREDIT RISK

    The Company's cash, cash equivalents and restricted cash are held with four banks in the United States, which management believes to be creditworthy. Deposits with these banks may exceed the amount of insurance provided on such deposits.


    The Company's customers consist of homeowners, service providers and suppliers of home improvement products and related services within the United States. The Company performs ongoing credit evaluations of its customers' financial condition. The Company does not require collateral. Two advertising customers accounted for 24% and 18% of aggregate accounts receivable as of December 31, 1999. Revenues from these multi-year commercial contract customers represented nil% and 2%, respectively, of total revenues in 1999. No revenues from these customers were recorded in 1997 or 1998. There was no customer with a balance that accounted for greater than 10% of aggregate accounts receivable as of December 31, 1997 or 1998. There was no customer that accounted for greater than 10% of total revenues for any of the periods presented in the accompanying consolidated statements of operations.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
BUSINESS SEGMENTS

    The Company follows SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information." SFAS No. 131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which this information is available and is utilized by the chief operating decision maker. The Company conducts its business within one business segment primarily within the United States. Revenues from customers outside of the United States were insignificant for all periods presented in the accompanying consolidated statements of operations.

COMPREHENSIVE INCOME

    The Company follows SFAS No. 130, "Reporting Comprehensive Income" ("SFAS No. 130"). SFAS No. 130 establishes standards for reporting and display of comprehensive income and its components in a full set of general-purpose financial statements. There was no difference between the Company's net loss and its comprehensive loss for any of the periods presented in the accompanying consolidated statements of operations.

NET LOSS PER COMMON SHARE

    Basic net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted net loss per common share is computed by dividing the net loss attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares, composed of common shares issuable upon the exercise of stock options and warrants and upon conversion of convertible preferred stock, are included in the diluted net loss per common share calculation to the extent these shares are dilutive. A reconciliation of the numerator and denominator used in the calculation of basic and diluted net loss per common share follows (in thousands, except per share amounts):

                                                                 YEARS ENDED DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Numerator
  Net loss attributable to common stockholders..............  $(1,328)   $(4,832)   $(36,490)
                                                              =======    =======    ========

Denominator
  Weighted average common shares............................    1,233      1,383       1,560
  Weighted average unvested common shares subject to
    repurchase..............................................       (5)        --         (30)
                                                              -------    -------    --------
  Denominator for basic and diluted calculation.............    1,228      1,383       1,530
                                                              =======    =======    ========

  Basic and diluted net loss per common share...............  $ (1.08)   $ (3.49)   $ (23.85)
                                                              =======    =======    ========

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    The following table summarizes common stock equivalents that are not included in the denominator used in the diluted net loss per common share calculation because to do so would be antidilutive for the periods indicated (in thousands):

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
Weighted average effect of common stock equivalents:
  Series A convertible preferred stock......................    609       1,205      1,206
  Series B convertible preferred stock......................     --       1,536      1,935
  Series C convertible preferred stock......................     --          --      2,689
  Series D convertible preferred stock......................     --          --        645
  Series E convertible preferred stock......................     --          --        229
  Options to purchase common stock..........................    167         429      1,273
  Warrants to purchase convertible preferred and common
    stock...................................................     51         122        372
  Common stock subject to repurchase........................      5          --         30
                                                                ---       -----      -----
                                                                832       3,292      8,379
                                                                ===       =====      =====

RECENT ACCOUNTING PRONOUNCEMENTS

    In June 1998, SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities," was issued. SFAS No. 133 establishes accounting and reporting standards for derivative financial instruments and hedging activities related to those instruments, as well as other hedging activities. The Company does not currently hold any derivative instruments and does not engage in hedging activities. The Company expects the adoption of SFAS No. 133 will not have a material impact on its financial position, results of operations or cash flow. The Company will be required to adopt SFAS No. 133 for the year ending December 31, 2001.

NOTE 3 - ACQUISITIONS

    On September 9, 1999, the Company completed the acquisition of all the assets and business of Contractor Referral Services, LLC ("CRS"), which operated a toll-free telephone contractor referral service. The total acquisition cost was $650,000 and consisted of a cash payment of $550,000 and a holdback of $100,000 retained by the Company. The acquisition was accounted for using the purchase method. Accordingly, the results of operations for CRS have been included in the Company's consolidated statement of operations only from the date of acquisition. At December 31, 1999, the $100,000 holdback was included in other long-term liabilities as it is not payable until 2001.

    The purchase price was allocated to the acquired assets based on fair values as follows (in thousands):


Accounts receivable and other assets........................  $ 64
Licensing right.............................................   125
Non-competition agreement...................................    50
Goodwill....................................................   411
                                                              ----
  Total.....................................................  $650
                                                              ====

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 3 - ACQUISITIONS (CONTINUED)

    On November 1, 1999, the Company acquired all of the outstanding shares of The J.L. Price Corporation, a regional contractor referral service, incorporated in California. The total acquisition cost was $249,000. The acquisition was accounted for using the purchase method. Accordingly, the results of operations for The J.L. Price Corporation have been included in the Company's consolidated statement of operations only from the date of acquisition.

    The purchase price was allocated to the acquired assets and liabilities based on fair value as follows (in thousands):


Current liabilities.........................................  $  (107)
Non-competition agreement...................................      100
Goodwill....................................................      256
                                                              -------
  Total.....................................................  $   249
                                                              =======

    The following unaudited pro forma consolidated financial information presents the combined results of operations of the Company, CRS, and The J.L. Price Corporation as if the acquisitions had occurred on January 1, 1998, after giving effect to certain adjustments, principally amortization of goodwill and non-compete agreements. This unaudited pro forma consolidated financial information does not necessarily reflect the results of operations that would have occurred had the acquisitions been completed on January 1, 1998 (in thousands, except per share amounts).

                                                                  YEARS ENDED
                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                  (UNAUDITED)
Revenues....................................................  $   687    $  2,451
Net loss attributable to common stockholders................   (5,211)    (36,850)
Basic and diluted net loss per common share.................    (3.77)     (24.08)

NOTE 4 - BALANCE SHEET COMPONENTS

PREPAID EXPENSES AND OTHER CURRENT ASSETS

                                                                   DECEMBER 31,
                                                              ----------------------
                                                                 1998         1999
                                                              -----------   --------
                                                                  (IN THOUSANDS)
Prepaid advertising expenses................................  $        --    $  595
Prepaid expenses and other current assets...................            3       546
                                                              -----------    ------

                                                              $         3    $1,141
                                                              ===========    ======

    Prepaid advertising expenses consist of payments made in advance for online and offline advertising for services to be delivered in the following year.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 4 - BALANCE SHEET COMPONENTS (CONTINUED)
PROPERTY AND EQUIPMENT

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Computer equipment..........................................    $188      $1,060
Software....................................................      15          30
Furniture, fixtures and other equipment.....................      47         726
Leasehold improvements......................................     108         370
                                                                ----      ------
                                                                 358       2,186
Less: accumulated depreciation and amortization.............     (77)       (216)
                                                                ----      ------
                                                                $281      $1,970
                                                                ====      ======

    Property and equipment depreciation and amortization expenses for each of the years in the three year period ended December 31, 1999 were $20,000, $52,000 and $139,000, respectively.

OTHER ASSETS

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Goodwill, net of amortization of nil and $38................   $   --     $  629
Non-competition agreements, net of amortization of nil and
  $27.......................................................       --        123
Restricted cash.............................................       49        449
Other assets................................................      102        916
                                                               ------     ------
                                                               $  151     $2,117
                                                               ======     ======

ACCOUNTS PAYABLE AND ACCRUED LIABILITIES


                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
                                                                (IN THOUSANDS)
Accounts payable............................................    $478      $4,139
Accrued advertising expense.................................     130       1,215
Accrued payroll costs.......................................      27       1,407
Other.......................................................      64         711
                                                                ----      ------
                                                                $699      $7,472
                                                                ====      ======



    Accrued advertising expenses consist of $807,000 in online advertising services which have been delivered prior to year end and accrued advertising and co-marketing expenses of $408,000 arising from the multi-year commercial contracts.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 5 - LINES OF CREDIT

    In July 1997, the Company entered into a revolving line of credit with a financial institution under which the Company could borrow up to $350,000. In March 1998, the Company converted approximately $50,000 of this facility into an equipment line of credit. Borrowings for equipment purchases under the equipment line of credit were collateralized by the equipment purchased, accrued interest at the rate of prime plus 1.25% (9% at December 31, 1998) and were due in 36 equal monthly installments commencing on February 29, 1998. Borrowings under the revolving line of credit accrued interest at the rate of prime plus 1.25%. The lines of credit were paid in full and terminated on January 29, 1999.

NOTE 6 - COMMITMENTS AND CONTINGENCIES

OPERATING LEASES

    The Company leases a facility under an operating lease agreement expiring February 2002. In June 1999, the Company entered into a seven-year lease agreement for another office facility in Redwood City, California. Total future minimum lease payments for the new facility totaled $3,871,000 at the date the agreement was signed. Under the terms of the leases, the Company provided letters of credit as security deposits. In September 1999, the Company assumed the lease obligation of an office facility in Santa Ana, California in connection with the purchase of CRS. The term of the lease is two years. Total future minimum lease payments totaled $54,000 at the date the lease obligation was assumed. In September 1999, the Company entered into a five-year lease agreement for an office facility in Fort Lauderdale, Florida. Total future minimum lease payments totaled $556,000 at the date the agreement was signed.

    Future minimum lease payments under operating leases as of December 31, 1999 are as follows (in thousands):

Year Ending December 31,
2000........................................................       723
2001........................................................       724
2002........................................................       667
2003........................................................       673
2004........................................................       653
Thereafter..................................................       994
                                                                ------
                                                                $4,434
                                                                ======

    Rent expense charged to operations for each of the years in the three-year period ended December 31, 1999 was $78,000, $80,000 and $383,000, respectively.

SALES AND MARKETING AGREEMENTS

    The Company has entered into a number of agreements with Internet media companies to purchase online advertising and linkages. The Company expenses the amounts as sales and marketing expenses ratably over the respective terms of the agreements.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 6 - COMMITMENTS AND CONTINGENCIES (CONTINUED)

    In September 1999, the Company began entering into advertising package agreements under which the Company will exchange advertising services for advertising services with investors in Series D and Series E convertible preferred stock. The minimum future payments under sales and marketing and multi-year commercial contracts are as follows (in thousands):


Year Ending December 31,
2000........................................................    7,710
2001........................................................    6,478
2002........................................................    5,080
2003........................................................      356
Thereafter..................................................      352
                                                              -------
                                                              $19,976
                                                              =======

401(K) PLAN

    Effective January 1, 1999, the Company adopted a 401(k) savings plan under which eligible employees may contribute the lesser of 20% of their eligible compensation or the annual limit of $10,000 in 1999. In addition, the Company may make discretionary contributions to the plan, although none has been made in any of the periods presented.

NOTE 7 - CONVERTIBLE BRIDGE NOTES

    During February 1997, the Company raised $65,000 through the issuance of convertible bridge notes bearing interest at the rate of 1% per month. Total principal plus accrued interest was converted into 133,604 shares of common stock during June and July 1997 at a conversion rate of $0.50 per share.

    During January 1998, the Company raised $150,000 through the issuance of convertible bridge notes bearing interest at the rate of 6% per year. Total principal plus accrued interest was converted into 59,524 shares of Series B preferred stock in 1998 at a conversion rate of $2.52 per share, which was equal to the issuance price.

NOTE 8 - CONVERTIBLE PREFERRED STOCK

    Under the Company's Certificate of Incorporation, as amended in November 1999, the Company is authorized to issue 12,482,935 shares of preferred stock, of which 1,301,400 shares have been designated as Series A preferred stock, 1,981,535 shares have been designated as Series B preferred stock, 3,700,000 shares have been designated as Series C preferred stock, 2,500,000 shares have been designated as Series D preferred stock and 3,000,000 shares have been designated as Series E preferred

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 - CONVERTIBLE PREFERRED STOCK (CONTINUED) stock. From inception through December 31, 1999, the Company issued preferred stock as follows (in thousands, except share and per share amounts):

                                    AMOUNT                                                                      LIQUIDATION
                        ORIGINAL    NET OF                                             ISSUED                  PREFERENCE AT
                         ISSUE     ISSUANCE    CUMULATIVE     TOTAL       SHARES         AND       PAR VALUE   DECEMBER 31,
                         PRICE       COST      ACCRETION      AMOUNT    AUTHORIZED   OUTSTANDING    AMOUNT         1999
                        --------   --------   ------------   --------   ----------   -----------   ---------   -------------
Series A..............   $ 1.00    $ 1,166       $  330      $ 1,496    1,301,400     1,207,000       $ 1         $ 1,397
Series B..............   $ 2.52      4,855          712        5,567    1,981,535     1,934,526         2           5,413
Series C..............   $ 6.53     22,087           --       22,087    3,700,000     3,543,190         4          24,492
Series D..............   $ 7.70     16,120           --       16,120    2,500,000     2,100,843         2          16,462
Series E..............   $13.50     34,994           --       34,994    3,000,000     2,597,135         3          35,293
                                   -------       ------      -------    ----------   ----------       ---         -------
Total.................             $79,222       $1,042      $80,264    12,482,935   11,382,694       $12         $83,057
                                   =======       ======      =======    ==========   ==========       ===         =======

DIVIDENDS

    All holders of preferred stock are entitled to receive, when and if declared by the Board of Directors, non-cumulative cash dividends at the rate of 6% of the original issue price per annum on each outstanding share of preferred stock. As of December 31, 1999, no dividends had been declared.

LIQUIDATION

    In the event of any liquidation, dissolution or winding up of the Company, all holders of preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the original issue price, plus the greater of (i) all declared and unpaid dividends on the shares of preferred stock or
(ii) an amount equal to 6%, compounded annually, of the original issue price per annum from the date that the first share of the series of preferred stock was issued until the date of payment, less the per share amount of any dividends previously paid on such shares, for each share of preferred stock held by them. If the funds available for distribution were insufficient to cover the liquidation preferences of all the preferred stock, then the entire assets and funds of the Company legally available for distribution would be distributed ratably among the preferred stockholders in proportion to the full amounts to which they would otherwise be entitled.

    After payment of the full liquidation preferences of the preferred stock, the common stockholders would receive, on a pro rata basis, proceeds up to a total amount per share equal to the preference of the Series B preferred stockholders.

    After the payment of the full liquidation preferences to the preferred and required payments to the common stockholders, as described above, the assets of the Company legally available for distribution, if any, would be distributed ratably to the holders of the common stock and preferred stock on an as-if converted to common stock basis.

CONVERSION

    Each share of preferred stock is convertible, at the option of the holder, into the number of fully paid and non-assessable shares of common stock determined by dividing the preferred stock issue price by its conversion price in effect at the time. The initial conversion prices of Series A, Series B, Series C, Series D and Series E preferred stock are $1.00, $2.52, $6.53, $7.70 and $13.50, respectively, and are subject to adjustment in accordance with anti-dilution provisions contained in the Company's

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 8 - CONVERTIBLE PREFERRED STOCK (CONTINUED)
Certificate of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment underwritten initial public offering ("IPO") in which the per share public offering price is at least $9.80 and the aggregate proceeds raised exceed $20,000,000.

REDEMPTION

    The holders of Series A and Series B preferred stock were entitled to certain rights of redemption until the March 29, 1999 amendment of the Company's Certificate of Incorporation. At this time, the redemption feature was removed and accretion to the redemption value ceased.

VOTING RIGHTS

    Each holder of preferred stock is entitled to one vote for each share of common stock into which each share of preferred stock could be converted. The holders of Series A, B, C, D and E preferred stock are each entitled to elect one member of the Board of Directors.

NOTE 9 - COMMON STOCK

    The Company's Certificate of Incorporation, as amended, authorizes the Company to issue 34,000,000 shares of common stock. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of preferred stock at the time outstanding.

    At December 31, 1999, the Company had reserved shares of common stock for future issuance as follows:


Conversion of Series A convertible preferred stock..........    1,207,000
Conversion of Series B convertible preferred stock..........    1,934,526
Conversion of Series C convertible preferred stock..........    3,543,190
Conversion of Series D convertible preferred stock..........    2,100,843
Conversion of Series E convertible preferred stock..........    2,597,135
Exercise of options.........................................    3,037,423
Warrants....................................................    1,787,172
                                                              -----------
                                                               16,207,289
                                                              ===========

    Holders of more than a majority of registrable securities may demand that the Company file a registration statement having a net aggregate offering price to the public in excess of $20,000,000, subject to certain limitations.

    The Company had not declared or paid cash dividends as of December 31, 1999.

    In December 1999, certain employees exercised stock options to purchase 650,381 shares of the Company's common stock at the weighted average exercise price of $0.99. Under the terms of the options, the Company has the right to repurchase the unvested shares of common stock at the original issue price. In the event the employees terminate their employment with the Company, the repurchase rights lapse 90 days after the date of termination. At December 31, 1999, 630,416 shares of common stock were subject to repurchase rights. As consideration for the exercise of these options, the Company accepted promissory notes in the amount of $633,000 from certain officers and employees.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)
These non-recourse promissory notes accrue interest at a rate of 6.2% per annum, and are payable in full in 2002.

STOCK PLANS

1996 STOCK OPTION PLAN

    Under the Company's 1996 Stock Option Plan, as amended, the Company may issue incentive stock options or non-statutory stock options to purchase up to 2,700,000 shares of common stock. Incentive stock options may be granted to employees at exercise prices not lower than fair market value at the date of grant, as determined by the Board of Directors. Non-statutory stock options may be granted to employees, directors and consultants, at exercise prices not lower than 85% of fair market value at the date of grant, as determined by the Board of Directors. The Board also has the authority to set the term of the options up to a maximum of ten years. Options granted generally vest over four years. Unexercised options expire three months after termination of employment with the Company.


1999 EQUITY INCENTIVE PLAN



    The Company's Board of Directors adopted the 1999 Equity Incentive Plan (the "Incentive Plan") on December 3, 1999 under which 1,300,000 shares have been reserved for issuance. The number of shares reserved under the Incentive Plan will automatically increase on January 1 of each year by the lesser of 5% of the total number of shares outstanding or 1,300,000 shares. The Board of Directors implemented a program of automatic option grants to each non-employee director such that each non-employee director will receive options to purchase 20,000 shares of common stock upon commencement of service as a director, which will vest monthly over three years and 5,000 shares annually thereafter, which will vest monthly over twelve months.


EMPLOYEE STOCK PURCHASE PLAN


    The Company's Board of Directors adopted the Employee Stock Purchase Plan (the "Purchase Plan") on December 3, 1999 under which 300,000 shares have been reserved for issuance. The Purchase Plan will be effective upon the effective date of the Company's initial public offering ("IPO"). The number of shares reserved under the Purchase Plan will automatically increase on January 1 of each year by the lesser of an amount equal to 1% of the total number of shares outstanding, or 300,000 shares. Under the Purchase Plan, eligible employees may purchase common stock valued at the lesser of $25,000 or 15% of their compensation. The purchase price per share will be 85% of the common stock fair value at the lower of certain plan defined dates.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)

    Activity under the 1996 stock option plan and the 1999 stock incentive plan ("the Plans") is as follows (in thousands, except share and per share amounts):

                                                           OUTSTANDING OPTIONS
                                             ------------------------------------------------
                                                                                     WEIGHTED
                                  SHARES                                             AVERAGE
                                AVAILABLE     NUMBER       EXERCISE      AGGREGATE   EXERCISE
                                FOR GRANT    OF SHARES       PRICE         PRICE      PRICE
                                ----------   ---------   -------------   ---------   --------
Balances, January 1, 1997.....       1,500      78,500   $0.25-$1.00      $   33      $0.43

Additional shares
  authorized..................     520,000
Options granted...............    (458,433)    458,433   $   0.10             46      $0.10
Options exercised.............          --      (5,000)  $   0.10             --      $0.10
Options canceled..............      87,778     (87,778)  $0.10-$1.00         (27)     $0.31
                                ----------   ---------                    ------

Balances, December 31, 1997...     150,845     444,155   $0.10-$1.00          52      $0.12

Additional shares
  authorized..................     400,000
Options granted...............    (643,000)    643,000   $   0.25            161      $0.25
Options exercised.............          --     (27,250)  $   0.10             (2)     $0.10
Options canceled..............     295,937    (295,937)  $0.10-$0.25         (50)     $0.17
                                ----------   ---------                    ------

Balances, December 31, 1998...     203,782     763,968   $0.10-$1.00         161      $0.21

Additional shares
  authorized..................   3,000,000
Options granted...............  (2,377,302)  2,377,302   $0.25-$12.00      7,698      $3.24
Options exercised.............          --    (930,327)  $0.10-$12.00       (782)     $0.84
Options canceled..............     352,876    (352,876)  $0.25-$4.00        (161)     $0.46
                                ----------   ---------                    ------

Balances, December 31, 1999...   1,179,356   1,858,067   $0.10-$12.00     $6,916      $3.72
                                ==========   =========                    ======

    The following table summarizes information with respect to stock options outstanding at December 31, 1999:

                        OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
               -------------------------------------   ----------------------
                               WEIGHTED
                               AVERAGE      WEIGHTED                 WEIGHTED
                              REMAINING     AVERAGE                  AVERAGE
  EXERCISE       NUMBER      CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
   PRICE       OUTSTANDING   LIFE (YEARS)    PRICE     EXERCISABLE    PRICE
------------   -----------   ------------   --------   -----------   --------
$   0.10           28,980         7.62       $ 0.10       27,105      $ 0.10
$   0.25          344,053         9.06       $ 0.25      280,924      $ 0.25
$   1.00            1,500         6.75       $ 1.00        1,500      $ 1.00
$   1.50          534,750         9.52       $ 1.50      151,905      $ 1.50
$   4.00          539,200         9.77       $ 4.00      167,000      $ 4.00
$   7.50          233,334         9.88       $ 7.50      123,334      $ 7.50
$  12.00          176,250         9.96       $12.00            -      $12.00
                ---------         ----       ------      -------      ------
$0.10-12.00     1,858,067         9.56       $ 3.72      751,768      $ 2.52
                =========         ====       ======      =======      ======

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)
    As of December 31, 1997 and 1998, the number of options exercisable was 168,181 and 248,386, respectively, at weighted average exercise prices of $0.14 and $0.17, respectively.

    In December 1999, we amended the terms of our stock options plans to permit early exercise of the options. Unvested options exercised pursuant to the foregoing amendment are subject to repurchase until they have vested based on the original vesting schedule. At December 31, 1999, options to purchase 751,768 shares were outstanding and exercisable, of which 641,541 shares would be subject to repurchase if the options were exercised.

FAIR VALUE DISCLOSURES

    The fair value of each option grant has been estimated on the date of grant using the minimum value method with the following assumptions:

                                                       YEARS ENDED DECEMBER 31,
                                               -----------------------------------------
                                                   1997           1998          1999
                                               ------------   ------------   -----------
Weighted average fair values.................  $   0.21       $   2.06       $  7.06

Assumptions:
  Risk-free interest rates...................     6.12%        4.30-5.59%    4.30-5.99%
  Expected lives.............................    4 years        4 years        4 years
  Dividend yield.............................       --             --            --

    Had compensation cost for the Company's stock option plan been determined based on the fair market values of these stock options at the grant dates consistent with the provisions of SFAS No. 123, the Company's net loss would have changed to the pro forma amounts as follows (in thousands):

                                                              YEARS ENDED DECEMBER 31,
                                                           ------------------------------
                                                             1997       1998       1999
                                                           --------   --------   --------
Net loss attributable to common stockholders.............  $(1,328)   $(4,832)   $(36,490)
Net loss attributable to common stockholders--pro
  forma..................................................  $(1,328)   $(4,837)   $(36,826)
Basic and diluted net loss per common share..............  $ (1.08)   $ (3.49)   $ (23.85)
Basic and diluted net loss per common share--pro forma...  $ (1.08)   $ (3.50)   $ (24.07)

    The effects of applying SFAS No. 123 in this pro forma disclosure may not be indicative of future amounts. Additional awards in future years are anticipated.

UNEARNED STOCK-BASED COMPENSATION

    In connection with certain employee and non-employee stock option grants during 1998 and 1999, the Company recorded unearned stock-based compensation totaling $13,835,000, which is being amortized over the vesting periods of the related options, generally four years using the method set out in FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in higher compensation expense in the earlier vesting periods of the related options. Amortization of this stock-based compensation recognized during the years ended December 31, 1998 and 1999 totaled approximately $326,000 and $4,968,000, respectively.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 9 - COMMON STOCK (CONTINUED)
    The total unearned stock-based compensation recorded to date will be amortized as follows: $4,970,000 in 2000; $2,418,000 in 2001; $1,028,000 in
2002; and $162,000 in 2003.

    In connection with the acquisition of the J.L. Price Corporation, the Company will issue 48,592 shares of common stock, of which 24,296 shares will be issued on November 1, 2000 and 24,296 shares will be issued on November 1, 2001, subject to the continued employment of the selling stockholder. The Company recorded $540,000 in unearned stock-based compensation. Amortization of this stock-based compensation in the year ended December 31, 1999 totaled $199,000. The remaining balance will be amortized as follows: $312,000 in 2000, and $29,000 in 2001.

NOTE 10 - WARRANTS

    In June 1997, the Company issued warrants to purchase 10,000 shares of common stock, at $1.00 per share, to members of the Board of Directors. In June 1997, the Company also issued warrants to purchase 95,600 shares of series A convertible preferred stock to non-employees and warrants to purchase 800 shares of series A convertible preferred stock to a member of the Board of Directors, at $1.00 per share, in connection with the series A financing.

    In March 1998, the Company issued warrants to purchase 47,009 shares of series B convertible preferred stock to holders of series B convertible preferred stock, in connection with the series B financing.

    In connection with the series C convertible preferred stock financing in March 1999, the Company issued a warrant to purchase 47,167 shares of series C convertible preferred stock as consideration for stock issuance costs. In September 1999, the Company granted a customer and its affiliate warrants to purchase 209,000 and 117,000 shares of series D convertible preferred stock, respectively, as consideration for sales and marketing expense.

    In connection with the series E convertible stock financing and the advertising purchase agreements in November and December 1999, the Company issued warrants to the investors to purchase 420,000 shares of common stock at $0.01 per share and 842,596 shares of common stock at $13.50 per share.

    In 1999, warrants to purchase 2,000 shares of Series A convertible preferred stock were exercised for cash proceeds of $2,000.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 - WARRANTS (CONTINUED)
    The following summarizes the warrants outstanding at December 31, 1999:

                                                NUMBER
                                                  OF      EXERCISE     TERM
                                                SHARES     PRICE     (YEARS)     EXPIRATION DATE
                                               --------   --------   --------   -----------------
Series A convertible preferred stock.........   94,400     $ 1.00        4      June 30, 2001
Series B convertible preferred stock.........   47,009     $ 2.52        6      March 28, 2004
Series C convertible preferred stock.........   47,167     $ 6.53        5      March 28, 2004
Series D convertible preferred stock.........  326,000     $ 0.01        3      September 9, 2002
Common stock.................................   10,000     $ 1.00       10      June 16, 2007
Common stock.................................  245,000     $ 0.01        5      November 23, 2004
Common stock.................................  100,000     $ 0.01        5      December 6, 2004
Common stock.................................  583,333     $13.50        5      December 6, 2004
Common stock.................................   75,000     $ 0.01        5      December 12, 2004
Common stock.................................  259,263     $13.50        5      December 12, 2004

    Upon an IPO, the warrants to purchase convertible preferred stock will automatically convert to warrants to purchase common stock of the Company under the same terms.

    The Company has determined the estimated fair market value of the warrants issued in the three years ended December 31, 1999 to be $48,000, $80,000 and $13,806,000, respectively. The Company believes that the fair value of the warrants issued is a more reliable measure than the services received because it has recent issuances of its preferred stock to third party investors to indicate fair value. The fair value of the warrants was estimated using the Black-Scholes model and was charged to operating expenses and stock issuance costs in 1997 and 1998. The fair value of the warrants for series C convertible preferred stock issued in 1999 is simultaneously recorded in additional paid-in capital and also charged to stock issue costs. The fair value of warrants for series D convertible preferred stock and for common stock issued in 1999 is approximately $2.5 million and approximately $11.3 million, respectively.

    The amortization of warrant stock-based compensation was nil, nil and $517,000 for the years ended December 31, 1997, 1998 and 1999, respectively. The remaining unearned stock-based compensation from preferred and common warrants granted in 1999 is being charged over the periods of the related co-marketing agreements, which expire between 2001 and 2011 as follows (in thousands):


Year Ending December 31,
2000........................................................  $ 3,990
2001........................................................    3,990
2002........................................................    3,717
2003........................................................      334
2004........................................................      223
Thereafter..................................................    1,035
                                                              -------
                                                              $13,289
                                                              =======

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 10 - WARRANTS (CONTINUED)
    The fair value of each warrant has been estimated on the date of issuance using the term of the warrant and the following assumptions:

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                           ------------------------------------
                                                             1997          1998          1999
                                                           --------      --------      --------
Risk-free interest rate..................................    6.12%         5.36%         5.87%
Expected dividends.......................................      --            --            --
Volatility...............................................      70%           70%           70%

NOTE 11 - RELATED PARTY TRANSACTIONS

    During 1997 and 1998, the Company leased office space from a company in which an executive officer held an ownership interest. The rent paid under this lease was $78,000 and $23,000 for the years ended December 31, 1997 and 1998, respectively.

    In May 1999, the Company entered into an employment related promissory note agreement with its Chief Executive Officer, whereby the Company agreed to loan the officer up to $500,000. The full amount was loaned in August 1999. The note accrues interest at 5.25% per annum and is due and payable on the earlier of the first day of the month following the one-year anniversary of the closing of a firm commitment underwritten public offering of the Company's common stock or within 90 days after the voluntary termination of the officer's employment or the termination of the officer's employment for cause. The note is collateralized by the officer's shares of stock and options to purchase shares of stock. At December 31, 1999, $500,000 was outstanding under the note. If the Company terminates the officer's employment without cause prior to March 29, 2000, 50% of the loan will be forgiven. If the Company terminates the officer's employment without cause after March 29, 2000 and prior to the first anniversary of the closing of the Company's IPO, 75% of the loan will be forgiven.

    Certain strategic investors who participated in the Company's series D and E convertible preferred stock offerings are also advertising customers of the Company. In connection with purchase of the convertible preferred stock and the consummation of the advertising package agreements, the Company issued warrants to these customers to purchase 326,000 shares of convertible preferred and 1,262,596 shares of common stock.


    Six of these strategic stockholders were advertising customers of the Company during the year ended December 31, 1999. The Company also purchased services, primarily advertising, from three of these strategic stockholders during 1999 under multi-year commercial contracts.



    These commercial contracts also include cooperative marketing arrangements under which the Company is obligated to fund co-branded advertisements on television and in the print media, with or on behalf of the related commercial party. In the commercial contracts to date, the Company has committed to spend between 50% to 100% of the fees it expects to receive under these commercial contracts with the related commercial party. These commitments are disclosed in
Note 6 to Notes to the Consolidated Financial Statements.



    The accounts payable and accrued liabilities balances due to related parties reflects the advertising and co-marketing services provided by related parties under the multi-year commercial contracts. These balances are settled by the Company on a gross basis without set-off.

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 11 - RELATED PARTY TRANSACTIONS (CONTINUED)
    The Company recognized the following amounts in advertising revenues, sales and marketing expense, accounts receivable and accounts payable and accrued liabilities (in thousands):


                                                        YEAR ENDED
                                                     DECEMBER 31, 1999                     DECEMBER 31, 1999
                                           -------------------------------------   ---------------------------------
                                                                   SALES AND        ACCOUNTS    ACCOUNTS PAYABLE AND
                                               REVENUES        MARKETING EXPENSE   RECEIVABLE   ACCRUED LIABILITIES
                                           -----------------   -----------------   ----------   --------------------
General Electric and affiliates..........        $ --                $217             $250              $ 28
Dow Chemical.............................          --                  --               35                18
Masco....................................         168                  12               71                --
Owens Corning............................          48                  --              185               141
Armstrong................................          50                  --               11                --
Microsoft................................          20                 991               --               597



    Included in the revenue from Masco was barter revenue of $12,000 for which the Company recorded an equal amount in sales and marketing expenses. All revenues from Microsoft were barter revenues for which the Company recorded an equal amount in sales and marketing expenses. The Company recorded advertising expenses of nil and $2,000 in the years ended December 31, 1997 and 1998, respectively, for advertising services purchased from Microsoft and its affiliate.


NOTE 12 - UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY

    Upon the closing of the Company's IPO, all outstanding convertible preferred stock will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's consolidated balance sheet, assuming the conversion had occurred as of December 31, 1999.

    Pro forma basic and diluted net loss per common share have been computed as described in Note 2 and also give effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's IPO (using the as-if-converted method) for 1999.

    A reconciliation of the numerator and denominator used in the calculation of pro forma basic and fully diluted net loss per common share follows (in thousands, except per share amounts):

                                                               YEAR ENDED
                                                              DECEMBER 31,
                                                                  1999
                                                              -------------
                                                               (UNAUDITED)
Net loss....................................................    $(36,251)
                                                                ========

Shares used in computing basic and diluted net loss per
  common
  share.....................................................       1,530
Adjusted to reflect the effect of the assumed conversion of
  convertible preferred stock from
  the date of issuance:
  Series A convertible preferred stock......................       1,206
  Series B convertible preferred stock......................       1,935
  Series C convertible preferred stock......................       2,689
  Series D convertible preferred stock......................         645
  Series E convertible preferred stock......................         229
                                                                --------

Weighted average shares used in computing pro forma basic
  and diluted net loss per common share.....................       8,234
                                                                ========

Pro forma basic and diluted net loss per common share.......    $  (4.40)
                                                                ========

                                IMPROVENET, INC.
             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

NOTE 13 - INCOME TAXES

    At December 31, 1999, the Company had net operating loss carryforwards available to offset future regular and alternative minimum taxable income of approximately $29,023,000 and $17,187,000 for federal and California purposes, respectively. These carryforwards expire between 2005 and 2019, if not utilized before these dates. At December 31, 1999, the Company had approximately $67,000 of federal and $52,000 of state research and development credit carryforwards available to offset future taxable income, which expire in varying amounts beginning in 2013 and indefinitely, respectively. Under the Tax Reform Act of 1986, the amounts of and benefits from net operating loss carryforwards may be impaired or limited in certain circumstances. Events which cause limitations in the amounts of net operating losses that the Company may utilize in any year include, but are not limited to, a cumulative ownership change of more than 50% as defined, over a three-year period.

    The Company's deferred tax assets and liabilities are as follows (in thousands):

                                                                 DECEMBER 31,
                                                              -------------------
                                                                1998       1999
                                                              --------   --------
Deferred tax assets (current):
  Net operating losses......................................  $  2,079   $ 11,387
  Allowance for doubtful accounts...........................         3         34
  Accrued liabilities.......................................        11      1,946
  Research and development credit carryforwards.............        89        119
                                                              --------   --------
    Deferred tax assets.....................................     2,182     13,486
Deferred tax liabilities (non-current):
  Depreciation..............................................       (14)       (78)
                                                              --------   --------
    Deferred tax liabilities................................       (14)       (78)
                                                              --------   --------

    Net deferred tax assets.................................     2,168     13,408
    Valuation allowance.....................................    (2,168)   (13,408)
                                                              --------   --------

                                                              $     --   $     --
                                                              ========   ========

    Due to uncertainty surrounding the realization of favorable tax attributes in future tax returns, the Company has placed a valuation allowance against all of its net deferred tax assets. At such time as it is determined that it is more likely than not that the deferred tax assets are realizable, the valuation allowance will be reduced.

NOTE 14 - SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

                                                                       YEARS ENDED
                                                                       DECEMBER 31,
                                                              ------------------------------
                                                                1997       1998       1999
                                                              --------   --------   --------
                                                                      (IN THOUSANDS)
SUPPLEMENTAL DISCLOSURES OF NONCASH INVESTING AND FINANCING
  ACTIVITIES:
  Conversion of convertible bridge notes into common
    stock...................................................    $65       $   --    $    --
  Issuance of preferred stock/common stock in exchange for
    services rendered.......................................    $11       $   --    $    37
  Unearned stock-based compensation relating to employee
    stock option grants.....................................    $--       $1,055    $13,320
  Unearned stock-based compensation relating to Series D
    warrant grant to strategic stockholders.................    $--       $   --    $ 2,507
  Unearned stock-based compensation relating to common stock
    warrant grant to strategic stockholders.................    $--       $   --    $11,299
  Accretion of Series A mandatorily redeemable convertible
    preferred stock.........................................    $86       $  192    $    52
  Accretion of Series B mandatorily redeemable convertible
    preferred stock.........................................    $--       $  525    $   187
  Issuance of common stock in exchange for stockholder notes
    receivable..............................................    $--       $   --    $   633
  Accrued interest converted to common stock................    $ 2       $   --    $    --
  Conversion of convertible notes into convertible preferred
    stock...................................................    $--       $  150    $    --
  Exchange of advertising services for advertising
    services................................................     --           --        653
  Working capital acquired in acquisitions..................     --           --         17

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
  Cash paid during the period for interest..................    $14       $   15    $     5
  Cash paid during the period for taxes.....................    $ 1       $    1    $     2

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Members of

Contractor Referral Service, LLC

    In our opinion, the accompanying balance sheet and the related statements of operations, of members' deficit and of cash flows present fairly, in all material respects, the financial position of Contractor Referral Service, LLC at December 31, 1998 and the results of its operations and its cash flows for the year ended December 31, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

    The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has recently sold its revenue producing assets and intangibles and may not be able to generate cash flows from operations which raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to this matter are also described in Note 1. The financial statements do not include any adjustments that may result from the outcome of this uncertainty.

PRICEWATERHOUSECOOPERS LLP
San Jose, California

November 24, 1999

                        CONTRACTOR REFERRAL SERVICE, LLC

                                 BALANCE SHEETS

                                 (IN THOUSANDS)

                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              -------------   -----------
                                                                              (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.................................     $     5        $     8
  Accounts receivable, net of allowance for doubtful
    accounts of $43 in 1998 and $58 in 1999.................          42             60
  Prepaid expenses and other current assets.................           2              4
                                                                 -------        -------
      Total current assets..................................          49             72
Property and equipment, net.................................           2              1
Other assets................................................           2              2
                                                                 -------        -------
      Total assets..........................................     $    53        $    75
                                                                 =======        =======
LIABILITIES
Current liabilities:
  Accounts payable..........................................     $    43        $    77
  Accrued liabilities.......................................           2              3
  Line of credit............................................           9              7
  Related party loans payable...............................          62             88
                                                                 -------        -------
      Total current liabilities.............................         116            175
                                                                 -------        -------
Commitments (Note 5)

MEMBERS' DEFICIT
  Shares issued and outstanding: 3,056,827 in 1998 and
    1999....................................................         (63)          (100)
                                                                 -------        -------
      Total liabilities and members' deficit................     $    53        $    75
                                                                 =======        =======

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                            STATEMENTS OF OPERATIONS

               (IN THOUSANDS, EXCEPT SHARE AND PER SHARE AMOUNTS)

                                                                              SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              -------------   -----------
                                                                              (UNAUDITED)
Revenues....................................................     $  271         $  168
Cost of revenues............................................         63             41
                                                                 ------         ------
Gross profit................................................        208            127
Costs and expenses:
  Sales and marketing.......................................        175             98
  General and administrative................................         65             46
                                                                 ------         ------
    Total operating expenses................................        240            144
                                                                 ------         ------
Loss from operations........................................        (32)           (17)
Interest and other income (expense).........................        (12)           (20)
                                                                 ------         ------
    Net loss................................................     $  (44)        $  (37)
                                                                 ======         ======
Basic and diluted net loss per share........................     $ (.01)        $ (.01)
                                                                 ======         ======

Shares used in calculating basic and diluted net loss per
  share.....................................................      3,048          3,057
                                                                 ======         ======

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                         STATEMENTS OF MEMBERS' DEFICIT

                                 (IN THOUSANDS)

                                                                    SHARES
                                                              -------------------    TOTAL MEMBERS'
                                                               NUMBER     VALUE     CAPITAL (DEFICIT)
                                                              --------   --------   -----------------
Balances, January 1, 1998...................................   3,022      $ (26)           $ (26)
Issuance of shares to members...............................      35      $   7            $   7

Net loss....................................................      --        (44)             (44)
                                                               -----      -----            -----

Balances, December 31, 1998.................................   3,057        (63)             (63)

Net loss (unaudited)........................................      --        (37)             (37)
                                                               -----      -----            -----

Balances, June 30, 1999 (unaudited).........................   3,057      $(100)           $(100)
                                                               =====      =====            =====

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC

                            STATEMENTS OF CASH FLOWS

                                 (IN THOUSANDS)

                                                                              SIX MONTHS
                                                               YEAR ENDED        ENDED
                                                              DECEMBER 31,     JUNE 30,
                                                                  1998           1999
                                                              -------------   -----------
                                                                              (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss..................................................      $(44)          $(37)
  Adjustments to reconcile net loss to net cash used in
    operating activities:
      Depreciation and amortization.........................        --              1
      Provision for doubtful accounts.......................        24             15
  Changes in operating assets and liabilities:
      Accounts receivable...................................       (31)           (33)
      Prepaid expenses and other current assets.............        (1)            (2)
      Accounts payable......................................        15             34
      Accrued liabilities...................................        14              1
                                                                  ----           ----
          Net cash used in operating activities.............       (23)           (21)
                                                                  ----           ----
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment........................         4             --
                                                                  ----           ----
          Net cash used in investing activities.............         4             --
                                                                  ----           ----
CASH FLOWS FROM FINANCING ACTIVITIES:
  Members' contributions....................................         7             --
  Borrowings under line of credit...........................         9             --
  Principal payments under line of credit...................        --             (2)
  Related party loans payable...............................        --             26
                                                                  ----           ----
          Net cash provided by financing activities.........        16             24
                                                                  ----           ----
Net increase (decrease) in cash and cash equivalents........        (3)             3
Cash and cash equivalents, beginning of period..............         8              5
                                                                  ----           ----
Cash and cash equivalents, end of period....................      $  5           $  8
                                                                  ====           ====

   The accompanying notes are an integral part of these financial statements.

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED

NOTE 1 - GOING CONCERN:

    These financial statements are prepared on a going concern basis, which assumes that Contractor Referral Service, LLC ("CRS") will realize its assets and discharge its liabilities in the normal course of business. The Company incurred an operating loss of $44,000 for the year ended December 31, 1998 and $37,000 for the six months ended June 30, 1999 and reported a deficit on member capital accounts at December 31, 1998 of $63,000 and $100,000 at June 30, 1999. The ability of the Company to continue as a going concern is dependent upon obtaining adequate sources of financing and developing new operations.

    On September 9, 1999, the assets and certain intangible assets of the Company were acquired by ImproveNet, Inc. (Note 7). As required by the asset purchase agreement, the Company will maintain its legal status and maintain minimum levels of general liability insurance. Management anticipates that this transaction will provide sufficient funding to discharge its liabilities. Nevertheless, there are no assurances that they will be sufficient to meet its obligations as they become due.

NOTE 2 - FORMATION AND BUSINESS OF THE COMPANY:

    Contractor Referral Service, LLC (the "Company") was formed as a Limited Liability Company under the laws of the state of Illinois. The Company operates a telephone contractor referral business under the name "1-800 Contractor."

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

USE OF ESTIMATES

    The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

CASH AND CASH EQUIVALENTS

    The Company considers all highly liquid investments purchased with original or remaining maturities of three months or less to be cash equivalents.

FAIR VALUE OF FINANCIAL INSTRUMENTS

    The reported amounts of certain of the Company's financial instruments including cash and cash equivalents, accounts receivable, accounts payable and other accrued liabilities approximate fair value due to their short maturities. Based on borrowing rates currently available to the Company for loans with similar terms, the carrying value of the lines of credit approximate fair value.

PROPERTY AND EQUIPMENT

    Property and equipment are stated at cost and are depreciated on a straight line basis over their estimated useful lives of three to seven years. Major additions and improvements are capitalized, while replacements, maintenance, and repairs that do not improve or extend the life of the assets are charged to operations. In the period assets are retired or otherwise disposed of, the costs and related

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED
                                  (CONTINUED)

NOTE 3 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED) accumulated depreciation and amortization are removed from the accounts, and any gain or loss on disposal is included in results of operations.

REVENUE RECOGNITION

    Revenues are derived from contractor referral fees that are recognized once the homeowner and contractor are matched by the Company. Payments received in advance of providing services are deferred until the period such services are provided. The Company establishes a sales reserve at the time of revenue recognition based on the Company's historical experience.

ADVERTISING

    The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 1998 and the six months ended June 30, 1999 was $91,000 and $48,000 (unaudited), respectively.

INCOME TAXES

    The Company is treated as a partnership for federal and state income tax purposes. Consequently federal income taxes are not payable or provided for by the Company. Members are taxed individually on their share of the Company's earnings. The Company's net income or loss is allocated among the members in accordance with the Company's articles of organization.

CONCENTRATION OF CREDIT RISK

    The Company's cash and cash equivalents are held with one major bank in the United States. The Company's customers consist of contractors in southern California. The Company performs ongoing credit evaluations of its customers' financial condition. The Company does not require collateral.

NOTE 4 - BANK LINE OF CREDIT:

    On January 22, 1997 the Company obtained a $25,000 line of credit from a bank, bearing interest at a fluctuating interest rate per annum equal to the Bank's Reference Rate plus 5.75 percentage points (14.0% at December 31, 1998).

NOTE 5 - COMMITMENTS AND CONTINGENCIES:

OPERATING LEASE

    The Company leases a facility under an operating lease agreement expiring April 2001. In March 1999, the Company entered into a two year lease agreement for a new office facility in Santa Ana, California. Total future minimum lease payments totaled $54,000 at the date the agreement was signed. Under the terms of the lease, the Company is required to pay $2,000 as a security deposit.

                        CONTRACTOR REFERRAL SERVICE, LLC
                         NOTES TO FINANCIAL STATEMENTS
   INFORMATION AS OF AND FOR THE SIX MONTHS ENDED JUNE 30, 1999 IS UNAUDITED
                                  (CONTINUED)

NOTE 5 - COMMITMENTS AND CONTINGENCIES: (CONTINUED)
    Future minimum lease payments under the operating leases are as follows (in thousands):

YEARS ENDING DECEMBER 31:
1999........................................................  $20
2000........................................................   27
2001........................................................    7
                                                              ---
                                                              $54
                                                              ===

NOTE 6 - RELATED PARTY TRANSACTIONS:

    At December 31, 1998 the Company owed a total of $62,000 to the founders and directors. These amounts represent loans to the Company which include interest of $12,000 that has been compounded annually at a weighted average rate of 17%.

    At June 30, 1999 the Company owed a total of $88,000 (unaudited) to the founders and directors. These amounts represent loans to the Company which include interest of $31,000 (unaudited) that has been compounded annually at a weighted average rate of 40% (unaudited).

NOTE 7 - SUBSEQUENT EVENTS:

    On August 27, 1999, the Company entered into an agreement to sell substantially all the assets and business of the Company to ImproveNet, Inc. The acquisition was consummated on September 9, 1999, for total consideration of $650,000 payable in cash. A holdback of $100,000 will be released in fiscal 2000.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

    On September 9, 1999, ImproveNet, Inc. (the "Company") acquired substantially all of the assets and business of Contractor Referral Service, LLC ("CRS"), in exchange for total cash consideration of $650,000. The transaction was accounted for using the purchase method of accounting and the results of CRS were included in the results of the Company from September 9, 1999, the closing date of the transaction.

    The following unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1999 gives effect to the acquisition by the Company of CRS as if it had occurred on January 1, 1999. The statement has been derived from the statement of operations of the Company for the year ended December 31, 1999 appearing elsewhere in this Prospectus and the unaudited statement of operations of CRS for the nine months ended September 30, 1999. The unaudited pro forma financial data are not necessarily indicative of the results of operations of the Company had the transactions assumed therein occurred at the beginning of the period presented, nor are they necessarily indicative of the results of operations which may be expected to occur in the future. The unaudited Pro Forma Combined Statement of Operations should be read in conjunction with the historical financial statements and notes thereto of the Company and CRS included elsewhere in this Prospectus.

                                IMPROVENET INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                          YEAR ENDED DECEMBER 31, 1999
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                     CRS
                                              IMPROVENET           FOR THE
                                             FOR THE YEAR        PERIOD FROM             PRO FORMA
                                                 ENDED         JANUARY 1, 1999     ----------------------
                                             DECEMBER 31,            TO            ACQUISITION
                                                 1999        SEPTEMBER 30, 1999    ADJUSTMENTS   COMBINED
                                             -------------   -------------------   -----------   --------
                                                                 (UNAUDITED)
Revenues:
  Service revenues.........................    $  1,139             $  215             $ --      $  1,354
  Advertising revenues.....................         926                 --               --           926
                                               --------             ------             ----      --------
    Total revenues.........................       2,065                215               --         2,280
Cost of revenues:
  Cost of service revenues.................       1,984                 66               --         2,050
  Cost of advertising revenues.............         567                 --               --           567
                                               --------             ------             ----      --------
    Total cost of revenues.................       2,551                 66               --         2,617
                                               --------             ------             ----      --------
      Gross profit (loss)..................        (486)               149               --          (337)
Operating expenses:
  Sales and marketing......................      25,784                144               --        25,928
  Product development......................         665                 --               --           665
  General and administrative...............       4,214                 84               --         4,298
  Amortization of goodwill.................          --                 --               82(A)         82
  Stock-based compensation.................       5,619                 --               --         5,619
                                               --------             ------             ----      --------
      Total operating expenses.............      36,282                228               82        36,592
                                               --------             ------             ----      --------
Loss from operations.......................     (36,768)               (79)             (82)      (36,929)
Interest and other income (expense), net...         517                (41)              --           476
                                               --------             ------             ----      --------
Net loss...................................     (36,251)              (120)             (82)      (36,453)
Accretion of mandatorily redeemable
  preferred convertible stock..............        (239)                --               --          (239)
                                               --------             ------             ----      --------
Net loss attributable to common
  stockholders.............................    $(36,490)            $ (120)            $(82)     $(36,692)
                                               ========             ======             ====      ========
Basic and diluted net loss per share.......    $ (23.85)                                         $ (23.98)
                                               ========                                          ========
Shares used in calculating basic and
  diluted net loss per share:..............       1,530                                             1,530
                                               ========                                          ========

     See accompanying notes to unaudited Pro Forma Statement of Operations for explanation of Pro Forma acquisition adjustments.

                                IMPROVENET INC.
         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

NOTE A - GOODWILL AMORTIZATION

    Reflects additional goodwill amortization expense related to the acquisition of CRS. Goodwill is being amortized over a period of five years.

NOTE B - ALLOCATION OF PURCHASE PRICE TO INTANGIBLE ASSETS

    The purchase price of CRS was allocated to tangible net assets and identifiable intangible assets with the remaining unallocated purchase price attributed to goodwill. The fair value of tangible assets approximated their historical book value at September 9, 1999. The identifiable intangible assets and goodwill, along with their estimated lives for amortization, are as follows (in thousands):

                                                           FAIR
                                                          VALUE     LIFE (YEARS)
                                                         --------   -------------
Licensing right........................................  $    125        1.2
Non-competition agreement..............................        50          2
Goodwill...............................................       411          5

NOTE C - UNAUDITED PRO FORMA COMBINED NET LOSS PER SHARE

    Pro forma net loss reflects the impact of the adjustments above. Basic and diluted net loss per common share (pro forma) is computed using ImproveNet's weighted-average number of shares of common stock outstanding.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               [IMPROVENET LOGO]

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

    The following table sets forth all expenses payable by the Registrant in connection with the sale of the common stock being registered. All of the amounts shown are estimates, except for the SEC registration fee, the NASD filing fee and the Nasdaq National Market application fee.

                                                              AMOUNT TO BE PAID
                                                              -----------------
SEC Registration Fee........................................     $   15,180
NASD Filing Fee.............................................          6,250
Nasdaq National Market Listing Application Fee..............         95,000
Blue Sky Qualification Fees and Expenses....................          5,000
Printing and Engraving Expenses.............................        200,000
Legal Fees and Expenses.....................................        400,000
Accounting Fees and Expenses................................        400,000
Transfer Agent and Registrar Fees...........................         25,000
Miscellaneous...............................................        253,570
                                                                 ----------
Total.......................................................     $1,400,000
                                                                 ==========

ITEM 14.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    Under Section 145 of the Delaware General Corporation Law, the Registrant has broad powers to indemnify its directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act").

    The Registrant's Restated Certificate of Incorporation and Bylaws include provisions to (i) eliminate the personal liability of its directors and officers for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by Section 102(b)(7) of the General Corporation Law of Delaware (the "Delaware Law") and (ii) require the Registrant to indemnify its directors and officers to the fullest extent permitted by Section 145 of the Delaware Law, including circumstances in which indemnification is otherwise discretionary. Pursuant to Section 145 of the Delaware Law, a corporation generally has the power to indemnify its present and former directors, officers, employees and agents against expenses incurred by them in connection with any suit to which they are or are threatened to be made, a party by reason of their serving in such positions so long as they acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal action, they had no reasonable cause to believe their conduct was unlawful. The Registrant believes that these provisions are necessary to attract and retain qualified persons as directors and officers. These provisions do not eliminate the directors' duty of care, and, in appropriate circumstances, equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware Law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Registrant, for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for acts or omissions that the director believes to be contrary to the best interests of the Registrant or its stockholders, for any transaction from which the director derived an improper personal benefit, for acts or omissions involving a reckless disregard for the director's duty to the Registrant or its stockholders when the director was aware or should have been aware of a risk of serious injury to the Registrant or its stockholders, for acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the Registrant or its stockholders, for improper transactions between the director and the Registrant and for improper distributions to stockholders and loans to directors and officers. The provision also does not affect a director's responsibilities under any other law, such as the federal securities law or state or federal environmental laws.

    The Registrant intends to enter into indemnity agreements with each of its directors and officers that require the Registrant to indemnify such persons against expenses, judgments, fines, settlements and other amounts incurred (including expenses of a derivative action) in connection with any proceeding, whether actual or threatened, to which any such person may be made a party by reason of the fact that such person is or was a director or an officer of the Registrant or any of its affiliated enterprises, provided that such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Registrant and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. The indemnification agreements also set forth certain procedures that will apply in the event of a claim for indemnification thereunder.

    At present, there is no pending litigation or proceeding involving a director or officer of the Registrant as to which indemnification is being sought nor is the Registrant aware of any threatened litigation that may result in claims for indemnification by any officer or director.

    The Registrant has an insurance policy covering the officers and directors of the Registrant with respect to certain liabilities, including liabilities arising under the Securities Act or otherwise.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

    Since the Registrant's inception on January 4, 1996, the Company has issued and sold the following unregistered securities:

    (1) In January 1996, the Company issued 420,000 shares of its common stock at a purchase price of $0.01 per share for an aggregate price of $4,200 pursuant to founders stock agreements by and between the Company and Robert L. Stevens, Jan Sherman and Rachel McNamara. These sales were made in reliance on Rule 701.

    (2) In June 1997, the Company issued 133,604 shares of its common stock in consideration of cancellation of indebtedness of $0.50 per share for an aggregate amount of $66,802 pursuant to convertible promissory notes issued in February 1997 and May 1997 to Robert L. Stevens, Thomas Fortman, The Kenyon Trust, William Smith and The Weil Family Trust. These sales were made in reliance on Section 4(2).

    (3) From March 1996 through June 1997, the Company issued 707,835 shares of its common stock at a weighted average purchase price of approximately $0.56 per share for an aggregate purchase price of $398,458.75 pursuant to subscription agreements by and between the Company and Robert L. Stevens, G. Bickley Stevens II and nineteen other investors. These sales were made in reliance on Section 4(2).

    (4) In June 1997, the Company issued 112,600 shares of its common stock at a purchase price of $0.10 per share in consideration of $11,260 in consulting services rendered pursuant to a consulting agreement by and between the Company and G. Bickley Stevens II and one other consultant. These sales were made in reliance on Rule 701.

    (5) From inception through December 31, 1999, the Company granted options to purchase 3,557,235 shares of common stock at a weighted average exercise price of $2.23 per share to employees, consultants, directors and other service providers pursuant to its 1996 Stock Option Plan and issued an aggregate of 962,577 shares of its common stock at a weighted average exercise price of $0.82 per share to employees, consultants, directors and other service providers for an aggregate purchase price of $117,798.14 pursuant to exercises of options granted under the 1996 Stock Option Plan. These sales were made in reliance on Rule 701.

    (6) From June 1997 to July 1997, the Company issued 1,207,000 shares of its series A preferred stock at a purchase price of $1.00 per share for an aggregate purchase price of $1,207,000 and warrants to purchase 94,400 shares of series A preferred stock to Alta California Partners, L.P., Alta Embarcadero Partners, LLC, Stuart Gannes, GC&H Investments and five other investors. The warrants have a per share exercise price of $1.00 per share. These sales were made in reliance on Rule 506 of Regulation D.

    (7) In January 1998, the Company issued a convertible promissory note in the principal amount of $150,000 to Alta California Partners, L.P. and Alta Embarcadero Partners, LLC. This sale was made in reliance on Rule 506 of Regulation D.

    (8) In March 1998, the Company issued 1,934,526 shares of its series B preferred stock at a purchase price of $2.52 per share for an aggregate purchase price of $4,875,005.52 and warrants to purchase 47,009 shares of series B preferred stock to Alta California Partners, L.P., Alta Embarcadero Partners, LLC, Allstate Insurance Company, ARCH Venture Fund III, L.P., Alex Knight and three other investors. The warrants have a per share exercise price of $2.52 per share. These sales were made in reliance on Rule 506 of Regulation D.

    (9) In June 1997, the Company issued warrants to purchase 10,000 shares of common stock to two investors. The warrants have an exercise price of $1.00 per share.

   (10) In March 1999 and September 1999, the Company issued 3,543,190 shares of its series C preferred stock at a purchase price of $6.53 per share to Allstate Insurance Company, Alta California Partners, L.P., Alta Embarcadero Partners, LLC, ARCH Venture Fund III, L.P., Alex Knight, Stuart Gannes and thirty other investors and a consultant for an aggregate purchase price of $23,137,030.70. In connection with this issuance, the Company issued warrants to purchase 47,167 shares of series C preferred stock with an exercise price of $6.53 per share. These sales were made in reliance on Rule 506 of Regulation D.

   (11) In September 1999, the Company issued 2,100,843 shares of its series D preferred stock at a purchase price of $7.70 per share for an aggregate purchase price of $16,176,491.10 and warrants to purchase 326,000 shares of series D preferred stock to Alta California Partners, L.P., Alta Embarcadero Partners, LLC, ARCH Venture Fund III, L.P., August Capital II, L.P., GE Capital Equity Investments, Alex Knight and ten other investors. The warrants have a per share exercise price of $0.01 per share. These sales were made in reliance on Rule 506 of Regulation D.

   (12) In November and December 1999, the Company issued 2,597,135 shares of its series E preferred stock at a purchase price of $13.50 per share to ARCH Venture Fund III, L.P., Microsoft Corporation, Owens Corning, Alex Knight, QBB Management I, L.L.C., and eleven other investors for an aggregate purchase price of $35,061,322.50, warrants to purchase 175,000 shares of common stock to Cendant Finance Holding Corporation and Microsoft Corporation at a per share exercise price of $13.50 and warrants to purchase 420,000 shares of common stock to Owens Corning, Microsoft, Cendant, The Dow Chemical Company, DuPont and Armstrong at a per share exercise price of $0.01. These sales were made in reliance on Rule 506 of Regulation D.

   (13) In November, 1999, the Company became obligated to issue 24,296 shares of common stock on each of November 1, 2000 and November 1, 2001 in consideration of, among other things, all of the outstanding stock of The J.L. Price Corporation, pursuant to the Stock Purchase Agreement by and between the Company, The J.L. Price Corporation and James L. Price. This sale was made in reliance on Section 4(2).

    The sales of the above securities were deemed to be exempt from registration under the Securities Act in reliance upon Section 4(2) of the Securities Act or Regulation D promulgated thereunder, or Rule 701 promulgated under Section 3(b) of the Securities Act as transactions by an issuer not involving any public offering or transactions pursuant to benefit plans and contracts relating to compensation as provided under Rule 701. The recipients of securities in each of these transactions represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof, and appropriate legends were placed upon the share certificates issued in such transactions. All recipients had adequate access, through their relationships with us, to information about ImproveNet.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULE

(a) Exhibits.


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
        1.1             Form of Underwriting Agreement.

        2.1**           Stock Purchase Agreement by and between the Registrant and
                          The J.L. Price Corporation.

        2.2**           Asset Purchase Agreement by and between the Registrant and
                          Contractor Referral Service, LLC.

        3.1**           Form of Third Amended and Restated Certificate of
                          Incorporation of the Registrant.

        3.2             Certificate of Amendment to the Third Amended and Restated
                          Certificate of Incorporation of the Registrant.

        3.3             Form of Fourth Amended and Restated Certificate of
                          Incorporation of the Registrant to be filed on the closing of the offering made hereby.

        3.4             Bylaws of the Registrant.

        3.5             Bylaws of the Registrant to be filed on the closing of the offering made hereby.

        4.1**           Specimen Stock Certificate.

        4.2**           Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4 hereof.

        5.1             Opinion of Cooley Godward LLP.

       10.1**           Amended and Restated 1996 Stock Option Plan.

       10.2**           Form of 1999 Equity Incentive Plan.

       10.3**           Form of 1999 Employee Stock Purchase Plan.

       10.4**           Commercial Office Lease by and between Florcor I Limited
                          Partnership and the Registrant.

       10.5**           Commercial Office Lease by and between Chestnut Bay LLC and the Registrant.

       10.6**           Employment agreement by and between the Registrant and
                          Ronald Cooper.

       10.7**           Series A Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated June 30, 1997.

       10.8**           Series B Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated March 17, 1998.

       10.9**           Series C Preferred Stock Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          March 29, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       10.10**          Series D Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated September 10, 1999.

       10.11**          First Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.12**          Second Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.13**          Form of Warrant Purchase Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          December 7, 1999.

       10.14**          Fourth Amended and Restated Voting Agreement by and between the Registrant and certain investors of the Registrant
                          dated November 23, 1999.

       10.15**          Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

       10.16            Internet-based Service Agreement between the Registrant and
                          Owens Corning dated October 1, 1999.

       10.17            Collaboration Agreement between the Registrant and E.I. du
                          Pont de Nemours and Company dated December 3, 1999.

       10.18            Internet Development, Marketing and Distribution Agreement
                          between the Registrant and General Electric Appliances dated September 10, 1999.

       10.19            Relationship Agreement between the Registrant and Microsoft
                          HomeAdvisor dated December 7, 1999.

       10.20            Agreement between the Registrant and CompleteHome
                          Operations, Inc. dated December 13, 1999.

       10.21**          Form of 1996 Stock Option Plan Grant Notice.

       10.22**          Form of 1999 Equity Incentive Plan Stock Option Agreement.

       10.23**          Form of Warrant to Purchase an aggregate of 420,000 shares of common stock.

       10.24**          Form of Warrant to Purchase an aggregate of 10,000 shares of common stock.

       10.25**          Form of Warrant to Purchase an aggregate of 842,596 shares of common stock.

       10.26**          Form of Warrant to Purchase an aggregate of 96,400 shares of
                          Series A preferred stock.

       10.27**          Form of Warrant to Purchase an aggregate of 47,009 shares of
                          Series B preferred stock.

       10.28**          Form of Warrant to purchase 47,167 shares of Series C
                          preferred stock.

       10.29**          Form of Warrant to purchase an aggregate of 326,000 shares of Series D preferred stock.

       10.30**          Fourth Amended and Restated Investor Rights Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.31**          Promissory Note between the Registrant and William E. Crosby dated December 14, 1999.

       10.32**          Promissory Note between the Registrant and Richard A. Roof dated December 14, 1999.

       10.33            Promissory Note between the Registrant and William A.
                          Phillips Jr. dated December 14, 1999.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2             Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

       24.1**           Power of Attorney.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       27.1**           Financial Data Schedule.


------------------------


**  Previously Filed


(b) Financial Statement Schedules

    The financial statement schedules are omitted because the information called for is not required or is shown either in the consolidated financial statements or the notes to the consolidated financial statements.

ITEM 17.  UNDERTAKINGS

    The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to provisions described in Item 14 or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

    The undersigned Registrant hereby undertakes that:

        (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
    (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

        (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Redwood City, County of San Mateo, State of California, on March 10, 2000.


                                                       By:             /s/ RICHARD G. REECE
                                                            -----------------------------------------
                                                                         Richard G. Reece
                                                                    SENIOR VICE PRESIDENT AND
                                                                     CHIEF FINANCIAL OFFICER


    Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 4 to Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                                                       President, Chief Executive
                /s/ RONALD B. COOPER                     Officer and Director
     -------------------------------------------         (PRINCIPAL EXECUTIVE          March 10, 2000
                  Ronald B. Cooper                       OFFICER)

                                                       Senior Vice President and
                /s/ RICHARD G. REECE                     Chief Financial Officer
     -------------------------------------------         (PRINCIPAL FINANCIAL AND      March 10, 2000
                  Richard G. Reece                       ACCOUNTING OFFICER)

                          *
     -------------------------------------------       Chairman of the Board of        March 10, 2000
                  Robert L. Stevens                      Directors

                          *
     -------------------------------------------       Director                        March 10, 2000
                    Andrew Anker

     -------------------------------------------       Director
                   Domenico Cecere

                          *
     -------------------------------------------       Director                        March 10, 2000
                    Stuart Gannes

                          *
     -------------------------------------------       Director                        March 10, 2000
                     Brian Graff

                      SIGNATURE                                    TITLE                    DATE
                      ---------                                    -----                    ----
                          *
     -------------------------------------------       Director                        March 10, 2000
                   Garrett Gruener

                          *
     -------------------------------------------       Director                        March 10, 2000
                     Alex Knight

               * /s/ RICHARD G. REECE
     -------------------------------------------
                  Richard G. Reece
                  ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
        1.1             Form of Underwriting Agreement.

        2.1**           Stock Purchase Agreement by and between the Registrant and
                          The J.L. Price Corporation.

        2.2**           Asset Purchase Agreement by and between the Registrant and
                          Contractor Referral Service, LLC.

        3.1**           Form of Third Amended and Restated Certificate of
                          Incorporation of the Registrant.

        3.2             Certificate of Amendment to the Third Amended and Restated
                          Certificate of Incorporation of the Registrant.

        3.3             Form of Fourth Amended and Restated Certificate of
                          Incorporation of the Registrant to be filed on the closing of the offering made hereby.

        3.4             Bylaws of the Registrant.

        3.5             Bylaws of the Registrant to be filed on the closing of the offering made hereby.

        4.1**           Specimen Stock Certificate

        4.2**           Reference is made to Exhibits 3.1, 3.2, 3.3 and 3.4

        5.1             Opinion of Cooley Godward LLP.

       10.1**           Amended and Restated 1996 Stock Option Plan.

       10.2**           Form of 1999 Equity Incentive Plan.

       10.3**           Form of 1999 Employee Stock Purchase Plan.

       10.4**           Commercial Office Lease by and between Florcor I Limited
                          Partnership and the Registrant.

       10.5**           Commercial Office Lease by and between Chestnut Bay LLC and the Registrant.

       10.6**           Employment agreement by and between the Registrant and
                          Ronald Cooper.

       10.7**           Series A Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated June 30, 1997.

       10.8**           Series B Preferred Stock and Warrant Purchase Agreement by
                          and between the Registrant and certain investors of the
                          Registrant dated March 17, 1998.

       10.9**           Series C Preferred Stock Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          March 29, 1999.

       10.10**          Series D Preferred Stock Purchase Agreement by and between the Registrant and certain investors of the Registrant
                          dated September 10, 1999.

       10.11**          First Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.12**          Second Series E Preferred Stock Purchase Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.13**          Form of Warrant Purchase Agreement by and between the
                          Registrant and certain investors of the Registrant dated
                          December 7, 1999.

       10.14**          Fourth Amended and Restated Voting Agreement by and between the Registrant and certain investors of the Registrant
                          dated November 23, 1999.

       10.15**          Form of Indemnity Agreement by and between the Registrant
                          and each of its directors and executive officers.

       10.16            Internet-based Service Agreement between the Registrant and
                          Owens Corning dated October 1, 1999.

       EXHIBIT
       NUMBER           DESCRIPTION OF DOCUMENT
---------------------   -----------------------
       10.17            Collaboration Agreement between the Registrant and E.I. du
                          Pont de Nemours and Company dated December 3, 1999.

       10.18            Internet Development, Marketing and Distribution Agreement
                          between the Registrant and General Electric Appliances dated September 10, 1999.

       10.19            Relationship Agreement between the Registrant and Microsoft
                          HomeAdvisor dated December 7, 1999.

       10.20            Agreement between the Registrant and CompleteHome
                          Operations, Inc. dated December 13, 1999.

       10.21**          Form of 1996 Stock Option Plan Grant Notice.

       10.22**          Form of 1999 Equity Incentive Plan Stock Option Agreement.

       10.23**          Form of Warrant to Purchase an aggregate of 420,000 shares of common stock.

       10.24**          Form of Warrant to Purchase an aggregate of 10,000 shares of common stock.

       10.25**          Form of Warrant to Purchase an aggregate of 842,596 shares of common stock.

       10.26**          Form of Warrant to Purchase an aggregate of 96,400 shares of
                          Series A preferred stock.

       10.27**          Form of Warrant to Purchase an aggregate of 47,009 shares of
                          Series B preferred stock.

       10.28**          Form of Warrant to purchase 47,167 shares of Series C
                          preferred stock.

       10.29**          Form of Warrant to purchase an aggregate of 326,000 shares of Series D preferred stock.

       10.30**          Fourth Amended and Restated Investor Rights Agreement by and
                          between the Registrant and certain investors of the
                          Registrant dated November 23, 1999.

       10.31**          Promissory Note between the Registrant and William E. Crosby dated December 14, 1999.

       10.32**          Promissory Note between the Registrant and Richard A. Roof dated December 14, 1999.

       10.33            Promissory Note between the Registrant and William A.
                          Phillips Jr. dated December 14, 1999.

       23.1             Consent of PricewaterhouseCoopers LLP.

       23.2             Consent of Cooley Godward LLP. Reference is made to Exhibit
                          5.1.

       24.1**           Power of Attorney.

       27.1**           Financial Data Schedule.


------------------------


**  Previously Filed